Form 10-K, Exhibit 13
period 2016-12-31
Carolina Trust BancShares, Inc.
filed 2017-03-24
CIK 1676667

Carolina Trust Bancshares, Inc. - 10-K

Exhibit 13

Carolina Trust BancShares Inc.

2016 Annual Report

Carolina Trust BancShares, Inc.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a safe harbor for forward-looking statements made by or on behalf of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of our management and on information available at the time these statements and disclosures were prepared.

This report includes forward-looking statements within the meaning of the 1995 Act. These statements are included throughout this report and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures, or other financial items, expectations regarding acquisitions, discussions of estimated future revenue enhancements, potential dispositions, and changes in interest rates. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity, and capital resources. The words “believe”, “anticipate”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, and similar terms and phrases identify forward-looking statements in this report.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside of our control, and any one of which, or a combination of which, could materially affect our results of operations and determine whether or not the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a number of factors. Factors that may cause actual results to differ materially from those expected include the following:

●	General economic conditions may deteriorate and negatively impact the ability of borrowers to repay loans and depositors to maintain balances;

●	A general decline in the residential real estate construction and finance market;

●	The in market value of real estate in the Company’s markets may decline;

●	Changes in interest rates could reduce net interest income and/or borrowers’ ability to repay loans;

●	Competitive pressures among financial institutions may reduce yields and profitability;

●	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Company is engaged;

●	Increased regulatory supervision could limit our ability to grow and could require considerable time and attention of our management and board of directors;

●	New products developed or new methods of delivering products by competitors could result in a reduction in business and income for the Company;

●	The Company’s ability to continue to improve operating efficiencies;

●	Natural events and acts of God such as earthquakes, fires and floods;

●	Loss or retirement of key executives; and

●	Adverse changes in the capital market.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. We caution readers not to place undue reliance on those statements, which speak only as of the date of this report.

Carolina Trust BancShares, Inc.

Report of Management

Dear Shareholders:

Your company, Carolina Trust BancShares, Inc. (NASDAQ: CART), completed its 16th year of business with impressive growth and earnings as we served the financial needs of individuals, businesses and other organizations in the North Carolina counties of Lincoln, Gaston, Rutherford, Catawba, and Iredell. We value each of our customers’ 11,804 deposit accounts and 2,655 loan accounts. Our commitment to serve our customers well, to operate in a safe and sound manner, and to prepare for future success led to the following accomplishments in 2016:

√	Reorganized into a bank holding company in August 2016

√	Issued $10 million in subordinated debt in October 2016

√	Added experience and depth to our Board of Directors with the appointment of Ralph Strayhorn in November 2016

√	Redeemed $2.6 million in preferred stock with a 9% dividend

√	Continued balance sheet growth

➢	Assets increased by 12% to $375 million

➢	Loans increased by 6% to $308 million

➢	Deposits increased by 12% to $319 million

√	Increased Book Value per Common Share by $0.24 to $6.24

√	Increased Net income available to Common Shareholders to by 36% to $1.1 million

√	Increased the subsidiary Bank’s Total Risk-Based Capital Ratio to 12.46%, up from 10.30% in 2015

√	Continued branch growth and consolidation activities

➢	Received approval to convert the Mooresville, NC Loan Production Office to a full service

➢	Received approval to relocate the Hickory, NC branch from a storefront to a stand-alone building

➢	Received approval to consolidate the Boger City, NC branch to the main office

√	Progressed as planned on our timeline for converting our core banking system to Jack Henry Banking’s SilverLake System in April 2017

√	Completed our 2015-2017 Strategic Plan Goals and developed a new 3 Year Strategic Plan

In response to the Board of Directors’ recommendation and the Shareholders’ vote at the annual meeting in May 2016, Carolina Trust Bank (the “Bank”) reorganized into a bank holding company in August 2016. Common shares in Carolina Trust Bank were exchanged for shares of our new parent company, Carolina Trust BancShares, Inc. (“BancShares”). The reorganization went smoothly with no impact on the Bank’s customers. BancShares subsequently issued $10 million in subordinated debt, of which $8.8 million was invested into common equity of the Bank. These transactions strengthened the Bank’s capital ratios and provided the foundation for continued growth.

The primary drivers of sustained earnings growth are loan and deposit growth, while maintaining strong credit quality, net interest margins, and efficiency. In 2016 we grew loans and deposits, maintained good credit quality, and improved efficiency, while net interest margin declined as we enhanced our liquidity.

●	As shown on our Net Interest Income table on page 10 in this report, we increased the average balance for loans by 10% from $271 million in 2015 to $299 million in 2016 and average deposits by 17% from $271 million to $316 million.

●	Credit quality remained high in 2016 as the ratio of net charge-offs to average loans was 0.10%, up from 0.00% in 2015. The ratio of non-performing assets to total assets was 1.04% at year end, down from 1.24% at the end of 2015.

●	Our net yield on average interest-earning assets, commonly referred to as net interest margin, declined to 3.80% in 2016 from 4.20% in 2015. The decrease was primarily attributed to our plan to increase the overnight funds as a percentage of total earning assets, in order to improve liquidity as growth continued.

●	As a measure of efficiency, the ratio of net non-interest expenses (i.e. non-interest expense minus non-interest income) to average assets, improved to 3.02% in 2016 from 3.32% in 2015. We leveraged our management, operations, and information technology infrastructure during this year of asset growth.

Construction on our new Hickory Branch was nearly completed at year end, and we look forward to serving our current and new customers in 2017 from this state of the art facility. The open floor plan is marked by pod stations where Bank employees stand side by side with customers in providing a range of financial services. Offices in the lobby are available for more privacy. In our Mooresville loan production office, loan growth has been excellent, and we received regulatory approval for a full service branch. We are in the process of converting the office to a full service branch where we can open deposit accounts and offer cash management services in this robust growth market on the eastern side of Lake Norman. To improve efficiency and make the best use of limited resources, we planned and received approval to close our Boger City branch. We have notified our valued Boger City customers that they will continue to receive the same level of personal service at the nearby main office, located only 2 miles away in Lincolnton.

Rosalind Welder, a dedicated and talented Bank board member since incorporation in 2000, will be retiring in 2017. On behalf of the Carolina Trust Bank team, I thank Rosalind for her service as a Board member, as chair of the Marketing Committee, and as a member of the Audit Committee. Our Bank and community have benefited from her energetic leadership here and at numerous civic and community organizations. Best wishes to Rosalind and her family in what I am confident will be a very active retirement.

I want to thank our team, which includes employees and management, advisory boards, and boards of directors for the bank and holding company. I also appreciate each our stockholders, for investing your hard earned savings in our Company, as we strive to provide the return on investment that you deserve. If you are a Bank customer, thank you for banking with us and allowing our talented staff to serve you. If you are not yet a customer, we look forward to earning your business through service that is second to none and an array of financial services that will meet your every need.

Sincerely,

Jerry L. Ocheltree

Carolina Trust Bank Branch Map

8 BANKING LOCATIONS TO SERVE YOU

HICKORY
STATESVILLE
ASHEVILLE
40
16
150
MOORESVILLE
Loan Production Office
10
64
VALE
27
(WEST)
(MAIN)
DENVER
73
LAKE
LURE
LINCOLNTON
77
226
321
221
FOREST
CITY
150
85
CHARLOTTE
74
GASTONIA

Carolina Trust BancShares, Inc.

Selected Financial and Other Data
In thousands, except share and per share data

	As of or for the Years Ended December 31,
	2016	2015	2014	2013	2012
Summary of Operations:
Interest income	$16,222	$14,905	$13,042	$12,815	$13,337
Interest expense	2,872	2,311	1,951	2,140	2,876
Net interest income	13,350	12,594	11,091	10,675	10,461
Provision (recovery) for loan losses	(27)	(270)	(80)	2,285	2,367
Net interest income after provision for loan losses	13,377	12,864	11,171	8,390	8,094
Non-interest income	1,229	1,109	936	1,019	1,281
Non-interest expense	12,388	11,751	9,789	10,857	9,158
Income (loss) before income taxes	2,218	2,222	2,318	(1,448)	217
Provision (benefit) for income taxes	877	1,164	(4,539)	—	—
Net income (loss)	$1,341	$1,058	$6,857	$(1,448)	$217
Preferred stock dividend and accretion of discount on warrants	222	234	227	191	71
Net income (loss) available (attributable) to common stockholders	$1,119	$824	$6,630	$(1,639)	$146

Per Share Data and Shares Outstanding Data:
Basic net income (loss) per common share	$0.24	$0.18	$1.43	$(0.35)	$0.03
Diluted net income (loss) per common share	0.24	0.18	1.42	(0.35)	0.03
Book value per common share at period end	6.24	6.00	5.87	4.25	4.84
Weighted average number of common shares outstanding:
Basic	4,649,405	4,645,408	4,635,096	4,634,565	4,634,379
Diluted	4,697,765	4,685,814	4,678,108	4,634,565	4,635,954
Shares outstanding at period end	4,650,808	4,646,225	4,635,422	4,634,702	4,634,482

Balance Sheet Data:
Total assets	$374,917	$334,049	$293,041	$266,435	$271,051
Loans receivable	308,492	292,362	244,646	223,891	221,480
Allowance for loan and lease losses	3,393	3,723	4,002	4,066	4,773
Other interest-earning assets	47,589	25,341	29,677	28,619	30,751
Deposits	318,665	284,794	237,176	228,885	233,861
Borrowings	23,973	15,681	22,373	12,152	9,457
Stockholders’ equity	29,033	30,464	29,807	22,256	24,935
Selected Performance Ratios:
Return on average assets	0.33%	0.33%	2.53%	(0.54%)	0.08%
Return on average common equity	3.87%	3.46%	28.30%	(6.08%)	0.81%
Net interest margin	3.80%	4.20%	4.33%	4.22%	4.10%
Net interest spread	3.65%	4.06%	4.21%	4.11%	3.98%
Noninterest income to average assets	0.36%	0.35%	0.37%	0.38%	0.46%
Noninterest expense to average assets	3.35%	3.66%	3.63%	4.02%	3.28%
Efficiency ratio (1)	84.98%	85.75%	81.48%	92.85%	77.99%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.93%	0.74%	1.70%	1.70%	3.83%
Allowance for loan losses to period-end loans	1.10%	1.27%	1.64%	1.82%	2.16%
Allowance for loan losses to nonperforming loans	118.02%	172.85%	96.09%	106.92%	56.20%
Nonperforming assets to total assets	1.04%	1.24%	2.12%	2.70%	4.67%
Net loan charge-offs (recoveries) to average loans outstanding	0.10%	0.00%	(0.01%)	1.36%	0.93%
Capital Ratios: (* indicates subsidiary bank ratio)
Common equity tier 1 capital ratio*	11.40%	8.67%	N/A	N/A	N/A
Total risk-based capital ratio*	12.46%	10.30%	11.03%	10.80%	11.86%
Tier 1 risk-based capital ratio*	11.40%	9.10%	9.77%	9.54%	10.60%
Tier 1 Leverage ratio*	9.64%	8.48%	9.02%	8.24%	8.61%
Equity to assets ratio	7.74%	9.12%	10.17%	8.35%	9.20%
Average equity (common and preferred) to average assets	8.49%	9.52%	8.94%	8.81%	9.63%
Average common equity to average assets	7.83%	8.72%	7.99%	7.85%	8.70%
Other Data:
Number of banking offices	9	9	7	7	6
Number of full time equivalent employees	80	83	74	61	60

(1)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following is management’s discussion and analysis of the financial condition and results of operations of Carolina Trust BancShares, Inc. (the “Company”) as of and for the years ended December 31, 2016 and 2015. The purpose of this discussion is to focus on important factors affecting our financial condition and results of operations. The discussion should be read in conjunction with the audited financial statements and related notes to assist in the evaluation of our 2016 performance.

DESCRIPTION OF BUSINESS

Carolina Trust BancShares, Inc. is a North Carolina corporation formed in 2016 to become the bank holding company for Carolina Trust Bank (the “Bank). On August 16, 2016, the Company announced that it had consummated the statutory share exchange pursuant to which it became the parent company of the Bank. Shares of the Bank’s common stock were exchanged for shares of the Company’s common stock at a one-for-one exchange ratio. The Company is a North Carolina business corporation that is operating as a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Bank is the only subsidiary of the Company.

The Bank commenced operations on December 8, 2000 in Lincolnton, North Carolina. We moved into our permanent headquarters in June 2001. We opened our first de novo branch in West Lincolnton in September 2002, and purchased a branch in Vale, ten miles west of Lincolnton, in March 2003. In September 2004, we expanded our market area by opening a de novo branch in Denver, fifteen miles east of Lincolnton adjacent to Lake Norman, a rapidly growing and upscale commuter corridor for the Charlotte area. In 2007, we opened a loan production office in Forest City, NC in Rutherford County and a de novo branch in Boger City on the east side of Lincolnton. In October 2009, we acquired Carolina Commerce Bank, which had one office in Gastonia, NC. We merged Carolina Commence Bank with and into our bank and their former headquarters is now operated as a full service branch of Carolina Trust Bank. In February of 2012, the Bank opened a loan production office in Hickory, NC in Catawba County and in August of 2013, the loan production office in Forest City was converted into a full service branch. In November 2014 the Bank opened a loan production office in Mooresville, NC. In March of 2015 the Bank opened a de novo branch in Lake Lure, NC in Rutherford County and converted the loan production office in Hickory into a full service branch.

We are the only independent publicly held bank, headquartered in Lincoln County, which is adjacent to the Charlotte/Rock Hill/Gastonia Metropolitan Statistical Area. Our headquarters and Denver (Lake Norman) offices are both approximately twenty-five miles northwest of Charlotte’s Douglas International Airport.

At December 31, 2016, we had total assets of $374,917,000, net loans of $305,099,000, deposits of $318,665,000, and stockholders’ equity of $29,033,000. Net income for the year ended December 31, 2016 was $1,341,000, and after dividends to non-controlling interest, net income available to common shareholders was $1,119,000, or $0.24 per diluted share.

Our executive and lending officers and some of our directors have many years of experience in commercial banking and insurance in the Lincoln County market as well as Gastonia and Gaston County to the immediate south, Hickory and Catawba County to the immediate north and Cleveland and Rutherford Counties to the west. Our President and Chief Executive Officer, Jerry L. Ocheltree, was formerly the President and Chief Executive Officer for First Bank in Southern Pines, North Carolina, and was chair of the North Carolina’s Bankers Association for 2012-2013. He currently serves as a member of the board of the Charlotte Branch of the Federal Reserve Bank of Richmond. Richard M. Rager, our Executive Vice President and Chief Credit Officer, has been involved in bank lending since 1981, including service with the Federal Deposit Insurance Corporation in the evaluation of problem loans.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The primary purpose of the Company is to serve the banking needs of individuals and businesses in our market areas. We emphasize personalized service, access to decision makers, and a quick response on lending decisions. We have been, and intend to remain, a community-focused financial institution offering a full range of financial services to small-to medium-sized businesses, professionals, and individual consumers in our community. The Company offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services.

Our website is located at http://www.carolinatrust.com. Carolina Trust Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The address of our headquarters is 901 East Main Street, Lincolnton, North Carolina 28092, and our telephone number is (704) 735-1104.

CRITICAL ACCOUNTING POLICIES

General

The Company’s financial statements are prepared in accordance with US GAAP and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates, which in the case of the determination of our allowance for loan losses, deferred tax assets, and foreclosed assets have been critical to the determination of our financial position and results of operations.

Management considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the Company’s financial statements.

Allowance for Loan and Lease Losses

The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated probable losses in the existing loan portfolio. The Company’s methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

The Company considers the allowance for loan and lease losses of $3,393,000 appropriate to cover losses inherent in the loan and lease portfolio as of December 31, 2016. However, no assurance can be given that the Company will not in any particular period, sustain loan and lease losses that exceed the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions, the Company’s ongoing credit review process or regulatory requirements, will not require significant changes in the allowance for loan and lease losses. Among other factors, a prolonged economic slowdown and/or a decline in commercial or residential real estate values in the Company’s market area may have an adverse impact on the current adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss.

The total allowance for loan and lease losses is generally available to absorb losses from any segment of the portfolio. The allocation of the Company’s allowance for loan and lease losses disclosed in the asset quality table presented in this report is subject to change based on the changes in criteria used to evaluate the allowance and is not necessarily indicative of the trend or future losses in any particular portfolio.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The discussion and analysis included in this section contains detailed information regarding the Company’s allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases. Included in this data are numerous portfolio ratios that must be carefully reviewed in relation to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding the Company or for purposes of making comparisons to other companies. Most of the Company’s non-performing assets and past due loans are secured by real estate. Given the nature of these assets and the related mortgage foreclosure and property sale, it can take 12 months or longer for a loan to migrate from initial delinquency to final disposition. This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state real estate foreclosure laws.

Deferred Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established. Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect our operating results.

Foreclosed Assets

Foreclosed assets represent properties and equipment acquired through foreclosure or physical repossession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses. Subsequent to foreclosure, we periodically evaluate the value of foreclosed assets held for sale and record an impairment charge for any subsequent declines in fair value less selling costs. Subsequent declines in value are charged to operations. Fair value is based on our assessment of information available to us at the end of a reporting period and depends upon a number of factors, including our historical loss experience, economic conditions, and issues specific to individual properties. Our evaluation of these factors involves subjective estimates and judgments that may change.

FINANCIAL CONDITION

At December 31, 2016, the Company’s total assets were $374,917,000, total loans stood at $308,492,000, total investments were $27,063,000, total deposits were $318,665,000 and total shareholders’ equity was $29,033,000. Compared with December 31, 2015, total assets increased $40,868,000 or 12.2%, total loans increased $16,130,000 or 5.5%, total investments increased $4,130,000 or 18.0%, total deposits increased $33,871,000 or 11.9% and total shareholders’ equity attributable to common shareholders increased $1,149,000 or 4.1%. The portion of equity representing noncontrolling interest at December 31, 2015 was preferred stock issued by the Bank that was redeemed on December 12, 2016.

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital ratios monitored by state and federal regulators. As of December 31, 2016, the Bank’s common equity tier 1 capital ratio was 11.40%; tier 1 risk-based capital ratio was 11.40%; total risk-based capital ratio was 12.46%; and the tier 1 leverage ratio was 9.64%.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

RESULTS OF OPERATIONS

The Company is reporting net income available to common shareholders of $1,119,000, or $0.24 per diluted common share for the year ended December 31, 2016, an increase of $295,000 and 35.8% as compared to the year ended December 31, 2015. Pre-tax net income decreased $4,000 or 0.2% for the year ended December 31, 2016 as compared to the same prior year period. The Company earned net income of $1,341,000 for the year ended December 31, 2016. Return on average total assets was 0.36% and return on average shareholder’s equity was 3.87% for the year ended December 31, 2016.

Select financial highlights for 2016:

●	2016 earnings attributable to common shareholders of $1,119,000 a 35.8% or $295,000 increase as compared to 2015.

●	Increase in total loans outstanding of $16,130,000 or 5.5% over the prior year.

●	Increase in total deposits outstanding of $33,871,000 or 11.9%.

●	Increase in net interest income of $756,000 or 6.0% as compared to the prior year.

●	Total nonperforming assets (“NPAs”) decreased $272,000 from $4,158,000 at December 31, 2015 to $3,886,000 at December 31, 2016. This resulted in a 20 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 1.24% at December 31, 2015 to 1.04% at December 31, 2016.

●	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.27% at December 31, 2015 to 1.10% at December 31, 2016 due to continued improvement in credit quality as demonstrated by the reduction in NPAs.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.

Net interest income was $13,350,000 for the year ended December 31, 2016, an increase of $756,000 or 6.0% as compared to December 31, 2015. Average interest-earning assets for 2016 were $350,962,000; an increase of $50,821,000 from 2015. For 2016, loans and investment securities represented 85.08% and 7.82% respectively of average total interest earning assets for the year. Comparatively, 2015 loans and investment securities represented 90.43% and 8.12% respectively of average total interest-earning assets for the year. The change in mix of interest earning assets from the higher yield categories, loans and investments, to the lower yielding overnight funds resulted in both a lower net interest spread and a lower net interest margin. The average yield on total interest-earning assets decreased by 35 basis points to 4.62% in 2016 compared to 4.97% for 2015 and the average rate of interest paid on interest-bearing liabilities increased by 6 basis points to 0.97% in 2016, compared to 0.91% in 2015. For the year ended December 31, 2016, the net interest spread was 3.65% compared to 4.06% for the year ended December 31, 2015, a decrease of 41 basis points. The net interest margin was 3.80% for the year ended December 31, 2016 compared to 4.20% for the year ended December 31, 2015, a decrease of 40 basis points. The decrease in the Company’s net interest margin year over year was primarily due to significant pressure on asset yields from the current prolonged low interest rate environment.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

Asset Quality

We continue to make improvement in our nonperforming and classified loan categories which has allowed us to reduce the balance of our overall allowance for loan and lease losses during the fiscal years ended December 31, 2016 and 2015. The Company’s ratio of non-performing assets as a percentage of total assets decreased 20 basis points to 1.04% as compared to the 1.24% reported at December 31, 2015. In comparison to the prior year, nonaccrual loans increased $581,000 and foreclosed assets decreased $983,000. There were net loan charge-offs of $303,000 and $9,000 in 2016 and 2015, respectively.

The Bank recorded a negative $27,000 provision for loan losses in 2016 as compared to the negative $270,000 provision made in 2015. The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.27% at December 31, 2015 to 1.10% at December 31, 2016. The negative provisions and the lower allowance ratio are primarily attributed to the continued low loan loss experience affecting the general allowance for performing loans. The ratios of net charge-offs (recoveries) to gross loans were 0.10%, 0.00% and (0.01%) for 2016, 2015, and 2014, respectively.

At December 31, 2016, the Bank’s total reserves amounted to $3,393,000; of which $914,000 are specific reserves on impaired loans and $2,479,000 are general reserves to cover inherent risks in the loan portfolio. Comparatively, at December 31, 2015, the total reserves amounted to $3,723,000, comprised of specific reserves of $214,000 and general reserves of $3,509,000. Total reserves represented 129% of the non-accrual loan balances as of December 31, 2016 as compared to 182% reported at December 31, 2015.

Noninterest Income

For the year ended December 31, 2016, noninterest income was $1,229,000, a $120,000 or 10.8% increase when compared to the prior year. Interchange fee income increased $64,000 or 16.9% as a result of deposit growth and promotions related to debit card usage. Overdraft fees on deposits increased $13,000 or 3.4% year over year. The Bank also recorded a $55,000 gain on the sale of an investment security in 2016. Management remains focused on business development efforts to generate additional sources of non-interest income.

Noninterest Expense

Noninterest expense for the year ended December 31, 2016 totaled $12,388,000, up $637,000 or 5.4% as compared to the $11,751,000 recorded for the year ended December 31, 2015. Specific items to note are as follows:

●	Compensation expense increased $140,000 or 2.1% in comparison to 2015 as the result of health insurance increases, merit increases and performance bonus increases.

●	Data processing expense increased $145,000 or 21.8% due to an increase in the number of customer accounts and also due to expenses for conversion of our core products that is currently in process. The conversion is expected to be completed in second quarter of 2017.

●	Professional fees increased $286,000 or 89.1% due to legal fees, audit fees, compliance support, strategic planning, and other consulting services. Most of the increase was attributed to legal fees related to the reorganization to a bank holding company and to contracted accounting and finance services while the chief financial officer position was vacant.

Provision for Income Taxes

The Company recorded income tax expense of $877,000 in 2016 resulting in an effective tax rate of 39.5%, as compared to an income tax expense of $1,164,000 in 2015 which represented an effective tax rate of 52.4%. The effective tax rate for 2015 was elevated above normal levels due to the write-off of an expired NOL relating to the Carolina Commerce Bank acquisition totaling $235,000 as well as an approximate $100,000 reduction in the deferred tax asset due to the State of North Carolina reducing its corporate tax rate to 4% for 2016. The Company also had a reduction of approximately $80,000 in the deferred tax asset in 2016 due to the State of North Carolina reducing its corporate tax rate to 3%.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

NET INTEREST INCOME

 Average Balances and Average Rates Earned and Paid. The following table sets forth, for the years ended December 31, 2016, 2015 and 2014, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans and did not have a material impact on net interest income.

	For the Years Ended December 31,
	2016			2015			2014

	Average Balance	Interest Income/ Expense	Average Interest Rate(1)	Average Balance	Interest Income/ Expense	Average Interest Rate(1)	Average Balance	Interest Income/ Expense	Average Interest Rate(1)
	(Dollars in thousands)

Interest-earning assets:
Loans(2)	$298,600	$15,213	5.09%	$271,404	$13,897	5.12%	$226,607	$12,049	5.32%
Investment securities available for sale	27,447	815	2.97%	24,358	948	3.89%	24,923	926	3.72%
Other interest-earning assets	24,915	194	0.78%	4,379	60	1.37%	4,596	67	1.46%
Total interest-earning assets	350,962	16,222	4.62%	300,141	14,905	4.97%	256,126	13,042	5.09%
Other assets	18,324			20,813			14,890

Total Assets	$369,286			$320,954			$271,016

Interest-bearing liabilities Deposits:

Savings, NOW and money market deposits	$110,981	$278	0.25%	$95,899	$210	0.22%	$88,887	208	0.23%
Time deposits $250,000 or more	39,041	567	1.45%	36,348	479	1.32%	14,479	195	1.35%
Other time deposits	127,581	1,665	1.31%	108,801	1,437	1.32%	105,367	1,330	1.26%
Capital lease obligation	299	21	7.02%	352	25	7.10%	396	28	7.07%
Other interest-bearing liabilities	18,250	341	1.87%	13,958	160	1.15%	11,208	190	1.70%
Total interest-bearing liabilities	296,152	2,872	0.97%	255,358	2,311	0.91%	220,337	1,951	0.89%

Non-interest bearing deposits	38,662			30,428			22,953
Other liabilities	3,102			4,616			3,493
Stockholders’ equity	31,370			30,552			24,233

Total liabilities and stockholders’ equity	$369,286			$320,954			$271,016

Net interest income and interest rate spread (3)		$13,350	3.65%		$12,594	4.06%		$11,091	4.20%

Net yield on average interest-earning assets (4)			3.80%			4.20%			4.33%

Ratio of interest-earning assets to interest-bearing liabilities	118.51%			117.54%			116.24%

(1) All rates/yields are annualized based on average daily balances.

(2) Interest income on loans and average rates are affected by accretion of fair value discounts in each period reported.

(3) Represents the difference between the yield on total average earning assets and the cost of total interest-bearing liabilities.

(4) Represents the ratio of net interest-earnings to the average balance of interest earning assets.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate. Interest income on loans is affected by accretion of fair value discounts in 2016 and 2015.

	Years Ended
	December 31, 2016 vs. 2015
	Increase (Decrease) Due to
In thousands	Volume	Rate	Net

Interest income:
Loans	$1,393	$(77)	$1,316
Investment securities	120	(253)	(133)
Other interest-earning assets	281	(147)	134

Total interest income	1,794	(477)	1,317

Interest expense:
Deposits:
Savings, NOW and money market deposits	33	35	68
Time deposits $250,000 or more	35	53	88
Other time deposits	248	(20)	228
Capital lease obligation	(4)	—	(4)
Other interest-bearing liabilities	49	132	181

Total interest expense	361	200	561

Net interest income increase (decrease)	$1,433	$(677)	$756

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

Interest Rate Sensitivity

The Company’s results of operations depend substantially on its net interest income. Like most financial institutions, the Company’s interest income and cost of funds are affected by general economic conditions and by competition in the marketplace.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Company’s earnings from undue interest rate risk, which arises from changes in interest rates and the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Company maintains, and has complied with, a Board-approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analyses: liquidity, equity, volatile-liability dependence, portfolio maturities, maturing assets and maturing liabilities. The Company’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Company has generally invested such funds in securities, primarily securities issued by governmental agencies and government sponsored enterprises. The securities portfolio contributes to the Company’s profits and plays an important part in overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Company with regard to proper management of its asset/liability program, the Company’s management estimates its future needs, taking into consideration estimated loan and deposit increases (due to increased demand through marketing) and forecasted interest rate changes.

The analysis of an institution’s interest rate gap (the difference between the re-pricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2016 which are projected to re-price or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Included in adjustable rate loans are loans currently at floor rates. These floored loans will not have rate adjustments until the floor plus the index (e.g. Wall Street Journal prime rate) exceed the floor rates. For example, an adjustable rate loan with a rate index based on prime, currently 3.75%, plus and a spread of 0.50% would normally have a current rate of 4.25% and would adjust when the prime rate adjusts. However, if the loan agreement includes a 4.75% floor rate, the prime rate would have to increase from 3.75% to 4.25% before that loan rate would be able to adjust above the current rate, 4.75%. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments, which will be received throughout the lives of the Mortgage Backed Investment Securities. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table presents the Bank’s interest sensitivity gap between interest-earning assets and interest-bearing liabilities for the period indicated.

	Terms to repricing at December 31, 2016
	Within 3	4 to 12	1 Year to 5	Over 5
Dollars in thousands	Months	Months	Years	Years	Total

INTEREST-EARNING ASSETS:
Loans receivable:
Adjustable rate	$132,878	$—	$—	$—	$132,878
Fixed rate	5,356	9,716	133,830	26,712	175,614
Investment securities available for sale	3,109	—	1,371	22,583	27,063
Interest-earning deposits in other banks	18,086	—	748	750	19,584
Stock in FHLB of Atlanta	—	—	—	942	942

Total interest-earning assets	$159,429	$9,716	$135,949	$50,987	$356,081

INTEREST-BEARING LIABILITIES:
Deposits:
Savings, NOW and money market	$120,143	$—	$—	$—	$120,143
Time deposits $250,000 or more	3,629	6,459	26,478	—	36,566
Other time deposits	21,275	38,481	63,607	—	123,363
Capital lease obligation	15	46	207	—	268
Long Term – Subordinated Debt	—	—	9,605	—	9,605
Advances from FHLB	2,100	—	12,000	—	14,100

Total interest-bearing liabilities	$147,162	$44,986	$111,897	$—	$304,045

Interest sensitivity gap per period	$12,267	$(35,270)	$24,052	$50,987	$52,036

Cumulative interest sensitivity gap	$12,267	$(23,003)	$1,049	$52,036	$52,036

Cumulative gap as a percentage of total interest-earning assets	7.69%	(13.60%)	0.34%	14.61%	14.61%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	108.34%	88.03%	100.35%	117.11%	117.11%

Capital Resources

Future growth and expansion of the Company are dictated by the ability to create capital, which is generated principally by retained earnings. Adequacy of the Company’s capital is also monitored to ensure compliance with regulatory requirements. One of management’s primary objectives is to maintain a strong capital position in order to warrant confidence from customers, investors, bank regulators and stockholders. A measure of capital position is capital adequacy, defined as the amount of capital needed to maintain future asset growth and absorb unforeseen losses. Regulators consider a variety of factors in determining an institution’s capital adequacy, including quality and stability of earnings, asset quality, guidance and expertise and liquidity. Regulatory guidelines place an emphasis on stockholders’ equity in relationship to total assets adjusted for risk.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

In July 2013, the Federal Reserve issued final rules to include technical changes to its market risk capital rules to align them with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act. Effective January 1, 2015, the final rules require the Company and the Bank to comply with the following minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the prior requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from the prior requirement); and (iv) a leverage ratio of 4.0% of total assets (unchanged from the prior requirement). These are the initial capital requirements, which will be phased in over a four-year period. When fully phased in on January 1, 2019, the rules will require the Company and the Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

The capital conservation buffer requirement began January 1, 2016, at 0.625% of risk-weighted assets and will increase by the same amount each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

Management considers the Company and the Bank to be well-capitalized and expects to be able to meet future needs caused by growth and expansion, as well as capital requirements implemented by the regulatory agencies.

Beginning January 1, 2015, the Company and the Bank calculate regulatory capital under the U.S. Basel III Standardized Approach.

The Table below presents the regulatory capital ratios for the Bank.

	At December 31, 2016
	Actual	Minimum	Well-Capitalized
	Ratio	Requirement	Requirement

Common equity tier 1 capital ratio	11.40%	4.50%	6.50%
Total risk-based capital ratio	12.46%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.40%	6.00%	8.00%
Tier 1 leverage ratio	9.64%	4.00%	5.00%

Liquidity

The Company’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Company’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets, which consist of cash and due from banks, interest-earning deposits with banks, certificates of deposits with banks, federal funds sold and investment securities classified as available for sale, comprised 14.59% and 8.75% of total assets at December 31, 2016 and December 31, 2015, respectively.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

Should the need arise management believes the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $13 million in federal funds and to borrow up to $10 million under a reverse repurchase agreement. There were no borrowings outstanding against these credit lines at December 31, 2016 and $2.4 million outstanding at December 31, 2015. The Bank has also established a credit line with the Federal Home Loan Bank of Atlanta. The credit line is secured by a portion of the Bank’s loan portfolio that qualifies under FHLB guidelines as eligible collateral. Total availability, based on collateral pledged at December 31, 2015 was $62.8 million, of which $14.1 million was advanced.

Total deposits were $318,665,000 and $284,794,000 at December 31, 2016 and December 31, 2015 respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 50.19% and 53.29% of total deposits at December 31, 2016 and December 31, 2015 respectively. Time deposits of $250,000 or more represented 11.47% and 14.70% of the Bank’s total deposits at December 31, 2016 and December 31, 2015, respectively. At December 31, 2016 and December 31, 2015 the Bank had brokered time deposits of $25,439,000 and $27,330,000 respectively. Management does accept time deposits from outside the Bank’s local market areas when such funding sources are useful to supplement funding and to add liquidity. Management believes most time deposits are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

ASSET QUALITY

Summary of Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company’s loan analysis and grading program and provisions for loan losses are made to maintain the balance of the allowance for loan losses at a level that is appropriate in light of the risk inherent in the Company’s loan portfolio. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for potential losses inherent in the loan portfolio.

The Company recorded negative loan loss provisions totaling $27,000 and $270,000 for the years ended December 31, 2016 and December 31, 2015, respectively. The improving charge-off history over the past three years as shown in the table below reduced the required reserve for performing loans. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income. Based on its best judgment, evaluation, and analysis of the loan portfolio, management believes the level of the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table represents the Company’s activity in its allowance for loan losses:

Analysis Of The Allowance For Loan Losses

Dollars in thousands	2016	2015	2014	2013	2012
Balance at January 1	$3,723	$4,002	$4,066	$4,773	$4,366
Recoveries:
Commercial real estate	95	141	276	112	50
Commercial	17	95	23	43	8
Residential mortgage	—	—	1	34	37
Consumer	25	12	6	8	6
Total Recoveries	137	248	306	197	101
Charged-off loans:
Commercial real estate	(71)	(108)	(226)	(1,331)	(1,377)
Commercial	(301)	—	(18)	(1,546)	(11)
Residential mortgage	—	(132)	—	(62)	(415)
Consumer	(68)	(17)	(46)	(250)	(258)
Total Charge-offs	(440)	(257)	(290)	(3,189)	(2,061)
Net charge-offs	(303)	(9)	16	(2,992)	(1,960)
Provision for loan losses	(27)	(270)	(80)	2,285	2,367
Balance at December 31	$3,393	$3,723	$4,002	$4,066	$4,773

Ratio of allowance to total loans outstanding at end of year	1.10%	1.27%	1.64%	1,82%	2.16%
Ratio of net charge-offs to average loans outstanding during the period	0.10%	0.00%	(0.01%)	1.36%	0.93%

The balance in the allowance and the allowance as a percentage of loans decreased during 2016 when compared to 2015 due to the following:

●	Downward trend in classified loans.

●	Decrease in the historical charge offs used in the model which uses the prior three years of losses that are components of the general allowance for non-impaired loans.

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the ability of an obligor to continue to comply with repayment terms, because of the obligor’s potential operating or financial difficulties. Management monitors these loans closely and reviews their performance on a regular basis. These loans do not meet the standards for, and are therefore not included in, non-performing assets. A summary of potential problem loans follows:

Potential Problem Loans
	December 31, 2016		December 31, 2015
Category Dollars in thousands	Number	Balance	Number	Balance
Commercial real estate	14	$2,996	14	$3,145
Home equity lines	9	1,598	10	1,699
Residential mortgage	14	2,120	20	3,669
Commercial & Industrial	3	22	6	1,629
Consumer	5	167	5	195
Construction/land development	1	497	1	516
Total	46	$7,400	56	$10,853

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table summarizes the allocation for loan losses for the past five years ended December 31. The percentage in the table below refers to the percent of loans outstanding in each category to total loans at the years ended.

Dollars in thousands	2016		2015		2014		2013		2012
	$	%	$	%	$	%	$	%	$	%

Commercial real estate*	1,607	58.63	2,302	56.57	2,456	53.07	2,498	51.09	2,994	51.21
Commercial	1,171	14.16	570	14.93	705	15.32	516	14.20	1,028	14.05
Residential mortgage	427	14.46	505	16.18	464	18.46	547	20.25	504	19.50
Home equity lines	175	11.36	336	10.95	361	11.69	501	12.60	242	13.32
Consumer – other	13	1.39	10	1.37	16	1.46	4	1.86	5	1.92

Balance at December 31	3,393	100.00	3,723	100.00	4,002	100.00	4,066	100.00	4,773	100.00

*Note: Commercial real estate loans in the table above include construction loans and multi-family housing loans

Non-Performing Assets (“NPAs”)

Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, and foreclosed assets. A loan will be placed on nonaccrual status when collection of all principal or interest is deemed unlikely. A loan will be placed on nonaccrual status automatically when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of being collected. In this case, the loan will continue to accrue interest despite its past due status.

Foreclosed assets represent properties and equipment acquired through foreclosure or physical possession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses.

Based on generally accepted accounting standards for receivables, a loan is impaired when, based on current information and events, it is likely that a creditor will be unable to collect all amounts, including both principal and interest, due according to the contractual terms of the loan agreement.

The Company’s ratio of NPAs to total assets decreased 20 basis points to 1.04% as compared to 1.24% reported at December 31, 2015. In comparison to the prior year, nonaccrual loans increased $581,000, loans past due 90 days or more and still accruing interest increased $130,000 and foreclosed assets decreased $983,000.

Non-performing assets for the five years ended December 31, 2016 are detailed as follows:

Dollars in thousands	2016	2015	2014	2013	2012
Nonaccrual loans	$2,628	$2,047	$3,991	$3,286	$8,494
Past due 90 days and accruing interest	247	117	175	517	—
Total non-performing loans	$2,875	$2,164	$4,166	$3,803	$8,494
Foreclosed assets	1,011	1,994	2,048	3,908	4,169
Total non-performing assets	$3,886	$4,158	$6,214	$7,711	$12,662

Non-performing assets to total assets	1.04%	1.24%	2.12%	2.89%	4.67%

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

Troubled Debt Restructurings

A restructured loan is a loan in which the original contract terms have been modified due to a borrower’s financial condition or there has been a transfer of assets in full or partial satisfaction of the loan. A modification of original contractual terms is generally a concession to a borrower that a lending institution would not normally consider. No troubled debt restructurings are included in the loans on nonaccrual status for 2016 and one troubled debt restructuring in the amount of $128,000 is included in the loans on nonaccrual status for 2015.

Accruing troubled debt restructurings for the five years ending December 31, 2016 are as follows:

Dollars in thousands	2016	2015	2014	2013	2012
Accruing troubled debt restructurings	$4,616	$4,725	$4,242	$2,840	$2,438

Loan Portfolio

Our total gross loans were $308,492,000 at December 31, 2016, an increase of $16,130,000 or 5.52% from the $292,362,000 reported one year earlier. The loan portfolio primarily consists of real estate (including real estate term loans, construction loans and other loans secured by real estate), commercial, and loans to individuals for household, family and other consumer purposes. We adjust the mix of lending and the terms of our loan programs according to economic and market conditions, asset/liability management considerations and other factors. Loans typically are made to businesses and individuals within our primary market area, most of whom maintain deposit accounts with the Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the Financial Statements and the Notes to the Financial Statements contained in this annual report or discussed below.

The following table summarizes the loan portfolio by category for the five years ended December 31, 2016:

	December 31,
Dollars in thousands	2016	2015	2014	2013	2012

Construction	$19,014	$13,084	$13,391	$11,066	$14,020
Commercial	96,749	79,144	47,025	39,212	37,452
Residential 1-4 family	44,811	47,072	44,777	47,208	47,183
Home equity lines of credit	34,806	31,694	28,218	27,815	28,590
Total real estate loans	195,380	170,994	133,411	125,301	127,245

Other loans:
Commercial	108,904	117,043	106,799	93,642	88,895
Loans to individuals	4,801	4,828	4,754	5,211	5,572
Total other loans	113,705	121,871	111,553	98,853	94,467

	309,085	292,865	244,964	224,154	221,712
Deferred loan origination fees, net	(593)	(503)	(318)	(263)	(232)

Total loans	$308,492	$292,362	$244,646	$223,891	$221,480

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table presents maturity information (based upon interest rate repricing dates) on the loan portfolio based upon scheduled repayments at December 31, 2016.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Commercial real estate	$72,758	$85,312	$22,619	$180,689
Commercial	22,038	18,814	2,925	43,777
Residential real estate	16,234	27,404	1,057	44,695
Home equity lines of credit	34,826	290	—	35,116
Consumer - other	2,094	2,010	111	4,215
Total	$147,950	$133,830	$26,712	$308,492

The following table presents maturity information based upon contractual terms and scheduledrepayments at December 31, 2016.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Fixed	$15,072	$133,830	$26,712	$175,614
Variable	27,303	37,604	67,971	132,878
Total	$42,375	$171,434	$94,683	$308,492

The following table sets forth information with respect to the asset quality of our loan portfolio.

Asset Quality – Loan Portfolio Analysis

	As of December 31, 2016
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding

Dollars in thousands
Commercial real estate:
Residential ADC	$2,463	$—	0.00%	$15	0.61%
Commercial ADC	24,583	1,022	4.16%	152	0.62%
Farmland	3,826	43	1.12%	—	0.00%
Multifamily	11,980	153	1.28%	12	0.10%
Owner occupied	69,686	55	0.08%	733	1.05%
Non-owner occupied	68,079	37	0.05%	696	1.02%
Total commercial real estate	180,617	1,310	0.73%	1,608	0.89%
Commercial:
Commercial and industrial	41,935	1,139	2.72%	1,171	2.79%
Agriculture	209	—	0.00%	—	0.00%
Other	1,636	—	0.00%	—	0.00%
Total commercial	43,780	1,139	2.60%	1,171	2.67%
Residential mortgage:
First lien, closed-end	43,811	179	0.41%	420	0.96%
Junior lien, closed-end	887	—	0.00%	7	0.79%
Total residential mortgage	44,698	179	0.40%	427	0.96%
Home equity lines	35,119	—	0.00%	174	0.50%
Consumer – other	4,278	—	0.00%	13	0.30%
Total gross loans	$308,492	$2,628	0.85%	$3,393	1.10%

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2016 and 2015:

In thousands	December 31, 2016	December 31, 2015
Balance, beginning of period	$1,994	$2,048
Additions	609	957
Proceeds from sales	(1,165)	(576)
Valuation adjustments	(373)	(285)
Gains (losses) from sales	(54)	(150)
Balance, end of period	$1,011	$1,994

OFF-BALANCE SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of financial instruments whose contract amounts represent the Company’s exposure to off-balance sheet credit risk for the periods indicated is as follows:

	December 31, 2016	December 31, 2015
Dollars in thousands
Undisbursed lines of credit	$49,853	$43,121
Commercial letters of credit	697	303
Total	$50,550	$43,424

The Company does not have any outstanding commitments to any classified borrowers.

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

INVESTMENT ACTIVITIES

The Company’s portfolio of investment securities, all of which are available for sale, consists of U.S. Government and federal agency, government sponsored enterprises, mortgage-backed securities, corporate debt and equity securities.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks.

The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of investment securities:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Dollars in thousands
December 31, 2016
U.S. Government and federal agency	$6,664	$17	$(138)	$6,543
Government-sponsored enterprises *	18,841	101	(284)	18,658
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(92)	1,112
	$27,459	$118	$(514)	$27,063

December 31, 2015
U.S. Government and federal agency	$15,935	$17	$(409)	$15,543
Government-sponsored enterprises *	5,391	212	(1)	5,602
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(166)	1,038
	$23,280	$229	$(576)	$22,933

December 31, 2014
U.S. Government and federal agency	$16,093	$27	$(381)	$15,739
Government-sponsored enterprises *	6,893	321	—	7,214
States and political subdivisions	115	2	—	117
Corporate debt securities	750	—	(112)	638
Equity securities	1,204	333	(1)	1,536
	$25,055	$683	$(494)	$25,244

* Such as FNMA, FHLMC and FHLB

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

The following table summarizes the amortized cost and recorded market values of investment securities (excluding marketable equity securities) at December 31, 2016, by contractual maturity groups:

	Amortized Cost	Fair Value	Book Yield
Dollars in thousands
U.S. Government Sponsored
Mortgage-backed Securities
Due within one year	$—	$—	—
Due after one but within five years	398	408	2.52%
Due after five but within ten years	1,900	1,915	2.05%
Due after ten years	16,543	16,335	2.00%
	18,841	18,658	2.02%
U.S. Government Sponsored
Agency Securities
Due within one year	—	—	—
Due after one but within five years	1,187	1,169	1.75%
Due after five but within ten years	5,477	5,374	2.02%
Due after ten years	—	—	—
	6,664	6,543	1.98%

Corporate Debt Securities
Due within one year	—	—	—
Due after one but within five years	750	750	4.85%
Due after five but within ten years	—	—	—
Due after ten years	—	—	—
	750	750	4.85%

Total investment securities
Due within one year	—	—	—
Due after one but within five years	2,335	2,327	2.88%
Due after five but within ten years	7,377	7,289	2.03%
Due after ten years	16,543	16,335	2.00%
	$26,255	$25,951	2.09%

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

DEPOSIT ACTIVITIES

The Bank provides a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits.

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2016 the Company had $29,485,000 in brokered deposits. Brokered deposits are available to banks that are well capitalized under regulatory guidelines. We have not placed much emphasis on municipal deposits which can be very rate sensitive and require pledging assets or letters of credit to collateralized amounts exceeding the deposit insurance limit.

The Bank offers a variety of deposit programs to individuals and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

	For the Years Ended December 31,
	2016		2015		2014
	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate
Dollars in thousands
Savings, NOW and money market deposits	$110,981	0.25%	$95,899	0.22%	$88,887	0.23%
Time deposits $250,000 or more	39,041	1.45%	36,348	1.32%	14,479	1.35%
Other time deposits	127,581	1.31%	108,801	1.32%	105,367	1.26%
Total interest bearing deposits	277,603	0.90%	241,048	0.88%	208,733	0.83%
Demand and other non-interest bearing deposits	38,662	—	30,428	—	22,953	—
Total average deposits	$316,265	0.79%	$271,476	0.78%	$231,686	0.75%

The following table indicates the amount of the Bank’s certificates of deposit by interest rate and by time remaining until maturity as of December 31, 2016.

	Three months or less		More than three months to six months		More than six months to one year		More than one year		Total
Dollars in thousands
Certificates of $250,000 or greater	$3,629	1.02%	$2,061	1.23%	$4,398	1.12%	$26,478	1.52%	$36,566	1.41%
Certificates of less than $250,000	21,275	1.26%	14,372	1.00%	24,109	1.15%	63,607	1.40%	123,363	1.28%

Total	$24,904	1.22%	$16,433	1.03%	$28,507	1.15%	$90,085	1.44%	$159,929	1.31%

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

BORROWINGS

Borrowed funds consist of advances from the Federal Home Loan Bank of Atlanta (“FHLB”), federal funds purchased, obligations under a capitalized lease for the Company’s main office facility, and long term subordinated debt. The following table summarizes balance and rate information for borrowed funds as of the dates and for the periods indicated.

	At or for the Year Ended December 31,
	2016	2015	2014
Dollars in thousands
AMOUNTS OUTSTANDING AT END OF PERIOD:

Advances from the FHLB
Amount	$14,100	$13,000	$22,000
Weighted average rate	1.19%	0.67%	0.71%

Federal Funds Purchased
Amount	—	2,335	—
Weighted average rate	—	1.25%	—

Capital lease obligation
Amount	268	326	373
Weighted average rate	7.09%	7.09%	7.09%

Long Term Subordinated Debt
Amount	9,605	—	—
Weighted average rate	7.91%

MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:

Advances from the FHLB	26,000	23,000	22,000
Federal Funds Purchased	240	2,355	410
Capitalized lease obligation	321	369	413
Long Term Subordinated Debt	9,605	—	—

AVERAGES DURING THE PERIOD:

Advances from the FHLB
Average balance	16,072	13,757	10,956
Weighted average rate	1.08%	1.15%	1.72%

Federal Funds Purchased
Average balance	62	201	103
Weighted average rate	1.59%	0.93%	0.77%

Capitalized lease obligation
Average balance	299	351	396
Weighted average rate	7.10%	7.10%	7.09%

Long Term Subordinated Debt
Average balance	2,115	—	—
Weighted average rate	7.87%	—	—

Carolina Trust BancShares, Inc.

Management’s Discussion and Analysis

Pursuant to collateral agreements with the FHLB, advances are secured by all of the Bank’s FHLB stock and a blanket lien on qualifying loans. This agreement with the FHLB provides for a line of credit up to 25% of the Bank’s assets. The unused portion of the lendable collateral value of pledged loans is $48.7 million as of December 31, 2016.

The Bank also has unused lines of credit totaling $13.0 million from correspondent banks at December 31, 2016.

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2016.

	Payments due by period
In thousands	On demand or less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years	Total

Advances from FHLB	$2,100	$12,000	$—	$—	$14,100
Capital lease obligation	62	137	69	—	268
Operating leases	267	199	87	—	553
Total contractual obligations, excluding deposits	2,429	12,336	156	—	14,921
Deposits	228,580	65,745	24,340	—	318,665
Total contractual obligations, including deposits	$231,009	$78,081	$24,496	$—	$333,586

It has been the experience of the Company that deposit withdrawals are generally replaced with new deposits, thus not requiring any material long-term net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

Regulatory Matters

The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. The Company is also regulated by the North Carolina Commissioner of Banks (“Commissioner”) under the North Carolina Bank Holding Company Act of 1984. As a registered bank holding company, the Company is subject to the supervision, examination and reporting requirements by the Board of Governors of the Federal Reserve System.

The Bank is a federally insured, North Carolina state-chartered bank. The deposits of the Bank are insured up to applicable limits under the Deposit Insurance Fund, or DIF, of the FDIC, and the Bank is subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the Commissioner. The FDIC and the Commissioner are the Bank’s primary federal and state banking regulators, respectively. The Bank is not a member of the Federal Reserve System.

Recent Accounting Pronouncements

See Note B to the Consolidated Financial Statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

Report of Independent Registered public accounting firm

To the Board of Directors and Stockholders

Carolina Trust BancShares, Inc.

Lincolnton, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Trust BancShares, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows, for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Trust BancShares, Inc. as of December 31, 2016 and 2015 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 24, 2017

CAROLINA TRUST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$8,063	$4,720
Interest-earning deposits with banks	18,086	70
Federal funds sold	—	23
Cash and cash equivalents	26,149	4,813

Certificates of deposits with banks	1,498	1,498
Investment securities available for sale, at fair value (amortized cost $27,459 and $23,280)	27,063	22,933
Federal Home Loan Bank stock, at cost	942	817
Loans	308,492	292,362
Less: Allowance for loan and lease losses	(3,393)	(3,723)
Net Loans	305,099	288,639

Bank owned life insurance	1,498	1,445
Accrued interest receivable	945	986
Bank premises, equipment and software	6,388	5,710
Foreclosed assets	1,011	1,994
Core deposit intangible, net of accumulated amortization of $667 and $611	117	174
Other assets	4,207	5,040
Total Assets	$374,917	$334,049

Liabilities and Stockholders’ Equity
Non-interest-earning demand deposits	$38,593	$32,562
Interest-earning demand deposits	99,084	79,132
Savings	21,059	21,326
Time deposits	159,929	151,774
Total deposits	318,665	284,794

Capital lease obligation	268	326
Federal funds purchased	—	2,355
Federal Home Loan Bank advances	14,100	13,000
Long term subordinated debt	9,605	—
Accrued interest payable	287	58
Other liabilities	2,959	3,052

Total liabilities	345,884	303,585

Common stock warrant	426	426
Common stock, $2.50 par value; 10,000,000 shares authorized; 4,650,808 and 4,646,225 shares issued and outstanding	11,627	11,616
Additional paid-in capital	12,988	12,936
Retained earnings	4,241	3,122
Accumulated other comprehensive income (loss)	(249)	(216)
Total Carolina Trust BancShares stockholders’ equity	29,033	27,884
Noncontrolling interest	—	2,580
Total stockholders’ equity	29,033	30,464

Total Liabilities and Stockholders’ Equity	$374,917	$334,049

See accompanying notes to the financial statements.

CAROLINA TRUST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2016 and 2015

(In thousands, except share and per share data)

	2016	2015
Interest Income
Interest on investment securities and cash	$1,009	$1,008
Interest and fees on loans	15,213	13,897
Total interest income	16,222	14,905

Interest Expense
Interest expense non-maturity deposits	278	210
Interest expense time deposits	2,232	1,916
Interest expense borrowed funds	175	160
Interest expense capital lease	21	25
Interest expense on subordinated debt	166	—
Total interest expense	2,872	2,311
Net interest income	$13,350	$12,594
Loan loss provision/(recovery)	(27)	(270)
Net interest income after loan loss provision/(recovery)	$13,377	$12,864

Noninterest income
Overdraft fees on deposits	$395	$382
Interchange fee income	443	379
Service charges on deposits	55	57
Mortgage fee income	102	90
Customer service fees	59	71
ATM income	27	24
Gain on the sale of securities	55	—
Other income	93	106
Total noninterest income	1,229	1,109

Noninterest expense
Salaries & benefits expense	$6,822	$6,682
Occupancy expense	875	872
Furniture, fixture & equipment expense	527	495
Data processing expense	809	664
Office supplies expense	64	89
Professional fees	607	321
Advertising and Marketing	147	144
Insurance	340	391
Foreclosed asset expense, net	493	472
Check card expense	365	401
Loan expense	164	203
Stockholder expense	122	92
Directors fees and expenses	225	183
Telephone expense	244	251
Core deposit intangible amortization expense	56	68
Other operating expense	528	423
Total noninterest expense	12,388	11,751
Pre-tax income	$2,218	$2,222
Income tax expense (benefit)	877	1,164
Net income	$1,341	$1,058
Less income attributable to noncontrolling interest	222	234
Net income attributable to Carolina Trust BancShares	$1,119	$824

Earnings per share
Basic earnings per common share	$0.24	$0.18
Diluted earnings per common share	$0.24	$0.18
Weighted average common shares outstanding	4,649,405	4,645,408
Diluted average common shares outstanding	4,697,765	4,685,814

See accompanying notes to the financial statements.

CAROLINA TRUST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2016 and 2015

(In thousands)

	December 31, 2016	December 31, 2015

Net income	$1,341	$1,058

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities:
Reclassification of securities gains recognized in non-interest income	(55)	—
Deferred income tax benefit	20	—
Unrealized holding gains (losses) arising during period	5	(531)
Deferred income tax benefit (expense)	(3)	197
Total other comprehensive income (loss)	(33)	(334)

Total comprehensive income	$1,308	$724

See accompanying notes to the financial statements.

CAROLINA TRUST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2016 and 2015

(Dollars In thousands)

	2016 Shares outstanding	December 31, 2016	2015 Shares outstanding	December 31, 2015

Common stock warrant		$426		$426

Common stock, $2.50 par value
Balance, beginning of year	4,646,225	$11,616	4,635,422	$11,589
Exercise of stock options	1,250	3	7,470	19
Restricted stock vesting	3,333	8	3,333	8
Balance, end of year	4,650,808	$11,627	4,646,225	$11,616

Additional paid-in capital
Balance, beginning of year		$12,936		$12,796
Stock-based compensation		60		147
Exercise of stock options		—		1
Restricted stock vesting		(8)		(8)
Balance, end of year		$12,988		$12,936

Retained earnings (deficit)
Balance, beginning of year		$3,122		$2,298
Net income		1,341		1,058
Dividends declared on preferred stock		(222)		(234)
Balance, end of year		$4,241		$3,122

Accumulated other comprehensive income (loss)
Balance, beginning of year		$(216)		$118
Other comprehensive income (loss)		(33)		(334)
Balance, end of year		$(249)		$(216)

Noncontrolling interest Balance, beginning of year		$2,580		$2,580
Redemption of preferred stock in noncontrolling interest		(2,580)		—
		—		2,580

Total stockholders’ equity		$29,033		$30,464

See accompanying notes to the financial statements.

CAROLINA TRUST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016 and 2015

(in thousands)

	December 31, 2016	December 31, 2015
Cash flows from operating activities
Net income	$1,341	$1,058
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Recovery of loan losses	(27)	(270)
Depreciation and amortization of bank premises, equipment and software	361	385
Accretion of loan fair value adjustments related to acquisition	(9)	(10)
Net amortization of bond premiums/discounts	128	28
Gain on the sale of investment securities	(55)	—
Amortization of core deposit intangible	56	68
Stock compensation expense	60	147
Increase in value of life insurance contracts	(53)	(50)
Net losses and impairment write-downs on foreclosed assets	427	435
Deferred tax provision	843	1,144
Increase in other assets	(11)	(91)
Decrease (increase) in accrued interest receivable	41	(125)
Increase (decrease) in accrued interest payable	229	(37)
Decrease in other liabilities	(77)	(538)
Net cash and cash equivalents provided by operating activities	$3,254	$2,144

Cash flows from investing activities
Net increase in loans	$(17,032)	$(48,673)
Decrease in certificate of deposits with banks	—	1,498
Proceeds from sale of foreclosed assets	1,165	576
Net (purchases) disposal proceeds of bank premises, equipment and software	(1,039)	113
Purchase of available-for-sale securities	(22,460)	—
Proceeds from maturities, calls and pay-downs of available for sale securities	17,406	1,747
Proceeds from the sale of available for sale securities	802	—
Repurchase (purchase) of Federal Home Loan Bank stock	(126)	413
Net cash and cash equivalents used in investing activities	$(21,284)	$(44,326)

Cash flows from financing activities
Increase in deposits	$33,872	$47,618
Increase (decrease) in Federal Home Loan Bank advances	1,100	(9,000)
Payment of capital lease obligation	(57)	(47)
Increase (decrease) in federal funds purchased	(2,355)	2,355
Issuance of subordinated debt	9,605	—
Dividends paid on preferred stock	(222)	(234)
Redemption of preferred stock	(2,580)	—
Net proceeds from issuance of common stock	3	20
Net cash and cash equivalents provided by financing activities	$39,366	$40,712
Net increase (decrease) in cash and cash equivalents	$21,336	$(1,470)

Cash and cash equivalents, beginning	$4,813	$6,283
Cash and cash equivalents, ending	$26,149	$4,813

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$16	$1,238
Cash paid during the period for interest	$2,644	$2,348

Noncash financing and investing activities
Unrealized gain (loss) on investment securities available-for-sale, net	$2	$(334)
Transfer of loans to foreclosed assets	$609	$957
See accompanying notes to the financial statements.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE A - ORGANIZATION AND OPERATIONS

Carolina Trust BancShares, Inc. (the “Company”) was incorporated in 2016 for the purpose of becoming the holding company for Carolina Trust Bank (the “Bank”). On August 16, 2016, the Company announced that it had consummated the statutory share exchange pursuant to which it became the parent company of the Bank. Shares of the Bank’s common stock were exchanged for shares of the Company’s common stock at a one-for-one exchange rate. The Company is a North Carolina business corporation that is operating as a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Bank is the only subsidiary of the Company.

The Bank was incorporated November 27, 2000 and began banking operations on December 8, 2000. The Bank is engaged in general commercial and retail banking in the counties of Lincoln, Gaston, Rutherford, and Catawba, North Carolina and surrounding areas, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The consolidated financial statements include the accounts of the Company, the Bank, and the Bank’s wholly-owned subsidiary, Western Carolina Holdings, LLC, which owns certain Bank assets. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the realization of deferred tax assets.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks with original maturities of three months or less and federal funds sold.

Interest-Earning Deposits with Banks

Certificates of deposit with banks totaled $1,498,000 at December 31, 2016 and at December 31, 2015. These certificates typically have an original maturity of ten years or less and currently bear interest at rates ranging from 2.45% to 3.00% with an overall weighted average rate of 2.66%. There are also non-maturity deposits that totaled $18,086,000 at December 31, 2016 and $70,000 at December 31, 2015.

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Because of the redemption provisions of the FHLB, the Company estimates that fair value equals cost for this investment and that it was not impaired at December 31, 2016.

Loans

Loans in the Company’s portfolio are grouped into classes and segments. Classes are generally disaggregations of a segment. The Company’s segments are: commercial real estate, commercial, residential mortgage, home equity lines, and other consumer loans. The classes within the commercial real estate segment are: residential ADC (acquisition, development and construction), commercial ADC, farmland, multifamily, owner occupied and non-owner occupied. The classes within the commercial segment are: commercial and industrial, agriculture, and other commercial. The classes within the residential mortgage segment are: first-lien and junior-lien loans. The home equity lines and other consumer loan segments are not further segregated into classes.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or when the loan is 90 days delinquent on a contractual basis. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Nonaccrual and Past due Loans – All loan classes are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. When the Company cannot reasonably expect full and timely repayment of its loan or when the principal or interest is in default for 90 days or more the loan is placed on nonaccrual status. Under certain circumstances there is sufficient documentation to conclude that the loan is well secured and in the process of collection and, therefore, the loan is not placed on nonaccrual status. A debt is “well-secured” if collateralized by liens on or pledges of real or personal property, including securities that have a realizable value sufficient to discharge the debt in full; or by the guarantee of a financially responsible party. A debt is “in process of collection” if collection is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or its restoration to a current status. The Company may calculate forgone interest on a monthly basis, but does not recognize the income.

Loans that are less delinquent may also be placed on nonaccrual status due to deterioration in the financial condition of the borrower that increases the possibility of less than full repayment.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For all loan classes, a nonaccrual loan may be returned to accrual status when the Company can reasonably expect continued timely payments until payment in full. The loan can still be returned to accrual status if the following conditions are met: (1) All principal and interest amounts contractually due (including arrearage) are reasonably assured of repayment within a reasonable period; and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.

At the time a loan is placed on non-accrual, all accrued, unpaid interest is charged-off, unless it is documented that repayment of all principal and presently accrued but unpaid interest is probable. Charge-offs of accrued and unpaid interest are made against the current year’s interest income. For all classes within all loan segments, cash receipts on non-accrual loans are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Charge-off of Uncollectable Loans - For all loan classes, as soon as any loan becomes uncollectable, the loan will be charged down or charged off as follows:

●	If unsecured, the loan must be charged off in full.

●	If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

Loans should be considered uncollectable when:

●	No regularly scheduled payment has been made within four months, or

●	The loan is unsecured, the borrower files for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Based on a variety of credit, collateral and documentation issues, loans with lesser degrees of delinquency or obvious loss may also be deemed uncollectable.

Impaired Loans - An impaired loan is one for which the Company will not be repaid all principal and interest due per the terms of the original contract or within reasonably modified contracted terms.  If the loan has been modified to provide a concession to a borrower experiencing financial difficulty, the loan is deemed to be a troubled debt restructuring and is considered impaired. All loans meeting the definition of doubtful are considered impaired.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. The Company uses the rate of the loan at the time it first became impaired as the discount rate. A specific reserve is established as a component of the Allowance for Loan Losses when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan’s expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, the Company recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if the Company measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, the Company will adjust the specific reserve if there is a significant change in either of those bases.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

If receipt of principal and interest is in doubt when contractually due, interest income is not recognized for any class of impaired loans. Cash receipts received on non-accruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The Company accounts for impaired loans acquired in a purchase at fair value, which is the net present value of all cash flows expected to be collected over the life of the loan. These cash flows are determined on the date of purchase.

Allowance for Loan Losses (“ALLL”)

The allowance for loan losses (ALLL), which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses incurred as of the balance sheet date. The Company’s allowance for loan losses is assessed quarterly by management. This assessment includes a methodology that separates the total loan portfolio into homogeneous loan groups for purposes of evaluating risk. Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and individual loan risk grades are adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The methodology to analyze the ALLL includes the following:

●	identification of impaired loans;

●	calculation of a specific reserve - where required - for each impaired loan based on collateral and other objective and quantifiable evidence;

●	determination of an appropriate historical loss period for analysis;

●	identification of homogenous loan groups, further segmented by risk grade, and reduced by the impaired loans;

●	calculation of historical loss percentages based on the identified historical loss period;

●	identification of internal and external factors which might affect the current application of the historical loss percentages, and assessment of any impact;

●	adjustment of the historical loss percentages based on the factor assessment;

●	application of historical loss percentages to loan groups to determine the allowance allocation; and

●	determination of the need for any unallocated reserve

The ALLL is divided into three allocation segments:

1.	Individual Reserves. These are calculated against loans evaluated individually and identified as impaired. Management determines which loans will be considered for potential impairment review. This does not mean that an individual reserve will necessarily be calculated for each loan considered for impairment, only for those impaired loans identified during this process as having an estimated loss. Loans to be considered include:

●	All commercial loans classified substandard or worse

●	Any other loan in a non-accrual status

●	Any loan, consumer or commercial, which has already been modified such that it meets the definition of Troubled Debt Restructure (“TDR”)

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The individual reserve must be verified at least quarterly, and recalculated whenever additional relevant information becomes available. All information related to the calculation of the individual reserve, including internal or external collateral valuations, assumptions, discounts, etc. must be documented.

For collateral dependent loans, individual reserve amounts may not be carried indefinitely as further non-performance will result in taking possession of the collateral. The collateral will be converted to cash or written off, or some combination. For loans valued under the discounted cash flow method, the reserve may continue for a longer period, depending on the length of time until there change in the level of certainty of loss.

●	When the amount of the actual loss becomes reasonably quantifiable, the loss is charged off against the ALLL, whether or not all liquidation and recovery efforts have been completed.

●	If the total amount of the individual reserve that will eventually be charged-off cannot yet be determined, but some portion of the individual reserve can be viewed as an imminent loss, that smaller portion is charged off against the ALLL and the individual reserve is reduced by a corresponding amount.

2.	Formula Reserves. Formula Reserves are held against performing loans evaluated collectively. The total performing loan portfolio is divided into homogeneous loan groups. Loss estimates are based on historical loss rates for each respective loan group, adjusted for appropriate environmental factors established by the Company.

Formula reserves represent the Company’s best estimate of losses that may be inherent, or embedded, within that group of performing loans, even if it is not apparent at this time which loans within any group represent those embedded losses.

Historical Loss Percentages:  Historical loss data has been catalogued by the Company for each loan group. Historical loss recoveries are similarly entered and applied against the non-classified loan group according to the Call Report designations of the loans originally charged. The Company uses a 3-year trailing average of net charge-offs to determine the historical loss percentages.

Qualitative Loss Factors:  The methodology incorporates various internal and external qualitative and environmental factors as described in the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 2006.  Input for these factors is determined on the basis of management observation, judgment, and experience.  The factors identified by the Company to be evaluated for all homogenous loan groups are as follows:

a)	Volume of Loans – Accounts for historical growth characteristics of the loan group over the identified loss period.

b)	Trends in Delinquency – Reflects increased risk derived from higher delinquency rates.

c)	Trends in Nonaccrual and Classified loans – Compares the current portfolio to the levels and trends over the historical loss period.

d)	Levels of Actual Losses – Evaluates the current losses and the trends and averages over the two year loss period.

e)	Concentration of Credit – Measures increased risk derived from concentration of credit exposure in particular loan segments or classes.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)	Economic – Assesses the impact of general and local economic factors, including changes in collateral values, primarily real estate.

g)	Watch list growth – measures increased risk in particular loan segments or classes that meet certain requirements including negative trends and increased levels in the watch or special mention rating.

These factors are evaluated and assigned a rating ranging from “significant negative impact to significant positive impact.” The rating translates to an adjustment to the historical loss percentage.

Calculation and Summary:  A general reserve amount for each homogenous performing loan group is calculated by applying the adjusted historical loss percentage to the loan group outstanding balances, net of impaired loans.

3.	Unallocated Reserves. This segment is utilized to provide for losses which are expected but cannot be tied to any specific loan or group of loans, based on the judgment of management.

Reserve for Unfunded Commitments

The Reserve for unfunded commitments is calculated by determining the type of commitment and the remaining unfunded commitment for each loan.  Based on the type of commitment, a utilization rate is established considering the funded balance of the loan. The utilization rate is multiplied by the credit conversion factor of 10% which is then multiplied by the unfunded amount and multiplied by the loss rates for the appropriate loan class as defined in the regular ALLL calculation to determine the appropriate level of reserve. The reserve for unfunded commitments was approximately $20,000 and $19,000 at December 31, 2016 and 2015, respectively and is included in other liabilities.

Fees from Mortgage Brokerage Services

The Bank is a broker for qualifying, single family residential first lien mortgage loans that are funded by other companies. The Company recognizes certain origination fees, which are included in non-interest income on the statements of income under the caption “Mortgage fee income”.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the asset is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Other Intangibles

Intangible assets include core deposits. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the sum-of-years digits method over a period not to exceed 14 years.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	December 31, 2016		December 31, 2015
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit intangible	$117,442	$(667,163)	$173,828	$(610,777)

The Company’s projected amortization expense for the core deposit intangible for the years ending December 31:

2017	$44,444
2018	32,501
2019	20,572
2020	9,833
2021	5,264
Thereafter	4,828
Total	$117,442

The remaining weighted average amortization period is 1.28 years.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 20 to 31.5 years for buildings. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter, 5 to 10 years for furniture and equipment and 3 to 5 years for computer equipment. Repairs and maintenance costs are charged to income as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current income.

Advertising Costs

The company expenses all advertising and business promotion costs as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2016 and 2015, and did not accrue any interest or penalties as of December 31, 2016 or 2015. The Company did not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures, and are based on clear and unambiguous tax law. Tax returns, for years 2013 and thereafter are subject to possible future examinations by tax authorities.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income/(Loss)

The Company reports as comprehensive income/(loss) all changes in stockholders’ equity during the year from sources other than stockholders. Other comprehensive income/(loss) refers to all components (revenues, expenses, gains, and losses) of comprehensive income/(loss) that are excluded from net income/(loss). The Company’s only component of other comprehensive income/(loss) is unrealized gains and losses, net of income taxes, on investment securities available for sale.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing net income to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. These additional common shares would include employee equity share options, nonvested shares and similar equity instruments granted to employees, as well as the shares associated with the common stock warrants issued to the U.S. Treasury Department as part of the preferred stock transaction completed in February 2009. Diluted earnings per common share are based upon the actual number of options or shares granted and not yet forfeited unless doing so would be antidilutive. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments - Overall, Subtopic 825-10 (“ASU 2016-1”) to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company will begin reporting unrealized gains and losses of its marketable equity securities in income as compared to the current method of reporting through other comprehensive income. For the year ended December 31, 2016, other comprehensive income included $75,000, pre-tax, and $48,000, after tax, for unrealized gains on marketable equity securities. If the standard had been adopted already, the unrealized income would be reported on the income statement. The nonmarketable equity securities that do not have readily determinable values are currently recorded at cost. Following implementation, these securities, primarily FHLB stock, will be recorded at cost less any impairment, plus or minus any observable changes in price resulting from transactions for similar or identical investments of the same issuer. An initial adjustment of accumulated other comprehensive income will be recorded in retained earnings when the standard is adopted.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under existing guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. As a result of the deferral, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but the Company does not expect it to have a material impact. The long-term contracts that the Company currently has with customers, loans and time deposits, are being evaluated and are not expected to be impacted by this standard. As the company considers, plans and implements new products, the impact of this standard on projected revenues will be evaluated and reported accordingly for contracts that are executed with customers.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. Currently the Company has several multi-year property leases for which reporting will be impacted by this standard. At the end of 2016, one of our branches has an operating lease that expires in 2018 with aggregate payments totaling $160,000. If the new standard were in effect, an asset and a liability for the present value of payments would be recognized as an asset and a liability. Similarly, other property leases expire in 2019, 2020 and 2021 that have payments totaling $90,000, $48,000, and $200,000, respectively.

In March 2016, the FASB issued ASU 2016-09, Investments to Employee Share-based Payment Accounting, which is new guidance related to stock compensation. The new guidance eliminates the concept of additional paid-in capital pools for stock-based awards and requires that the related excess tax benefits and tax deficiencies be classified as an operating activity in the statement of cash flows. The new guidance also allows entities to make a one-time policy election to account for forfeitures when they occur, instead of accruing compensation cost based on the number of awards expected to vest. Additionally, the new guidance changes the requirement for an award to qualify for equity classification by permitting tax withholding up to the maximum statutory tax rate instead of the minimum statutory tax rate. Cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity in the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The adoption of this guidance is not expected to be material to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The new standard introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. The Company has formed a management committee including those responsible for credit analysis and review, accounting and finance, information technology and lending to develop an understanding of the requirements and plan implementation. The Company is adopting a software model for the ALLL model that has add on functionality for compliance with the new standard.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, is as follows:

In thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2016
U.S. Government and federal agency	$6,664	$17	$(138)	$6,543
Government-sponsored enterprises *	18,841	101	(284)	18,658
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(92)	1,112
	$27,459	$118	$(514)	$27,063

December 31, 2015
U.S. Government and federal agency	$15,935	$17	$(409)	$15,543
Government-sponsored enterprises *	5,391	212	(1)	5,602
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(166)	1,038
	$23,280	$229	$(576)	$22,933
* Such as FNMA, FHLMC and FHLB

The amortized cost and fair values of securities available for sale (excluding marketable equity securities) at December 31, 2016 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Dollars in thousands
Due within one year	$—	$—
Due after one but within five years	2,335	2,327
Due after five but within ten years	7,377	7,289
Due after ten years	16,543	16,335
	$26,255	$25,951

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE C - INVESTMENT SECURITIES (continued)

The following table details unrealized losses and related fair values in the Bank’s available-for-sale investment security portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2016 and December 31, 2015, respectively.

	Temporarily Impaired Securities in AFS Portfolio
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Dollars in thousands
December 31, 2016
U.S. Government and federal agency	$5,332	$(138)	$—	$—	$5,332	$(138)
Government-sponsored enterprises *	14,965	(282)	140	(2)	15,105	(284)
Equity securities	1,203	(91)	1	(1)	1,204	(92)
Total temporarily impaired securities	$21,500	$(511)	$141	$(3)	$21,641	$(514)

December 31, 2015
U.S. Government and federal agency	$5,374	$(105)	$8,696	$(304)	$14,070	$(409)
Government-sponsored enterprises *	237	(1)	3	—	240	(1)
Equity securities	1,203	(165)	1	(1)	1,204	(166)
Total temporarily impaired securities	$6,814	$(271)	$8,700	$(305)	$15,514	$(576)

* Such as FNMA, FHLMC and FHLB.

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2016, management believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.

Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality. Accordingly, as of December 31, 2016, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Company’s net income.

Securities with a fair value of $3.3 million at December 31, 2016 were pledged to secure public funds. For 2016, proceeds from the sales of securities amounted to $802,000 and gross realized gains on these securities were $55,000. The cost of the security sold was determined based on specific identification method. The Company had no sales of securities during 2015.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D - LOANS

Following is a summary of loans at December 31, 2016 and December 31, 2015:

	December 31, 2016		December 31, 2015
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate
Residential ADC	$2,463	0.80%	$2,625	0.90%
Commercial ADC	24,583	7.95%	18,735	6.41%
Farmland	3,826	1.24%	2,615	0.89%
Multifamily	11,980	3.88%	11,475	3.93%
Owner occupied	70,279	22.74%	71,968	24.62%
Non-owner occupied	68,079	22.02%	58,244	19.92%
Total commercial real estate	181,210	58.63%	165,662	56.57%

Commercial
Commercial and industrial	41,935	13.56%	43,575	14.88%
Agriculture	209	0.07%	83	0.03%
Other	1,636	0.53%	52	0.02%
Total commercial	43,780	14.16%	43,710	14.93%

Residential mortgage
First lien, closed-end	43,811	14.17%	46,148	15.76%
Junior lien, closed-end	887	0.29%	1,240	0.42%
Total residential mortgage	44,698	14.46%	47,388	16.18%

Home equity lines	35,119	11.36%	32,083	10.95%

Consumer – other	4,278	1.39%	4,022	1.37%

Total gross loans	$309,085	100.00%	$292,865	100.00%
Deferred loan origination fees, net	(593)		(503)
Total loans	$308,492		$292,362

Loans are primarily originated for customers residing in Lincoln, Gaston, Rutherford, Catawba, and Iredell Counties in North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

Non-Accrual and Past Due Loans

Non-accrual loans, segregated by category, were as follows:

	December 31, 2016	December 31, 2015
In thousands
Commercial real estate:
Commercial ADC	$1,022	$1,063
Farmland	43	—
Multi-family	153	—
Owner occupied	55	459
Non-owner occupied	37	45
Total commercial real estate	1,310	1,567
Commercial:
Commercial and industrial	1,139	46
Total commercial	1,139	46
Residential mortgage first lien, closed-end	179	382
Home equity lines	—	9
Consumer – other	—	43
Total non-accrual loans	$2,628	$2,047

Interest foregone on non-accrual loans was approximately $126,000 and $93,000 for the years ended December 31, 2016 and 2015, respectively.

An analysis of past due loans segregated by class, was as follows:

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2016
Commercial real estate:
Residential ADC	$—	$—	$—	$2,463	$2,463	$—
Commercial ADC	1,232	1,016	2,248	22,335	24,583	—
Farmland	—	—	—	3,826	3,826	—
Multifamily	—	—	—	11,980	11,980	—
Owner occupied	—	—	—	69,686	69,686	—
Non-owner occupied	14	—	14	68,065	68,079	—
Total commercial real estate	1,246	1,016	2,262	178,355	180,617	—
Commercial:
Commercial and industrial	29	56	85	41,850	41,935	—
Agriculture	—	—	—	209	209	—
Other	—	—	—	1,636	1,636	—
Total commercial	29	56	85	43,695	43,780	—
Residential mortgage:
First lien, closed end	24	128	152	43,659	43,811	—
Junior lien, closed-end	—	—	—	887	887	—
Total residential mortgage	24	128	152	44,546	44,698	—
Home equity lines	111	247	358	34,761	35,119	247
Consumer – other	10	—	10	4,268	4,278	—
Total loans	$1,420	$1,447	$2,867	$305,625	$308,492	$247

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2015
Commercial real estate:
Residential ADC	$—	$—	$—	$2,625	$2,625	$—
Commercial ADC	—	1,063	1,063	17,672	18,735	—
Farmland	—	—	—	2,615	2,615	—
Multifamily	171	—	171	11,304	11,475	—
Owner occupied	468	—	468	71,500	71,968	—
Non-owner occupied	69	—	69	58,175	58,244	—
Total commercial real estate	708	1,063	1,771	163,891	165,662	—
Commercial:
Commercial and industrial	15	44	59	43,013	43,072	—
Agriculture	—	—	—	83	83	—
Other	—	—	—	52	52	—
Total commercial	15	44	59	43,148	43,207	—
Residential mortgage:
First lien, closed end	53	258	311	45,837	46,148	—
Junior lien, closed-end	—	—	—	1,240	1,240	—
Total residential mortgage	53	258	311	47,077	47,388	—
Home equity lines	274	126	400	31,683	32,083	117
Consumer – other	91	42	133	3,889	4,022	—
Total loans	$1,141	$1,533	$2,674	$289,688	$292,362	$117

Impaired loans

Impaired loans as of December 31, 2016 and December 31, 2015 are set forth in the following tables.

	Loans without an allowance at December 31, 2016
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$2,920	$2,253	$—	$2,307	$54
Farmland	43	43	—	19	1
Multifamily	153	153	—	119	1
Owner occupied	2,006	2,006	—	2,005	110
Non-owner occupied	37	37	—	41	—
Total commercial real estate	5,159	4,492	—	4,491	166

Commercial
Commercial and industrial	178	130	—	459	8
Total commercial	178	130	—	459	8

Residential mortgage
First lien, closed-end	305	226	—	351	3
Total residential mortgage	305	226	—	351	3

Home equity lines	338	338	—	259	18

Consumer – other	—	—	—	39	—

Total loans	$5,980	$5,186	$—	$5,599	$195

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

	Loans with a related allowance at December 31, 2016
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Owner occupied	$153	$152	$35	$173	$4
Total commercial real estate	153	152	35	173	4

Commercial
Commercial and industrial	2,065	1,865	840	946	76
Total commercial	2,065	1,865	840	946	76

Residential mortgage
First lien, closed-end	812	812	39	828	20
Total residential mortgage	812	812	39	828	20

Home equity lines	—	—	—	1	—

Total loans	$3,030	$2,829	$914	$1,948	$100

	Total Impaired Loans at December 31, 2016
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$2,920	$2,253	$—	$2,307	$54
Farmland	43	43	—	19	1
Multifamily	153	153	—	119	1
Owner occupied	2,159	2,158	35	2,178	114
Non-owner occupied	37	37	—	41	—
Total commercial real estate	5,312	4,644	35	4,664	170

Commercial
Commercial and industrial	2,243	1,995	840	1,405	84
Total commercial	2,243	1,995	840	1,405	84

Residential mortgage
First lien, closed-end	1,117	1,038	39	1,179	23
Total residential mortgage	1,117	1,038	39	1,179	23

Home equity lines	338	338	—	260	18

Consumer – other	—	—	—	39	—

Total loans	$9,010	$8,015	$914	$7,547	$295

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

	Loans without an allowance at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance		Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$3,017	$2,351	$—		$2,353	$85
Owner occupied	2,135	2,135	—		2,338	79
Non-owner occupied	45	45	—		134	2
Total commercial real estate	5,197	4,531	—		4,825	166

Commercial
Commercial and industrial	551	546	—		578	36
Total commercial	551	546	—		578	36

Residential mortgage
First lien, closed-end	500	433	—		480	8
Total residential mortgage	500	433	—		480	8

Home equity lines	289	289		—	286	8

Consumer -other	114	114	—		13	3

Total loans	$6,651	$5,913	$—		$6,182	$221

	Loans with a related allowance at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$—	$—	$—	$103	$—
Owner occupied	318	318	$23	$186	$25
Total commercial real estate	318	318	23	289	25

Commercial
Commercial and industrial	455	455	80	451	31
Total commercial	455	455	80	451	31

Residential mortgage
First lien, closed-end	846	846	102	967	49
Total residential mortgage	846	846	102	967	49

Home equity lines	9	9	9	1	—

Consumer - other	—	—	—	1	—

Total loans	$1,628	$1,628	$214	$1,709	$105

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

	Total Impaired Loans at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$3,017	$2,351	$—	$2,456	$85
Owner occupied	2,453	2,453	23	2,524	104
Non-owner occupied	45	45	—	134	2
Total commercial real estate	5,515	4,849	23	5,114	191

Commercial
Commercial and industrial	1,005	1,001	80	1,029	67
Total commercial	1,005	1,001	80	1,029	67

Residential mortgage
First lien, closed-end	1,346	1,279	102	1,447	57
Total residential mortgage	1,346	1,279	102	1,447	57

Home equity lines	299	298	9	287	8

Consumer – other	114	114	—	14	3

Total loans	$8,279	$7,541	$214	$7,891	$326

At December 31, 2016 there were two loans totaling $247,000 past due 90 days or more, which were still accruing interest. There was one loan totaling $117,000 past due 90 days or more and still accruing interest at December 31, 2015.

Troubled Debt Restructures

As of December 31, 2016, eleven loans totaling $4,992,000 were identified as troubled debt restructurings and considered impaired, none of which had unfunded commitments. Ten loans totaling $4,853,000 were identified as troubled debt restructurings and considered impaired at December 31, 2015, none of which had unfunded commitments. Of the eleven loans identified as troubled debt restructurings at December 31, 2016, ten loans totaling $4,616,000 were accruing interest, and of the ten loans identified as troubled debt restructurings at December 31, 2015, nine loans totaling $4,725,000 were accruing interest.

For the years ended December 31, 2016 and 2015, the following tables present a breakdown of the types of concessions made by loan class. The type labeled other includes concessions made to capitalize interest and extend interest only periods.

	Year ended December 31, 2016
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Other
Commercial:
Commercial and industrial	1	$376	$376
Total commercial	1	376	376
Total	1	$376	$376

Grand Total	1	$376	$376

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

	Year ended December 31, 2015
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Extended payment terms
Commercial real estate:
Owner occupied	2	$971	$971
Total commercial real estate	2	971	971
Total	2	$971	$971

Grand Total	2	$971	$971

Qualitative factors are calculated for each segment of the loan portfolio. Factors include economic, concentrations, trends in terms of volume and mix, interest rate movement, and delinquency. If a restructured loan is delinquent, it is addressed in the delinquency factor for that segment. Because the number and dollar amounts of restructured loans represent a relatively small percentage (2%) of the total loan balances there is no specific qualitative factor tied to restructured loans.

There were no loans that were modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the years ended December 31, 2016 or 2015.

If a restructured loan defaults after being restructured, the loan is liquidated or charged off. Defaults of restructured loans are addressed in the qualitative factor of the delinquency component.

The following tables present the successes and failures of the types of modifications within the previous 12 months as of December 31, 2016 and 2015.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2016	(dollars in thousands)

Other	—	$—	1	$376	—	$—	—	$—
Total	—	$—	1	$376	—	$—	—	$—

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2015	(dollars in thousands)

Extended payment terms	—	$—	2	$971	—	$—	—	$—
Total	—	$—	2	$971	—	$—	—	$—

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

Credit Quality Indicators

As part of the on-going monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans and (v) delinquencies. The Company also has an internal Loan Review Officer that monitors risk grades on an on-going basis. Furthermore, the Company employs a third party contractor to perform an annual loan review. The scope of the review is typically 50 - 60% of the loan portfolio.

The Company utilizes a risk-grading matrix to assign a risk grade to each of its Commercial and Consumer loans. Loans are graded on a scale of 1-9. Risk grades 1-5 represent pass rated loans. The general characteristics of the 9 risk grades are broken down into commercial and consumer and described below:

Loan Portfolio Risk Grades

Pass credits are grades 1-5 and represent credits with above average risk characteristics that are in accordance with loan policy guidelines regarding repayment ability, loan to value, and credit history. These types of credits have very few exceptions to policy.

Grade 6 – Watch List or Special Mention. The loans in this category include the following characteristics:

●	Loans with one or more major exceptions with no mitigating factors.

●	Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Potential weaknesses are the result of deviations from prudent lending practice.

●	Loans where adverse economic conditions that develop subsequent to the loan origination that do not jeopardize liquidation of the debt but do substantially increase the level of risk may also warrant this rating.

Grade 7 – Substandard. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans consistently not meeting the repayment schedule should be downgraded to substandard. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. The weaknesses may include, but are not limited to (i) high debt to worth ratios, (ii) declining or negative earnings trends, (iii) declining or inadequate liquidity, (iv) improper loan structure, (v) questionable repayment sources, (vi) lack of well-defined secondary repayment source, and (vii) unfavorable competitive comparisons.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

Grade 8 – Doubtful. Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are injection of capital, alternative financing and liquidation of assets or the pledging of additional collateral. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

Grade 9 – Loss. Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though partial recoveries may be realized in the future. Probable Loss portions of Doubtful assets should be charged against the Allowance for Loan Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty (30) days or calendar quarter-end.

The following table presents the credit risk profile by internally assigned risk grades.

December 31, 2016

	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$2,463	$—	$—	$—	$—
Commercial ADC	21,832	1,729	1,022	—	—
Farmland	3,783	—	43	—	—
Multifamily	11,827	—	153	—	—
Owner occupied	66,820	1,303	1,563	—	—
Non-owner occupied	66,511	1,276	292	—	—
Total commercial real estate	173,236	4,308	3,073	—	—
Commercial:
Commercial and industrial	39,918	442	1,575	—	—
Agriculture	209	—	—	—	—
Other	1,636	—	—	—	—
Total commercial	41,763	442	1,575	—	—
Residential mortgage:
First lien, closed-end	41,822	1,174	815	—	—
Junior lien, closed-end	437	—	450	—	—
Total residential mortgage	42,259	1,174	1,265	—	—
Home equity lines	33,274	1,579	266	—	—
Consumer – other	4,111	167	—	—	—

Total	$294,643	$7,670	$6,179	$—	$—

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

December 31, 2015

	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$2,625	$—	$—	$—	$—
Commercial ADC	15,868	516	2,351	—	—
Farmland	2,615	—	—	—	—
Multifamily	11,475	—	—	—	—
Owner occupied	67,727	2,392	1,849	—	—
Non-owner occupied	56,842	1,357	45	—	—
Total commercial real estate	157,152	4,265	4,245	—	—
Commercial:
Commercial and industrial	40,443	2,146	483	—	—
Agriculture	83	—	—	—	—
Other	52	—	—	—	—
Total commercial	40,578	2,146	483	—	—
Residential mortgage:
First lien, closed-end	42,560	3,113	475	—	—
Junior lien, closed-end	725	476	39	—	—
Total residential mortgage	43,285	3,589	514	—	—
Home equity lines	30,086	1,680	317	—	—
Consumer – other	3,713	309	—	—	—

Total	$274,814	$11,989	$5,559	$—	$—

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company’s loan analysis and grading program. Based on this methodology, provisions for loan losses are made to maintain an adequate allowance for loan losses. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for probable losses inherent in the loan portfolio. The Company recorded negative loan loss provisions of ($27,000) and ($270,000) for the years ended December 31, 2016 and December 31, 2015 respectively. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the allowance for loan losses may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

Based on its best judgment, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2016 and 2015:

	Beginning Balance	Provision for (Recovery) of Loan Losses	Charge-offs	Recoveries	Ending Balance
Dollars in thousands
December 31, 2016
Commercial real estate	$2,173	$(590)	$(71)	$95	1,607
Commercial and industrial	542	913	(301)	17	1,171
Residential mortgage	482	(55)	—	—	427
Consumer	328	(97)	(68)	25	188
Unallocated	198	(198)	—	—	—
Total	$3,723	$(27)	$(440)	$137	$3,393

December 31, 2015
Commercial real estate	$2,311	$(171)	$(108)	$141	2,173
Commercial and industrial	676	(229)	—	95	542
Residential mortgage	444	170	(132)	—	482
Consumer	354	(21)	(17)	12	328
Unallocated	217	(19)	—	—	198
Total	$4,002	$(270)	$(257)	$248	$3,723

Year End Amount Allocation:

	Loans Individually Evaluated For Impairment	Loans Collectively Evaluated for Impairment	Total
Dollars in thousands
December 31, 2016
Commercial real estate	$35	$1,572	$1,607
Commercial and industrial	840	331	1,171
Residential mortgage	39	388	427
Consumer	—	188	188
Unallocated	—	—	—
Total	$914	$2,479	$3,393

December 31, 2015
Commercial real estate	$23	$2,150	$2,173
Commercial and industrial	80	462	542
Residential mortgage	102	380	482
Consumer	9	319	328
Unallocated	—	198	198
Total	$214	$3,509	$3,723

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE D – LOANS (Continued)

The Company’s recorded investment in loans as of December 31, 2016 and December 31, 2015 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the Company’s impairment methodology was as follows:

	December 31, 2016		December 31, 2015
	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Dollars in thousands
Commercial real estate	$4,644	$176,566	$4,849	$160,813
Commercial and industrial	1,995	41,785	1,001	42,710
Residential mortgage	1,038	43,660	1,279	46,109
Consumer	338	39,059	412	35,692
Unearned Discounts	—	(593)	—	(503)

Total	$8,015	$300,477	$7,541	$284,821

At December 31, 2016 the Company had pre-approved but unused lines of credit totaling $50.6 million. In management’s opinion these unused lines of credit represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

The Company has entered into loan transactions with certain of its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of related party loan activity as of December 31, 2016 and 2015 is as follows:

	December 31, 2016	December 31, 2015
Dollars in thousands
Balance, beginning of year	$2,347	$1,123
Loan disbursements	279	1,751
Loan repayments	(583)	(527)
Changes in related parties	—	—
Balance, end of year	$2,043	$2,347

At December 31, 2016 and 2015 the Company had pre-approved but unused lines of credit totaling $322,000 and $289,000, respectively, to executive officers, directors and their related interests. Related party deposits totaled $1,838,000 and $1,995,000 at December 31, 2016 and 2015, respectively.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015

NOTE E – FORECLOSED ASSETS

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Dollars in thousands
Balance, beginning of year	$1,994	$2,048
Additions	609	957
Proceeds from sale	(1,165)	(576)
Valuation adjustments	(373)	(285)
Gains (losses) on sales	(54)	(150)
Balance, end of year	$1,011	$1,994

The Company has two foreclosed residential real estate properties held totaling $59,000 as of December 31, 2016.

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $302,000 for December 31, 2016.

NOTE F – EARNINGS PER SHARE

Basic earnings per share are based upon the weighted average number of common shares outstanding during the period. The weighted average common shares outstanding for the diluted earnings per share computations were adjusted to reflect the assumed conversion of shares available under stock options and restricted stock. The following tables summarize earnings per share and the shares utilized in the computations for the twelve months ended December 31, 2016 and 2015, respectively:

	Net Income Available to Common Shareholders	Weighted Average Common Shares	Per Share Amount
Dollars in thousands, except per share data
December 31, 2016
Basic earnings per common share	$1,119	4,649,405	$0.24
Effect of dilutive securities	—	48,360
Effect of dilutive stock warrants	—	—
Diluted earnings per common share	$1,119	4,697,765	$0.24

December 31, 2015
Basic earnings per common share	$824	4,645,408	$0.18
Effect of dilutive securities	—	40,406
Effect of dilutive stock warrants	—	—
Diluted earnings per common share	$824	4,685,814	$0.18

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015

NOTE F – EARNINGS PER SHARE (Continued)

For the year ended December 31, 2016, there were 55,314 shares related to stock options and 86,957 shares related to the common stock warrant that were anti-dilutive because the exercise price exceeded the average market price for the period. For the year ended December 31, 2015, there were 128,581 shares related to stock options and 86,957 shares related to the warrant that were anti-dilutive because the exercise price exceeded the average market price for the period. Therefore, they were omitted from the calculation of diluted earnings per share for their respective periods.

NOTE G - BANK PREMISES AND EQUIPMENT

Following is a summary of Bank premises and equipment at December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Dollars in thousands
Land, buildings and leasehold improvements	$7,423	$7,403
Computer Equipment	1,086	951
Furniture and equipment	1,280	1,205
Work in progress	788	—
Total	10,577	9,559
Less accumulated depreciation	(4,189)	(3,849)
Total	$6,388	$5,710

Depreciation and amortization amounting to $361,000 and $385,000 for the years ended December 31, 2016 and 2015, respectively, is included in occupancy and equipment expense.

NOTE H - LEASES

Capital Lease Obligation

The Bank leases its main office facility under a lease with an initial term of twenty years. The portion of the lease applicable to the building is being accounted for as a capitalized lease. Leases that meet the criteria for capitalization are recorded as Bank premises and equipment and the related obligations are reflected as capital lease obligations on the accompanying balance sheets. Amortization of property under the capital lease is included in depreciation expense. Included in Bank premises and equipment at December 31, 2016 and 2015 is $155,000 and $187,000 respectively, as the amortized cost of the Bank’s main office.

At December 31, 2016, aggregate future minimum lease payments due under this capital lease obligation are as follows:

Future Minimum Lease Payments

December 31, 2015
Dollars in thousands
2017	$79
2018	79
2019	79
2020	72
2021	—
Thereafter	—
Total minimum lease payments	309
Less amount representing interest	(41)
Present value of net minimum lease payments	$268

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015

NOTE H – LEASES (Continued)

The land portion of the Bank’s main office facility lease is being accounted for as an operating lease with a twenty-year term. In addition, the Bank has entered into three-year leases at its Lincolnton, West, Forest City and Lake Lure branch facilities and five-year leases for its Vale and Boger City branch facilities, a one year lease for its Hickory office and a three-year lease for its Mooresville office. Generally, operating leases contain renewal options on substantially the same basis as current rental terms. The operating lease for the West branch facility has five renewal options, each for a three-year term; the operating lease for the Vale branch has two renewal options, each for a five-year term; the operating lease for the Boger City branch has three renewal options, each for a five-year term; the operating lease for the Forest City branch has four renewal options, each for a three-year term; the operating lease for the Hickory office has one renewal option for a one-year term; the operating lease for the Mooresville office has no renewal options; and the Lake Lure branch has two renewal options, each with a three-year term. All of the operating leases are accounted for on a straight line basis, including renewal terms.

Future minimum rental payments under these leases are as follows:

December 31, 2016
Dollars in thousands
2017	$267
2018	129
2019	69
2020	53
2021	35
Thereafter	—
$553

Total rent expense under operating leases was approximately $345,000 and $324,000 for the years ended December 31, 2016 and 2015, respectively.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015

NOTE I - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2016 and 2015 was $36.6 million and $41.8 million, respectively. Interest expense on such deposits aggregated $567,000 and $479,000 in 2016 and 2015, respectively. At December 31, 2016, the scheduled maturities of certificates of deposit are as follows:

In thousands	Less than $250,000	$250,000 or more	Total
2017	$59,756	10,088	69,844
2018	32,096	9,922	42,018
2019	14,519	9,208	23,727
2020	13,904	7,348	21,252
2021	3,088	—	3,088
Total	$123,363	36,566	159,929

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2016 and 2015 the Bank had $29,485,000 and $31,983,000, respectively, in brokered deposits. The Bank reclassifies overdrafts on deposit accounts to loan balances. For the years ended December 31, 2016 and 2015, the reclassified amounts were $45,000 and $44,000 respectively.

NOTE J - LINES OF CREDIT AND FHLB ADVANCES

At December 31, 2016, the Bank had available three unsecured federal funds lines of credit totaling $13,000,000 borrowing capacity on a short term basis. There were no borrowings outstanding against these credit lines at December 31, 2016 and $2,355,000 outstanding at December 31, 2015. These lines are subject to annual renewals and have varying interest rates. The Bank also has available with The Federal Home Loan Bank of Atlanta (“FHLB”), a line of credit equal to 25% of the Bank’s total assets. This credit line is secured by loans secured by real estate and FHLB stock. Rates and terms may be fixed or variable and are determined at the time advances on the credit line are made. At December 31, 2016 and December 31, 2015 the Bank had outstanding advances of $14,100,000 and $13,000,000 respectively. Pursuant to collateral agreements with the FHLB at December 31, 2016 advances are secured by loans with a carrying amount of approximately $84,601,000. Some advances have call features, which may be exercised on specific dates at the discretion of the FHLB.

At December 31, the scheduled maturities of advances from the FHLB are as follows:

		Dollars in thousands
Maturity Date	Interest Rates	December 31, 2016	December 31, 2015
1/21/2016	0.54%	$—	$2,000
1/29/2016	0.38%	—	3,000
7/29/2016	0.87%	—	1,000
11/19/2016	0.49%	—	5,000
2/21/2017	0.63%	2,100	—
3/29/2018	1.88%	2,000	2,000
2/22/2019	1.17%	10,000	—
	Total	$14,100	$13,000

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2016 and 2015

NOTE K - INCOME TAXES

The approximate amount of significant components of the provision for income taxes for the years ended December 31, 2016 and 2015 are as follows:

	December 31, 2016	December 31, 2015
Dollars in thousands
Current tax provision (benefit)	$34	$20
Deferred tax provision	843	1,144
Provision for income tax before adjustment to deferred tax asset valuation allowance	877	1,164
Increase (decrease) in valuation allowance	—	—
Net provision (benefit) for income taxes	$877	$1,164

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	December 31, 2016	December 31, 2015
Dollars in thousands
Tax computed at the statutory rate	$754	$755
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	128	162
Adjustment to deferred tax asset valuation allowance	—	—
Other permanent differences	(5)	247
Provision (benefit) for income taxes	$877	$1,164

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2016 and 2015 are as follows:

	December 31, 2016	December 31, 2015
Dollars in thousands
Deferred tax assets relating to:
Allowance for loan losses	$628	$650
Stock options	23	26
Amortization of intangibles	7	13
Foreclosed asset basis differences	207	359
Unrealized loss on AFS securities	148	127
SERP liability	795	861
Nonaccrual loan interest	156	124
Net operating/economic loss carryforwards	1,984	2,538
Other	217	277
Total deferred tax assets	4,165	4,975
Less valuation allowance	—	—
Net deferred tax assets	$4,165	$4,975

Deferred tax liabilities relating to:
Prepaid expenses	$(124)	$(113)
Fixed assets	(444)	(437)
Fair value acquisition adjustments, net	(291)	(335)
Total deferred tax liabilities	(859)	(885)
Net recorded deferred tax asset	$3,306	$4,090

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE K - INCOME TAXES (continued)

The Company had income tax expense of $877,000 and $1,164,000 in 2016 and 2015, respectively. The Company evaluated the realization of the remaining gross deferred tax asset of $4.1 million and determined that it was more likely than not that the Company could recognize that asset in the future.

As of December 31, 2016, the Company had a total Net Operating Loss (NOL) carryforward of $5,154,000. The NOL originated in 2009 and can be carried forward for 20 years. It will begin expiring in 2029. As of December 31, 2016, the Bank had a total Net Economic Loss (NEL) carryforward of $7,101,000. The NEL originated in 2009 and can be carried forward for 15 years. It will begin expiring in 2024.

NOTE L - REGULATORY MATTERS

The Company is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving in effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights of any preferred stockholders. In addition, because the Company is a bank holding company, the Federal Reserve may impose restrictions on our ability to pay cash dividends.

The Bank, as a North Carolina banking corporation, may pay cash dividends only if the distribution will not reduce the Company’s capital below applicable capital requirements. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure the bank’s financial soundness.

The Company and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional, discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Based on the most recent notification from its regulators, the Bank is well capitalized under the framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total common equity Tier I and Tier I capital to risk-weighted assets and of Tier 1 capital to average assets.

Management believes, as of December 31, 2016 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE L - REGULATORY MATTERS (continued)

The Bank’s capital amounts and ratios are presented in the following table at December 31, 2016 and 2015:

	Actual		Minimum required for capital adequacy purposes		Required in Order to Be Well Capitalized Under PCA
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Common equity tier 1 capital to risk weighted assets	$36,636	11.40%	$14,458	4.50%	$20,884	6.50%
Total capital to risk weighted assets	40,045	12.46%	25,703	8.00%	32,128	10.00%
Tier 1 capital to risk weighted assets	36,636	11.40%	19,277	6.00%	25,703	8.00%
Tier 1 capital to average assets	36,636	9.64%	15,201	4.00%	19,002	5.00%

December 31, 2015
Common equity tier 1 capital to risk weighted assets	$26,999	8.67%	$14,018	4.50%	$20,248	6.50%
Total capital to risk weighted assets	32,086	10.30%	24,920	8.00%	31,150	10.00%
Tier 1 capital to risk weighted assets	28,344	9.10%	18,690	6.00%	24,920	8.00%
Tier 1 capital to average assets	28,344	8.48%	13,364	4.00%	16,706	5.00%

NOTE M - OFF-BALANCE SHEET RISK AND COMMITMENTS

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of December 31, 2016 is as follows:

Financial instruments whose contract represents credit risk

December 31, 2016
Dollars in thousands
Undisbursed lines of credit	$49,853
Letters of credit	697
$50,550

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS

The Company is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at December 31 of each year, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies for financial assets and financial liabilities are discussed below:

Cash and Due from Banks, Interest-Earning Deposits with Banks, Certificates of Deposit with Banks and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits with banks, certificates of deposit with banks and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals the quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Loans

The fair value of loans is estimated based on discounted expected cash flows. These cash flows include assumptions for prepayment estimates over each loan’s remaining life, considerations for the current interest rate environment compared to the weighted average rate of each portfolio and a credit risk component based on the historical and expected performance of each portfolio. The calculation does not include an estimate for illiquidity in the market.

Accrued Interest

The carrying amount is a reasonable estimate of fair value.

Deposits

The fair value of demand deposits, savings, money market and NOW accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Federal Funds Purchased

Federal funds purchased approximate fair value because of the short maturity.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Capital Lease Obligation, Advances from the Federal Home Loan Bank and Long Term Subordinated Debt

The fair value of borrowings is based upon discounted expected cash flows using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

With regard to commitments to extend credit discussed in Note M, the fair value amounts are not material.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2016 and December 31 2015:

		Fair Value Measurements at December 31, 2016 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$8,063	$8,063	$—	$—	$8,063
Interest earning deposits with banks	18,086	18,086	—	—	18,086
Certificate of deposits with banks	1,498	—	1,498	—	1,498
Securities available for sale	27,063	1,112	25,201	750	27,063
Net loans	305,099	—	—	305,714	305,714
Accrued interest receivable	945	—	945	—	945

LIABILITIES
Deposits	$318,665	$—	$311,464	$—	$311,464
Capital lease obligation	268	—	268	—	268
FHLB Advances	14,100	—	14,115	—	14,115
Long term subordinated debt	9,605	—	9,616	—	9,616
Accrued interest payable	287	—	287	—	287

		Fair Value Measurements at December 31, 2015 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$4,720	$4,720	$—	$—	$4,720
Interest earning deposits with banks	70	70	—	—	70
Certificate of deposits with banks	1,498	—	1,498	—	1,498
Federal funds sold	23	23	—	—	23
Securities available for sale	22,933	1,038	21,145	750	22,933
Net loans	288,639	—	—	292,345	292,345
Accrued interest receivable	986	—	986	—	986

LIABILITIES
Deposits	$284,794	$—	$277,308	$—	$277,308
Capital lease obligation	326	—	326	—	326
Federal funds purchased	2,355	2,355	—	—	2,355
FHLB Advances	13,000	—	13,031	—	13,031
Accrued interest payable	58	—	58	—	58

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

During the first quarter of 2016, management reevaluated its fair value leveling methodology and the inputs utilized in determining the valuation of deposits for the current and prior periods. Management concluded that due to the significant reliance on observable inputs, the fair values of its deposits should be classified as Level 2 rather than Level 3 as previously disclosed. Therefore deposits with a carrying value of $284,794 and a fair value of $277,308 as of December 31, 2015 were reclassified from Level 3 to Level 2.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques included use of option pricing models, discounted cash flow models and similar techniques. Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing modes or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter market. Level 2 securities include U.S. government agencies securities, mortgage-backed securities issued by government-sponsored entities and municipal bonds. Securities classified as Level 3 include a corporate debt security and a common stock in a less liquid market. The value of the corporate debt security is determined via the going rate of a similar debt security if it were to enter the market at period end. The derived market value requires significant management judgment and is further substantiated by discounted cash flow methodologies. There have been no changes in valuation techniques for the year ended December 31, 2016. Valuation techniques are consistent with techniques used in prior periods.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured on a recurring basis.

	Total	Level 1	Level 2	Level 3
Dollars in thousands
December 31, 2016
U.S. Government and federal agency	$6,543	$—	$6,543	$—
Government sponsored enterprises *	18,658	—	18,658	—
Corporate debt securities	750	—	—	750
Equity securities	1,112	1,112	—	—
Total	$27,063	$1,112	$25,201	$750

December 31, 2015
U.S. Government and federal agency	$15,543	$—	$15,543	$—
Government sponsored enterprises *	5,602	—	5,602	—
Corporate debt securities	750	—	—	750
Equity securities	1,038	1,038	—	—
Total	$22,933	$1,038	$21,145	$750

* Such as FNMA, FHLMC and FHLB

The Company did not have any transfers between Levels 1, 2, or 3 during the years ended December 31, 2016 or 2015.

The tables below present the changes during the years ended December 31, 2016 and December 31, 2015 in the amount of Level 3 assets measured on a recurring basis.

	December 31, 2016	December 31, 2015
Dollars in thousands
Balance, beginning of year	$750	$638
Additions	—	—
Change in valuation recognized in OCI	—	112
Balance, end of year	$750	$750

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value exceeds the recorded investments in such loans. At December 31, 2016 the discounted cash flows method was used in determining the fair value of ten loans totaling $3.3 million and the fair value of the collateral method was used in the other thirty-three loans totaling $3.8 million. At December 31, 2015 the discounted cash flows method was used in determining the fair value of eight loans totaling $3.1 million and the fair value of the collateral method was used in the other forty-one loans totaling $4.2 million. Impaired loans where an allowance is established based on the fair value of collateral and also when written down with the discounted cash flow method require classification in the fair value hierarchy. The fair value of the collateral for an impaired loan is classified as level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable assumptions will need to be used in assessing the value.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

When the discounted cash flows method is used, the Company records the impaired loan as nonrecurring Level 3. There have been no changes in valuation techniques for the year ended December 31, 2016. Valuation techniques are consistent with techniques used in prior periods.

The following table presents impaired loans that were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral or discounted cash flows at December 31, 2016 and December 31, 2015.

	December 31, 2016		December 31, 2015
Dollars in thousands	Level 2	Level 3	Level 2	Level 3
Carrying value of impaired loans before allocations	$—	$2,829	$—	$1,628
Specific valuation allowance allocations	—	(914)	—	(214)
Carrying value of impaired loans after allocations	$—	$1,915	$—	$1,414

Foreclosed Assets

Other real estate owned (“OREO”) is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of OREO is classified as level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable assumptions will need to be used in assessing the value.There have been no changes in valuation techniques for the year ended December 31, 2016. Valuation techniques are consistent with techniques used in prior periods.

The following table presents foreclosed assets that were re-measured and reported at fair value:

	December 31, 2016	December 31, 2015
Dollars in thousands
Foreclosed assets re-measured at initial recognition:
Carrying value of foreclosed assets prior to re-measurement	$229	$725
Charge-offs recognized in the allowance for loan losses	(1)	(16)
Fair value	$228	$709

Foreclosed assets re-measured subsequent to initial recognition:
Carrying value of foreclosed assets prior to re-measurement	$1,156	$1,570
Write-downs included in foreclosed asset expense, net	(373)	(285)
Fair value	$783	$1,285

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis are included in the table below.

	Total	Level 1	Level 2	Level 3
Dollars in thousands
December 31, 2016
Foreclosed assets	$1,011	$—	$—	$1,011
Impaired loans	1,915	—	—	1,915
Total	$2,926	$—	$—	$2,926

December 31, 2015
Foreclosed assets	$1,994	$—	$—	$1,994
Impaired loans	1,414	—	—	1,414
Total	$3,408	$—	$—	$3,408

Quantitative Information About Level 3 Fair Value Measurements:

	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Dollars in thousands
December 31, 2016
Impaired loans	$1,915	Discounted cash flows	Discount rate	4.25 – 6.50%	5.89%
Foreclosed assets	1,011	Discounted appraisals	Appraisal adjustments	15.11 – 60.47%	30.75%

December 31, 2015
Impaired loans	$168	Discounted appraisals	Appraisal adjustments	15.00%	15.00%
Impaired loans	1,246	Discounted cash flows	Discount rate	5.75 – 8.50%	7.24%
Foreclosed assets	1,994	Discounted appraisals	Appraisal adjustments	6.00% - 57.32%	17.32%

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS

Employment Contracts

The Company has entered into employment agreements with certain of the Company’s executive officers to ensure a stable and competent management base. The agreements provide for a term of two years, but the agreements may be extended. The agreements provide for benefits as specified in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. In the event of a change in control of the Company and in certain other events, as defined in the agreements, the Company or any successor to the Company will be bound to the terms of the contracts.

Supplemental Executive Retirement Plan (SERP Plan)

In August of 2007, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of certain senior officers. In January of 2014, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of the Company’s President and CEO. Participants in the SERP Plans and their level of participation, is determined by the Board of Directors. The SERP Plans provide for benefits as specified in the plans and cannot be terminated by the Board of Directors, except for cause,

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

without prejudicing the officer’s rights to receive certain vested rights, including compensation. Benefits of the 2007 plan vest over a ten year period and benefits of the 2014 plan vest over a five year period beginning on the participants’ date of employment and are deferred until separation from employment by the participant. In the event of a change in control of the Company and in certain other events, as defined in the SERP Plans, the Company or any successor to the Company will be bound to the terms of the SERP Plans. At December 31, 2016 and December 31, 2015 respectively, the Company had an accrued liability of $2,209,000 and $2,349,000 for participants’ vested benefits. The Company recorded expenses totaling $133,000 and $195,000 in 2016 and 2015, respectively.

401(k) Plan

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. The Company makes matching contributions equal to 100 percent of the first four percent of an employee’s compensation contributed to the Plan, with matching contributions vesting under an established vesting plan. For the years ended December 31, 2016 and 2015, matching employer contributions to the Plan amounted to approximately $179,000 and $159,000 respectively. Administrative fees were $3,000 in 2016 and 2015.

Stock Option Plans

The Company has six share-based compensation plans in effect at December 31, 2016 and at December 31, 2015. The compensation cost charged against income for those plans was approximately $60,000 and $147,000 respectively for the years ended December 31, 2016 and December 31, 2015.

During 2001 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2001 Employee Plan”) and a Non-statutory Stock Option Plan (the “2001 Director Plan”). Each plan makes available options to purchase 100,771 shares of the Company’s common stock, for an aggregate number of common shares reserved for options under these plans of 201,542. The exercise price of all options granted to date under these plans is $3.14.

The options granted in 2006 through 2011 under the 2001 Director Plan and the 2001 Employee Plan vest over a four-year period. The options granted in 2005 under the 2001 Director Plan and the 2001 Employee Plan vest over a three-year period. All unexercised options expire ten years after the year of the grant or earlier in certain circumstances. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2001 Employee Plan and the 2001 Director Plan expired in 2011 in accordance with their terms and no further options may be granted under these plans.

During 2005 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2005 Employee Plan”) and a Non-statutory Stock Option Plan (the “2005 Director Plan”). The 2005 Employee Plan makes available options to purchase 72,389 shares of the Company’s common stock and the 2005 Director Plan makes available 73,527 shares of the Company’s common stock, for an aggregate number of common shares reserved under these plans of 145,916. The exercise price of all options granted to date under these plans range from $2.13 to $16.21.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

The options granted in 2005 under the 2005 Director Plan and the 2005 Employee Plan vest over a three-year period. The options granted in 2006 through 2015 under the 2005 Employee Plan vest over a four-year period. All unexercised options expire ten years after the date of grant. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2005 Employee Plan and the 2005 Director Plan expired in 2015 in accordance with their terms and no further options may be granted under these plans. The Company did not grant any options under the 2005 Director Plan for the year ended December 31, 2015. The Company granted 8,496 stock options under the 2005 Employee Plan for the years ended December 31, 2015 with fair market values ranging from $2.86 to $2.88 per option, respectively. Additionally, the Company granted 10,000 shares of restricted stock under the 2005 Employee Plan for the year ended December 31, 2014. The shares vest over a 3-year period.

As a result of the merger with Carolina Commerce Bank, Carolina Trust Bank assumed all outstanding options of Carolina Commerce under the existing terms and at the conversion rate of 0.625 shares of Carolina Trust stock for each share of Carolina Commerce stock. All options assumed became fully vested at the merger date. As of December 31, 2016, there were 105,219 options outstanding from the converted plans with exercise prices ranging from $2.13 to $19.20.

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted in the year ended December 31, 2015. There were no options granted in 2016. The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company’s stock. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on the date of the grant. No post-vesting restrictions exist for these options.

Year ended
December 31, 2015

Dividend yield	0.00%
Risk-free interest rate	1.84 – 1.92%
Volatility	40.79%
Expected life	7 years

Total stock-based compensation recognized as compensation expense on our consolidated statement of income is as follows:

	December 31, 2016	December 31, 2015
Dollars in thousands
Option Grants	$49	$136
Restricted Stock Grants	11	11
Total Compensation Expense	$60	$147

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

A summary of option activity under the stock option plans as of December 31, 2016 and changes during the year ended December 31, 2016 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2015	192,479	$6.88	5.35 years
Exercised	(1,250)	$2.78
Expired	(4,840)	$16.20
Forfeited	(1,497)	$5.39
Granted	—	$—
Outstanding, December 31, 2016	184,892	$6.67	5.40 years	$—

Exercisable, December 31, 2016	170,101	$6.82		$—

The approximate fair value of options vested over the years ended December 31, 2016 and 2015, respectively, was $79,000 and $134,000. The approximate weighted average fair value per share of options granted during the year ended December 31, 2015, was $2.86. The approximate fair value of options granted during the year ended December 31, 2015 was $24,000.

A summary of restricted stock activity during the twelve months ended December 31, 2016 and 2015 is presented below:

	December 31, 2016		December 31, 2015
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	6,667	$3.31	10,000	$3.31
Granted	—		—
Vested	(3,333)		(3,333)
Ending balance outstanding	3,334	$3.31	6,667	$3.31

As of December 31, 2016 there was $25,000 of unrecognized compensation cost related to non-vested options granted under all of the Company equity compensation plans. That cost is expected to be recognized over a weighted average period of one year. The restricted stock cost was recognized in 2015, 2016 and 2017.

Upon exercise of the options, the Company issues shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill obligations of the equity compensation plans.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE P – NONCONTROLLING INTEREST

Due to its formation as a holding company, the Company recognized $2,580,000 of the Bank’s preferred stock as a noncontrolling interest in Stockholders’ Equity. On February 6, 2009, the Bank issued $4,000,000 of Senior Preferred Shares to the U.S. Department of Treasury (the “Treasury”), consisting of 4,000 shares, with a liquidation preference of $1,000 per share. In addition, on February 6, 2009, the Bank issued a warrant to the Treasury to purchase 86,957 common shares at an initial exercise price of $6.90 per share with an expiration date of February 6, 2019. Generally accepted accounting principles required management to allocate the net proceeds from the issuance of the preferred stock between the preferred stock and related warrant based upon a relative fair value method. The terms of the preferred shares required management to pay a non-cumulative dividend at the rate of 5 percent per annum for the first five years and 9 percent thereafter. The dividend rate changed from 5 percent to 9 percent on February 16, 2014. Management has determined that the 5 percent dividend rate is below market value, therefore, the fair value of the preferred shares would be less than the $4,000,000 in proceeds. Management determined that a reasonable market rate is 14 percent for the fair value of the preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at February 6, 2009, the date of issuance, net of issuance costs of $20,000 was $3,554,000 and $426,000, respectively. The discount on the preferred of $426,000 was accreted through retained earnings over a 60 month period.

In November 2012, the U.S. Treasury sold the preferred stock to several investors in a Dutch auction process. The Bank had designated a third party bidder to act on its behalf pursuant to the rules of the Dutch auction. In December 2012, pursuant to its agreement with the third party bidder, the Bank in turn repurchased 35% of the preferred stock or $1.4 million at a price of 85.3% of par or $1,194,000 from one of the investors, the same price at which the bidder had purchased the preferred stock from the U.S. Treasury. The gain from the redemption below par totaling $206,000 increased surplus and reduced the amount reported as dividends to preferred shareholders for the year ended December 31, 2012. Following this redemption, the Bank’s preferred stock balance was $2,580,000, which is the par value $2,600,000, net of $20,000 issuance costs.

In June 2013, the U.S. Treasury sold the warrant to private investors in a Dutch auction process. Following the reorganization of the Bank into Company, the right to acquire up to 86,957 shares of Bank common stock at a price of $6.90 per share was converted to the right to purchase the same number of shares of Company common stock. The warrant book value, $426,000 is recognized as Company stockholders’ equity. The warrant expires February 6, 2019.

In December of 2016, the Bank redeemed all 2,600 shares of its outstanding preferred stock. The terms of redemption included principal at a par value of $1,000 per share plus accrued dividends based on a 9% annual dividend rate.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE Q –SUBORDINATED DEBT

On October 13, 2016, the Company entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Purchasers”) pursuant to which the Company issued and sold $10 million in aggregate principal amount of 6.9% fixed-to-floating rate subordinated notes due 2026 (the “Notes”). The Notes were issued by the Company to the Purchasers at a price equal to 100% of their face amount.

The Notes have a stated maturity of October 15, 2026 and bear interest at a fixed rate of 6.9% per year, from and including October 13, 2016, to but excluding October 15, 2021, computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears. From and including October 15, 2021, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an interest rate per year equal to the then-current three-month LIBOR plus 571.8 basis points, computed on the basis of a 360-day year and the actual number of days elapsed, payable quarterly in arrears. The Notes are redeemable, in whole or in part, on or after October 13, 2021, and at any time upon the occurrence of certain events.

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE R – PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Carolina Trust BancShares, Inc.:

Condensed Balance Sheets

December 31, 2016
Dollars in thousands
Assets
Cash and demand deposits	$779
Investment in bank subsidiary	37,897
Other assets	12
Total assets	$38,688

Liabilities and shareholders’ equity
Long term subordinated debt	$9,605
Other liabilities	70
Total liabilities	9,675

Shareholders’ equity	29,013
Total liabilities and shareholders’ equity	$38,688

Condensed Statements of Operations

December 31, 2016
Dollars in thousands
Income:
Dividends received from subsidiary	$125
Total income	125

Expense
Interest expense	166
Other operating expense	164
Total expense	330
Loss before income taxes and equity in undistributed earnings Of subsidiary	(205)
Income tax benefit	(121)
Loss before equity in undistributed earnings of subsidiary	(84)
Equity in undistributed earnings of subsidiaries	1,425
Net income	1,341
Net income attributable to non-controlling interests	222
Net income available to common shareholders	$1,119

CAROLINA TRUST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

NOTE Q – PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flow

December 31, 2016
Dollars in thousands
Cash flows from operating activities
Net income	$1,341
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiary	(1,425)
Increase in other assets	(12)
Increase in other liabilities	67
Net cash used in operating activities	$(29)

Cash flows from investing activities
Investment in subsidiary	$(8,800)
Net cash used in investing activities	$(8,800)

Cash flows from financing activities
Net proceeds from issuance of common stock	3
Issuance of long-term subordinated debt	9,605
Net cash provided by financing activities	$9,608
Net increase in cash and cash equivalents	779
Cash and cash equivalents at beginning of year	—
Cash and cash equivalents at end of year	$779

The share exchange of all of the Bank’s common stock for the Company’s common stock on August 16, 2016 was a non-cash investment in the Bank by the Company.

Carolina Trust BancShares, Inc.
General Corporate Information

Office Locations

Vale Branch	Main	West Branch
9584 Hwy 10 West	901 East Main Street	799 Hwy 27 West
Vale, North Carolina 28168	Lincolnton, North Carolina 28092	Lincolnton, North Carolina 28092

Triangle Branch	Boger City Branch	New Hope Branch
1293 Hwy 16 North	2740 NC Hwy 27 East	534 South New Hope Road
Denver, North Carolina 28037	Lincolnton, North Carolina 28092	Gastonia, North Carolina 28054

Forest City Branch	Hickory Branch	Lake Lure Branch
142 North Watkins Drive	11 13th Avenue NE	103 Arcade Street
Forest City, North Carolina, 28043	Hickory, North Carolina, 28601	Lake Lure, North Carolina 28746

Mooresville Office
125 East Trade Court
Mooresville, North Carolina 28117

Common Stock

The Company had 4,650,808 shares of Common Stock outstanding which were held by approximately 1,432 holders of record (excluding shares held in street name) as of December 31, 2016. To date, the Company has not paid any cash dividends on common stock. The Company can only pay dividends if the distribution will not reduce the Company’s capital below required amounts.

Market for Common Stock

The Company’s common stock is traded on the NASDAQ under the symbol CART. Certain sales have been facilitated by the Bank in 2016 and 2015. Stock prices for 2016 and 2015 are presented below.

Stock Transfer Agent

Broadridge Corporate Issuer Services Inc.

P.O. Box 1342

Brentwood, NY 11717

Regulatory and Securities Counsel

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000 Telephone

(919) 781-4865 Facsimile

Independent Auditors

Dixon Hughes Goodman LLP

4350 Congress Street, Suite 900

Charlotte, North Carolina 28209

The table below presents the high and low sales prices for the Company’s (and formerly the Bank’s) stock for 2016 and 2015, as reported on Nasdaq:

	High	Low
2016
First quarter	$6.39	$5.75
Second quarter	6.32	5.60
Third quarter	6.29	5.85
Fourth quarter	6.68	6.00

2015
First quarter	$5.59	$4.72
Second quarter	5.62	5.31
Third quarter	6.21	5.50
Fourth quarter	6.40	5.60

Annual Shareholders Meeting

The Annual Meeting of the shareholders of Carolina Trust BancShares, Inc. will be held at 10:00 am, on May 2, 2017 at the Salt Block Foundation, 243 Third Avenue NE, Hickory, North Carolina 28601.

Annual Report on Form 10-K

A copy of Carolina Trust BancShares, Inc.’s 2016 Annual Report on Form 10-K, as filed with the Federal Deposit Insurance Corporation, is available without charge to stockholders upon written request to Jerry L. Ocheltree, President and Chief Executive Officer, Carolina Trust BancShares, Inc., 901 East Main Street, P.O. Box 308, Lincolnton, NC 28093-0308.

This Annual Report serves as the annual financial disclosure statement furnished pursuant to the Securities and Exchange Commission’s rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission.