Form 10-K, Exhibit 13
period 2018-12-31
Carolina Trust BancShares, Inc.
filed 2019-03-28
CIK 1676667

Exhibit 13.01

Carolina Trust BancShares Inc.

2018 Annual Report

Carolina Trust BancShares, Inc.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This annual report contains statements that management believes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements generally relate to the financial condition of Carolina Trust BancShares, Inc. (the “Company”), results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “will,” “may,” “should,” “could,” “would,” “continues,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this annual report. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements management may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information actually known to the Company at the time. Management undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this report are based on current expectations, estimates and projections about the Company’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of the Company’s future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements. These risks, uncertainties and assumptions include, without limitation:

☐
deterioration in the financial condition of borrowers resulting in significant increases in the Company’s loan and lease losses and provisions for those losses and other adverse impacts to results of operations and financial condition;

☐	changes in interest rates that affect the level and composition of deposits, loan demand and the values of loan collateral, securities, and interest-sensitive assets and liabilities;
☐	the failure of assumptions underlying the establishment of reserves for possible loan and lease losses;
☐	the impact of liquidity needs on our results of operations and financial condition;
☐	risks related to the concentration in commercial real estate;
☐	declines in commercial and residential real estate;
☐	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;
☐	a failure in or a breach of the Company’s operational or security systems or those of its third-party service providers;

☐	the effect of any mergers, acquisitions, or other transactions to which the Company may from time to time be a party, including Management’s ability to successfully integrate any businesses acquired;
☐	the costs, effects, and outcomes of existing or future litigation, including any litigation related to our acquisition activities;
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

Except as otherwise disclosed, forward-looking statements do not reflect any changes in laws, regulations or regulatory interpretations after the date as of which such statements are made. All forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any statement, to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Carolina Trust BancShares, Inc.
Report of Management

Dear Shareholders:

Thank you for your investment in Carolina Trust BancShares, Inc. (NASDAQ:  CART).  We are pleased to report record earnings and continued growth in 2018 while we also prepared successfully for the acquisition of Clover Community Bankshares, Inc. (“Clover”) on January 1, 2019.  With our talented and experienced staff, we served each of our communities well in the North Carolina Piedmont and Foothill counties of Lincoln, Gaston, Catawba, Rutherford and Iredell and from our loan production office in Rowan County, NC.  We go to work each day to exceed the expectations of customers whom we serve through 3,186 loan and credit line accounts and 13,060 deposit accounts.  The performance data below highlights our accomplishments in 2018.

✓	Earnings in 2018 totaled $2,952,000, or $0.46 per diluted share, as fourth quarter earnings accelerated to $946,000, or $0.13 per diluted share.
✓
Adjusted 2018 earnings to exclude merger expenses (a non-GAAP financial measure*) were $3,599,000, or $0.56 per diluted share after growing in the fourth quarter to $1,169,000, or $0.16 per diluted share.

✓	Return on assets (“ROA”) for 2018 was 0.65% and for the fourth quarter was 0.80%. Fourth quarter adjusted ROA to exclude merger expenses was 0.99%.
✓	Loans grew by $44.6 million or 13% and deposits grew by $54.5 million or 16% in 2018.
✓	Average loans and deposits increased from 2017 to 2018 by 15% each, and net interest income grew by 18%.
✓	The net interest margin was 3.83%, and up 2 basis points over 2017, mostly due to the increase in the fourth quarter 2018 to 3.94%.
✓	Noninterest income grew by 22% in 2018 while noninterest expense grew by only 9%, of which 6% was attributed to 2018 merger expenses incurred in the acquisition of Clover.
✓	The ratio of net noninterest expenses (i.e. noninterest expenses minus noninterest income) to average assets improved in 2018 to 2.66%, down from 2.88% in 2017 as we leveraged our fixed costs.
✓	Stockholders’ equity increased by $21.1 million or 73% primarily from a public stock offering in April and from retained earnings.
✓	Book value per share at December 31, 2018 was $7.02, an increase of $0.77 from the prior year end.
✓
Announced plan to acquire Clover and its subsidiary bank in June. Obtained regulatory and shareholder approvals in the fourth quarter as we prepared for a January 1, 2019 merger that would increase our assets to approximately $600 million.

✓	Executed our 2017-2019 strategic plan that includes financial and operational goals.

Our 2018 net income of $2,952,000 was an increase of $2,548,000 or 631% over 2017.  Adjusted to exclude the 2018 merger expenses and the 2017 income tax adjustments related to income tax reform, the adjusted 2018 net income (a non-GAAP financial measure*) was $3,599,000, an increase of $2,259,000 or 169% over 2017.  These earnings were retained to support growth, including the acquisition of Clover and the continued adding of loan and deposit relationships to compound earnings for the foreseeable future.  The addition of the Clover branches extends our franchise into South Carolina and leverages our fixed costs so that we can continue to grow profitably while mitigating some credit and liquidity risk by diversifying our geographic markets.

Our strategy involved both loan and deposit growth that was driven by our talented staff and flexible products so that we could achieve double digit percentage increases.  We provided full-service banking at our nine branches while also preparing for both the Clover legal merger on January 1 and the operational conversion of the Clover branches in the first quarter of 2019.  Complementing our high level of personal service in the branches, excellent online and mobile banking products allowed customers to monitor their accounts and to make payments, deposits and transfers conveniently.

We are pleased that our December 31, 2018 assets and fourth quarter 2018 net interest margin were both at the highest levels of the year, and the effort to achieve those results gives us momentum as we move into 2019.  Our board of directors and employees worked so well together to achieve these goals in 2018.  We look forward to 2019 as we continue our strategy of providing the highest level of service for our customers and returning profits that our shareholders deserve.

Sincerely,

Jerry L. Ocheltree
President and CEO

*Note:  non-GAAP financial measures ($000)

	2018	2017	Increase from 2017 to 2018	Fourth Quarter 2018
Income before taxes	$3,915	$1,998		$1,250
Add: Merger expenses	744	-0-		264
Adjusted pre-tax income	4,659	1,998		1,514
Less: Income tax expense	963	1,594		304
Add: Income tax benefit for merger expenses	97	-0-		41
Add: Income tax charge for DTA revaluation due to tax reform	-0-	936		-0-
Adjusted net income	$3,599	$1,340	$2,259	$1,169

Diluted average common shares outstanding (thousands)	6,471	4,738		7,240
Adjusted diluted earnings per share	$0.56	$0.28		$0.16

Carolina Trust BancShares, Inc.
Selected Financial and Other Data
In thousands, except share and per share data

	As of or for the Years Ended December 31,
	2018	2017	2016	2015	2014
Summary of Operations:
Interest income	$21,089	$17,449	$16,222	$14,905	$13,042
Interest expense	4,624	3,479	2,872	2,311	1,951
Net interest income	16,465	13,970	13,350	12,594	11,091
Provision (recovery) for loan losses	406	704	(27)	(270)	(80)
Net interest income after provision for loan losses	16,059	13,266	13,377	12,864	11,171
Non-interest income (1)	1,256	1,033	864	708	597
Non-interest expense (1)	13,400	12,301	12,023	11,350	9,450
Income before income taxes	3,915	1,998	2,218	2,222	2,318
Provision (benefit) for income taxes	963	1,594	877	1,164	(4,539)
Net income	$2,952	$404	$1,341	$1,058	$6,857
Preferred stock dividend and accretion of discount on warrants	-	-	222	234	227
Net income available to common stockholders	$2,952	$404	$1,119	$824	$6,630
Per Share Data and Shares Outstanding Data:
Basic net income per common share	$0.46	$0.09	$0.24	$0.18	$1.43
Diluted net income per common share	0.46	0.09	0.24	0.18	1.43
Book value per common share at period end	7.02	6.25	6.24	6.00	5.87
Weighted average number of common shares outstanding:
Basic	6,380,227	4,655,369	4,649,405	4,645,408	4,635,096
Diluted	6,470,939	4,737,874	4,697,765	4,685,814	4,678,108
Shares outstanding at period end	7,156,987	4,657,880	4,650,808	4,646,225	4,635,422
Balance Sheet Data:
Total assets	$475,104	$406,618	$374,917	$334,049	$293,041
Loans receivable	393,282	348,679	308,492	292,362	244,646
Allowance for loan and lease losses	3,978	3,599	3,393	3,723	4,002
Other interest-earning assets	56,147	37,598	47,589	25,341	29,677
Deposits	395,149	340,653	318,665	284,794	237,176
Borrowings	25,994	33,483	23,973	15,681	22,373
Stockholders’ equity	50,261	29,119	29,033	30,464	29,807
Selected Performance Ratios:
Return on average assets	0.65%	0.10%	0.36%	0.33%	2.53%
Return on average common equity	6.86%	1.36%	3.87%	2.95%	28.30%
Net interest margin	3.83%	3.81%	3.80%	4.20%	4.33%
Net interest spread	3.58%	3.65%	3.65%	4.06%	4.21%
Noninterest income to average assets (1)	0.27%	0.26%	0.23%	0.22%	0.24%
Noninterest expense to average assets (1)	2.93%	3.15%	3.26%	3.54%	3.51%
Efficiency ratio (1) (2)	75.61%	81.99%	84.59%	85.32%	80.95%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.27%	0.79%	0.93%	0.74%	1.70%
Allowance for loan and lease losses to period-end loans	1.01%	1.03%	1.10%	1.27%	1.64%
Allowance for loan and lease losses to nonperforming loans	378.34%	131.03%	118.02%	172.10%	96.08%
Nonperforming assets to total assets	0.46%	0.87%	1.04%	1.24%	2.12%
Net loan charge-offs (recoveries) to average loans outstanding	0.01%	0.15%	0.10%	0.00%	(0.01%)
Capital Ratios: (*indicates subsidiary bank ratio)
Common equity tier 1 capital ratio*	12.36%	10.10%	11.40%	8.67%	N/A
Total risk-based capital ratio*	13.34%	11.08%	12.46%	10.30%	11.03%
Tier 1 risk-based capital ratio*	12.36%	10.10%	11.40%	9.10%	9.77%
Tier 1 leverage ratio*	10.85%	9.22%	9.64%	8.48%	9.02%
Equity to assets ratio	10.58%	7.16%	7.74%	9.12%	10.17%
Average equity (common and preferred) to average assets	9.41%	7.61%	8.49%	9.52%	8.94%
Average common equity to average assets	9.41%	7.61%	7.83%	8.72%	7.99%
Other Data:
Number of banking offices	9	9	9	9	7
Number of full time equivalent employees	86	81	80	83	74

(1)	Adjusted for all historical periods for the reclassification of debit card expense to net with interchange fees that started in 2018.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following is management’s discussion and analysis of the financial condition and results of operations of Carolina Trust BancShares, Inc. (the “Company”) as of and for the years ended December 31, 2018 and 2017.  The purpose of this discussion is to focus on important factors affecting our financial condition and results of operations.  The discussion should be read in conjunction with the audited financial statements and related notes included in this report to assist in the evaluation of our 2018 performance.

DESCRIPTION OF BUSINESS

Carolina Trust BancShares, Inc. is a North Carolina business corporation formed in 2016 to become the bank holding company for Carolina Trust Bank (the “Bank”).  On August 16, 2016, the Company announced that it had consummated the statutory share exchange pursuant to which it became the parent company of the Bank.  Shares of the Bank’s common stock were exchanged for shares of the Company’s common stock at a one-for-one exchange ratio.  The Company is operates as a registered bank holding company under the Bank Holding Company Act of 1956.  The Bank is the only subsidiary of the Company.

The Bank commenced operations on December 8, 2000 in Lincolnton, North Carolina.  We moved into our permanent headquarters in June 2001.  We opened our first de novo branch in West Lincolnton in September 2002, and purchased a branch in Vale, ten miles west of Lincolnton, in March 2003.  In September 2004, we expanded our market area by opening a de novo branch in Denver, fifteen miles east of Lincolnton adjacent to Lake Norman, a rapidly growing and upscale commuter corridor for the Charlotte area.  In 2007, we opened a loan production office in Forest City, NC in Rutherford County and a de novo branch in Boger City on the east side of Lincolnton. In October 2009, we acquired Carolina Commerce Bank, which had one office in Gastonia, NC.  We merged Carolina Commerce Bank with and into our bank, and their former headquarters is now operated as a full-service branch of Carolina Trust Bank. In February 2012, the Bank opened a loan production office in Hickory, NC in Catawba County. In August 2013, the loan production office in Forest City was converted into a full-service branch. In November 2014, the Bank opened a loan production office in Mooresville, NC. In March 2015, the Bank opened a de novo branch in Lake Lure, NC in Rutherford County and converted the loan production office in Hickory into a full-service branch. In March 2017, the Boger City branch was consolidated into the nearby main office (headquarters). In November 2017, the Bank opened a loan production office in Salisbury, NC in Rowan County.

On January 1, 2019, the Company acquired Clover Community Bankshares, Inc. (“Clover”), the parent holding company for Clover Community Bank, Clover, South Carolina.  Pursuant to the Agreement and Plan of Merger and Reorganization between the Company and Clover dated June 14, 2018, Clover merged with and into the Company, with the Company being the surviving corporation in the merger.  Immediately following the parent merger, Clover Community Bank was merged with and into Carolina Trust Bank, also effective January 1, 2019.

We are the only independent publicly held bank headquartered in Lincoln County, which is adjacent to the Charlotte/Concord/Gastonia Metropolitan Statistical Area. Our headquarters and Denver (Lake Norman) offices are both approximately twenty-five miles northwest of Charlotte’s Douglas International Airport.

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

Our website is located at http://www.carolinatrust.com.  Information on our website is not incorporated by reference in this report. The Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.  The address of our headquarters is 901 East Main Street, Lincolnton, North Carolina 28092, and our telephone number is (704) 735-1104.

CRITICAL ACCOUNTING POLICIES

General
The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles, or “GAAP”, and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates, which in the case of the determination of our allowance for loan losses, deferred tax assets, and foreclosed assets have been critical to the determination of our financial position and results of operations.

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

The Company considers the allowance for loan and lease losses of $3,978,000 appropriate to cover losses inherent in the loan and lease portfolio as of December 31, 2018. However, no assurance can be given that the Company will not, in any particular period, sustain loan and lease losses that exceed the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions, the Company’s ongoing credit review process or regulatory requirements, will not require significant changes in the allowance for loan and lease losses. Among other factors, a prolonged economic slowdown and/or a decline in commercial or residential real estate values in the Company’s market area may have an adverse impact on the current adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss.

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

FINANCIAL CONDITION

At December 31, 2018, the Company’s total assets were $475,104,000, total loans were $393,282,000, total investment securities were $32,577,000, total deposits were $395,149,000 and total shareholders’ equity was $50,261,000.  Compared with December 31, 2017, total assets increased $68,486,000 or 16.8%, total loans increased $44,603,000 or 12.8%, total investment securities increased $1,465,000 or 4.7%, total deposits increased $54,496,000 or 16.0% and total shareholders’ equity attributable to common shareholders increased $21,142,000 or 72.6%.

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital ratios monitored by state and federal regulators. As of December 31, 2018, the Bank’s common equity tier 1 capital ratio and tier 1 risk-based capital ratio were both 12.36%; total risk-based capital ratio was 13.34%; and the tier 1 leverage ratio was 10.85%.

RESULTS OF OPERATIONS

The Company reported net income available to common shareholders of $2,952,000, or $0.46 per diluted common share for the year ended December 31, 2018, an increase of $2,548,000 or 631.4% as compared to the year ended December 31, 2017. Pre-tax net income increased $1,917,000 or 96.0% for the year ended December 31, 2018 as compared to the same prior year period.  Return on average total assets was 0.65% and return on average shareholders’ equity was 6.86% for the year ended December 31, 2018.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

Select financial highlights for 2018:

•	Increase in total loans outstanding of $44,603,000 or 12.8% over the prior year.
•	Increase in total deposits outstanding of $54,496,000 or 16.0% over the prior year.
•	Increase in net interest income of $2,495,000 or 17.9% as compared to the prior year.
•
Total nonperforming assets (“NPAs”) decreased $1,327,000 from $3,535,000 at December 31, 2017 to $2,208,000 at December 31, 2018.  This resulted in a 41 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 0.87% at December 31, 2017 to 0.46% at December 31, 2018.

•
The ratio of Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.03% at December 31, 2017 to 1.01% at December 31, 2018 due to continued improvement in credit quality as demonstrated by the reduction in NPAs.

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

Net interest income was $16,465,000 for the year ended December 31, 2018, an increase of $2,495,000 or 17.9% as compared to December 31, 2017. Average interest-earning assets for 2018 were $429,914,000; an increase of $63,333,000 from 2017. For 2018, loans and investment securities represented 86.9% and 7.1% respectively of average total interest earning assets for the year.  Comparatively, 2017 loans and investment securities represented 89.0% and 7.8% respectively of average total interest-earning assets for the year. The average yield on total interest-earning assets increased by 15 basis points to 4.91% in 2018 compared to 4.76% for 2017 and the average rate of interest paid on interest-bearing liabilities increased by 21 basis points to 1.32% in 2018, compared to 1.11% in 2017. For the years ended December 31, 2018 and December 31, 2017, the net interest spread was 3.58% and 3.65%, respectively. A decrease of 7 basis points. The net interest margin was 3.83% for the year ended December 31, 2018 compared to 3.81% for the year ended December 31, 2017, an increase of 2 basis point.

Asset Quality
We continue to make improvement in our nonperforming and classified loan categories which has allowed us to reduce the balance of our overall allowance for loan and lease losses during the fiscal year ended December 31, 2018.  The Company’s ratio of non-performing assets as a percentage of total assets decreased 41 basis points to 0.46% as compared to the 0.87% reported at December 31, 2017.  In comparison to the prior year, nonaccrual loans decreased $1,618,000, accruing loans 90 days or more past due decreased by $77,000, and foreclosed assets increased $368,000.  There were net loan charge-offs of $27,000 and $498,000 in 2018 and 2017, respectively.

The Bank recorded a $406,000 provision for loan losses in 2018 as compared to $704,000 in 2017. The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.03% at December 31, 2017 to 1.01% at December 31, 2018.  The $298,000 decrease in the provision was due to decreases in past due loans, non-performing loans and classified loans and also due to low charge-offs in the current year, which are given higher weight in the model. The ratios of net charge-offs (recoveries) to average gross loans were 0.01%, 0.15% and 0.10% for 2018, 2017, and 2016, respectively.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

At December 31, 2018, the Bank’s total reserves amounted to $3,978,000; of which $245,000 are specific reserves on impaired loans and $3,733,000 are general reserves to cover inherent risks in the loan portfolio.  Comparatively, at December 31, 2017, the total reserves amounted to $3,599,000, including specific reserves of $248,000 and general reserves of $3,351,000.  Total reserves represented 380% of non-accrual loan balances as of December 31, 2018 as compared to 135% reported at December 31, 2017.

Noninterest Income
For the year ended December 31, 2018, noninterest income was $1,256,000, a $223,000 or 21.6% increase when compared to the prior year.  Interchange fee income, net increased $90,000 or 64.6% as a result of deposit growth and promotions related to debit card usage.  Overdraft fees on deposits increased $108,000 or 24.8% year over year.  Management remains focused on business development efforts to generate additional sources of non-interest income.

Noninterest Expense
Noninterest expense for the year ended December 31, 2018 totaled $13,400,000, up $1,099,000 or 8.9% as compared to the $12,301,000 recorded for the year ended December 31, 2017.  Specific items to note are as follows:

•	Merger expenses of $744,000 in 2018 related to the acquisition of Clover Community Bankshares Inc. which was completed on January 1, 2019.
•	Compensation expense increased $266,000 or 3.8% in comparison to 2017 as the result of staff additions over the past 12 months, merit increases and performance incentive award increases.
•	Foreclosed asset expenses increased $216,000 or 76.9% due to impairments totaling $355,000 in four different properties and increases in the maintenance expenses associated with these assets.
•
Data processing expense decreased $155,000 or 16.5% compared to 2017. These expenses were higher in 2017 due to expenses for conversion of our core products that was completed in the second quarter of 2017.

Provision for Income Taxes
The Company recorded income tax expense of $963,000 in 2018 resulting in an effective tax rate of 24.61%, as compared to an income tax expense of $1,594,000 in 2017 which represented an effective tax rate of 79.8%.  The effective tax rate for 2017 was elevated due to additional tax expenses totaling $936,000 when deferred tax assets were revalued. The revaluation was attributed to the Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017, that decreased the Company’s federal income tax rate from 34% to 21%.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

NET INTEREST INCOME

Average Balances and Average Rates Earned and Paid.  The following table sets forth, for the years ended December 31, 2018, 2017 and 2016, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities.  Non-accrual loans have been included in determining average loans and did not have a material impact on net interest income.

	For the Years Ended December 31,
	2018			2017			2016
	Average Balance	Interest Income/ Expense	Average Interest Rate(1)	Average Balance	Interest Income/ Expense	Average Interest Rate(1)	Average Balance	Interest Income/ Expense	Average Interest Rate(1)
	(Dollars in thousands)

Interest-earning assets:
Loans(2)	$373,547	$19,736	5.28%	$326,103	$16,534	5.07%	$298,600	$15,213	5.09%
Investment securities	30,679	869	2.83%	28,419	783	2.76%	27,447	815	2.97%
Other interest-earning assets	25,689	484	1.88%	12,059	132	1.09%	24,915	194	0.78%
Total interest-earning assets	429,915	21,089	4.91%	366,581	17,449	4.76%	350,962	16,222	4.62%
Other assets	27,237			24,266			18,324

Total Assets	$457,152			$390,847			$369,286

Interest-bearing liabilities
Deposits:
Interest-earning demand deposits and savings	$145,815	$724	0.50%	$131,072	$442	0.34%	$110,981	$278	0.25%
Time deposits $250,000 or more	47,470	820	1.73%	31,106	443	1.42%	39,041	567	1.45%
Other time deposits	124,695	1,974	1.58%	122,329	1,596	1.30%	127,581	1,665	1.31%
Capital lease obligation	176	13	7.39%	240	17	7.08%	299	21	7.02%
Other interest-bearing liabilities	30,851	1,093	3.54%	27,817	981	3.53%	18,250	341	1.87%
Total interest-bearing liabilities	349,007	4,624	1.32%	312,564	3,479	1.11%	296,152	2,872	0.97%

Non-interest bearing deposits	61,520			45,362			38,662
Other liabilities	3,621			3,183			3,102
Stockholders’ equity	43,004			29,738			31,370

Total liabilities and stockholders’ equity	$457,152			$390,847			$369,286

Net interest income and interest rate spread (3)		$16,465	3.58%		$13,970	3.65%		$13,350	3.65%

Net yield on average interest- earning assets (4)			3.83%			3.81%			3.80%

Ratio of interest-earning assets to interest-bearing liabilities	123.18%			117.28%			118.51%

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

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns).  The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate. Interest income on loans is affected by accretion of fair value discounts in 2018 and 2017.

	Years Ended
	December 31, 2018 vs. 2017
	Increase (Decrease) Due to
In thousands	Volume	Rate	Net

Interest income:
Loans	$2,405	$797	$3,202
Investment securities	62	24	86
Other interest-earning assets	149	203	352

Total interest income	2,616	1,024	3,640

Interest expense:
Deposits:
Savings, NOW and money market deposits	50	232	282
Time deposits $250,000 or more	233	144	377
Other time deposits	31	347	378
Capital lease obligation	(5)	1	(4)
Other interest-bearing liabilities	107	5	112

Total interest expense	416	729	1,145

Net interest income increase (decrease)	$2,200	$295	$2,495

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

The analysis of an institution’s interest rate gap (the difference between the re-pricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2018, which are projected to re-price or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period, except for those loans that have set repricing dates, which are included in the period in which they adjust. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments, which will be received throughout the lives of mortgage-backed investment securities. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following table presents the Bank’s interest sensitivity gap between interest-earning assets and interest-bearing liabilities for the period indicated.

	Terms to repricing at December 31, 2018
Dollars in thousands	Within 3 Months	4 to 12 Months	1 Year to 5 Years	Over 5 Years	Total

INTEREST-EARNING ASSETS:
Loans receivable:
Adjustable rate	$92,367	$384	$50,629	$4,510	$147,890
Fixed rate	2,804	15,566	202,934	24,088	245,392
Investment securities available for sale	1,550	-	6,983	24,044	32,577
Interest-earning deposits in other banks	21,022	-	-	-	21,022
Certificate of deposit with banks	-	-	998	500	1,498
Stock in FHLB of Atlanta	-	-	-	1,050	1,050

Total interest-earning assets	$117,743	$15,950	$261,544	$54,192	$449,429

INTEREST-BEARING LIABILITIES:
Deposits:
Interest-earning demand deposits and savings	$165,592	$-	$-	$-	$165,592
Time deposits $250,000 or more	11,601	18,290	16,906	-	47,427
Other time deposits	27,562	32,123	61,325	-	121,010
Capital lease obligation	17	54	70	-	141
Long Term – Subordinated Debt	-	-	9,753	-	9,753
Advances from FHLB	10,000	4,100	0	2,000	16,100

Total interest-bearing liabilities	$214,772	$55,197	$88,054	$2,000	$360,023

Interest sensitivity gap per period	$(97,029)	$(39,247)	$173,490	$52,192	$89,406

Cumulative interest sensitivity gap	$(97,029)	$(136,276)	$37,214	$89,406	$89,406

Cumulative gap as a percentage of total interest-earning assets	(82.41%)	(101.93%)	9.42%	19.89%	19.89%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	54.82%	49.52%	110.39%	124.83%	124.83%

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

Beginning January 1, 2015, the Company and the Bank calculate regulatory capital under the U.S. Basel III Standardized Approach.

The table below presents the regulatory capital ratios for the Bank.

	At December 31, 2018
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement

Common equity tier 1 capital ratio	12.36%	4.50%	6.50%
Total risk-based capital ratio	13.34%	8.00%	10.00%
Tier 1 risk-based capital ratio	12.36%	6.00%	8.00%
Tier 1 leverage ratio	10.85%	4.00%	5.00%

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

LIQUIDITY

The Company’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost-effective manner.  The Company’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations.  While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  Liquid assets, which consist of cash and due from banks, interest-earning deposits with banks, certificates of deposits with banks, federal funds sold and investment securities represented 13.89% and 10.25% of total assets at December 31, 2018 and December 31, 2017, respectively.

Should the need arise, management believes the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary.  The Bank has established credit lines with other financial institutions to purchase up to $15.5 million in federal funds and to borrow up to $10 million under a reverse repurchase agreement. There were no borrowings outstanding against these credit lines at December 31, 2018 or at December 31, 2017. The Bank has also established a credit line with the Federal Home Loan Bank of Atlanta. The credit line is secured by a portion of the Bank’s loan portfolio that qualifies under FHLB guidelines as eligible collateral. Total availability, based on collateral pledged at December 31, 2018 was $84.1 million, of which $16.1 million was advanced and $11.0 million is used for a letter of credit.

Total deposits were $395,149,000 and $340,653,000 at December 31, 2018 and December 31, 2017 respectively.  Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate-sensitive.  Time deposits represented 42.63% and 45.20% of total deposits at December 31, 2018 and December 31, 2017 respectively. Time deposits of $250,000 or more represented 12.00% and 11.51% of the Bank’s total deposits at December 31, 2018 and December 31, 2017, respectively.  At December 31, 2018 and December 31, 2017 the Bank had brokered time deposits of $14,957,000 and $23,300,000 respectively. Management accepts time deposits from outside the Bank’s local market areas when such funding sources are useful to supplement funding and to add liquidity.  Management believes most time deposits are relationship-oriented. While the Bank expects it will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention.  Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

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

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

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

As part of the on-going monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans and (v) delinquencies. The Company also has an internal Loan Review Officer who monitors risk grades on an on-going basis. Furthermore, the Company employs a third party contractor to perform an annual loan review. The scope of the review is typically 50 - 60% of the loan portfolio.

The Company recorded loan loss provisions totaling $406,000 and $704,000 for the years ended December 31, 2018 and 2017, respectively. More recent improved loss experience as shown in the table below coupled with decreased levels of past due loans and classified loans reduced the required reserve for performing loans.  Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income. Based on its best judgment, evaluation, and analysis of the loan portfolio, management believes the level of the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following table represents the Company’s activity in its allowance for loan losses:

Analysis of the Allowance For Loan Losses

Dollars in thousands	2018	2017	2016	2015	2014
Balance at January 1	$3,599	$3,393	$3,723	$4,002	$4,066
Recoveries:
Commercial real estate	37	153	95	141	276
Commercial	60	50	17	95	23
Residential mortgage	45	18	-	-	1
Consumer and home equity lines	10	16	25	12	6
Total Recoveries	152	237	137	248	306
Charged-off loans:
Commercial real estate	(50)	(208)	(71)	(108)	(226)
Commercial	(106)	(369)	(301)	-	(18)
Residential mortgage	-	(66)	-	(132)	-
Consumer and home equity lines	(23)	(92)	(68)	(17)	(46)
Total Charge-offs	(179)	(735)	(440)	(257)	(290)
Net (charge-offs) recoveries	(27)	(498)	(303)	(9)	16
Provision for (recovery of) loan losses	406	704	(27)	(270)	(80)
Balance at December 31	$3,978	$3,599	$3,393	$3,723	$4,002

Ratio of allowance to total loans outstanding at end of year	1.01%	1.03%	1.10%	1.27%	1.64%
Ratio of net charge-offs (recoveries) to average loans outstanding during the period	0.01%	0.15%	0.10%	0.00%	(0.01%)

The allowance as a percentage of loans decreased during 2018 when compared to 2017 due to the following:

•	Decrease in classified loans.
•	Decrease in loans 30-89 days past due.
•	Decrease in non-performing loans.
•	Lower charge-offs in 2018.

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

Potential Problem Loans

	December 31, 2018		December 31, 2017
Category Dollars in thousands	Number	Balance	Number	Balance
Commercial real estate	10	$1,569	12	$2,663
Commercial	12	719	10	639
Residential mortgage	7	656	7	472
Consumer and home equity lines	8	930	14	1,727
Total	37	$3,874	43	$5,501

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following table summarizes the allocation of loan losses for the past five years ended December 31. The percentage in the table below refers to the percentage of loans outstanding in each category to total loans at the years ended, which is provided as a means to compare whether the allocation for loan losses for a category of loans is consistent with that category’s share of total loans.

Dollars in thousands	2018		2017		2016		2015		2014
	$	%	$	%	$	%	$	%	$	%

Commercial real estate*	2,683	63.52	2,260	61.18	1,607	58.55	2,302	56.66	2,456	53.14
Commercial	596	13.05	634	14.01	1,171	14.19	570	14.78	705	15.21
Residential mortgage	520	13.79	505	14.07	427	14.49	505	16.21	464	18.48
Home equity lines	154	8.64	177	9.66	175	11.38	336	10.97	361	11.70
Consumer – other	25	1.00	23	1.08	13	1.39	10	1.38	16	1.46
Balance at December 31	3,978	100.00	3,599	100.00	3,393	100.00	3,723	100.00	4,002	100.00

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

The Company’s ratio of NPAs to total assets decreased 41 basis points to 0.46% as compared to 0.87% reported at December 31, 2017. In comparison to the prior year, nonaccrual loans decreased $1,618,000, loans past due 90 days or more and still accruing interest decreased $77,000 and foreclosed assets increased $368,000.

Non-performing assets for the five years ended December 31, 2018 are detailed as follows:

Dollars in thousands	2018	2017	2016	2015	2014
Nonaccrual loans	$1,046	$2,664	$2,628	$2,047	$3,991
Past due 90 days and accruing interest	5	82	247	117	175
Total non-performing loans	$1,051	$2,746	$2,875	$2,164	$4,166
Foreclosed assets	1,157	789	1,011	1,994	2,048
Total non-performing assets	$2,208	$3,535	$3,886	$4,158	$6,214

Non-performing assets to total assets	0.46%	0.87%	1.04%	1.24%	2.12%

Interest income recognized on non- performing loans	$1	$22	$22	$64	$42
Interest income foregone on non- performing loans	$78	$200	$127	$93	$214

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

Troubled Debt Restructurings

A restructured loan is a loan in which the original contract terms have been modified due to a borrower’s financial condition or there has been a transfer of assets in full or partial satisfaction of the loan. A modification of the original contractual terms is generally a concession to a borrower that a lending institution would not normally consider.  One troubled debt restructuring in the amount of $716,000 is included in the loans on nonaccrual status for 2018 and one troubled debt restructuring in the amount of $765,000 is included in the loans on nonaccrual status for 2017.

Accruing troubled debt restructurings for the five years ending December 31 are as follows:

Dollars in thousands	2018	2017	2016	2015	2014
	$3,140	$3,398	$4,616	$4,725	$4,242

Loan Portfolio
Our total gross loans were $393,282,000 at December 31, 2018, an increase of $44,603,000 or 12.79% from the $348,679,000 reported one year earlier.  The loan portfolio primarily consists of real estate (including real estate term loans, construction loans and other loans secured by real estate), commercial, and loans to individuals for household, family and other consumer purposes.  We adjust the mix of lending and the terms of our loan programs according to economic and market conditions, asset/liability management considerations and other factors.  Loans typically are made to businesses and individuals within our primary market area, most of whom maintain deposit accounts with the Bank.  There is no concentration of loans exceeding 10% of total loans that is not disclosed in the financial statements and the notes to the financial statements contained in this annual report or discussed below.

The following table summarizes the loan portfolio by category for the five years ended December 31, 2018:

Dollars in thousands	2018	2017	2016	2015	2014

Commercial real estate	$249,827	$213,322	$180,617	$165,662	$130,015
Commercial	51,334	48,867	43,780	43,207	37,202
Residential mortgage	54,207	49,059	44,698	47,388	45,217
Home equity lines of credit	33,968	33,672	35,119	32,083	28,632
Consumer	3,946	3,759	4,278	4,022	3,580
Total loans	$393,282	$348,679	$308,492	$292,362	$244,646

The following table presents information on interest rate repricing on variable rate loans and maturities of fixed rate loans as of December 31, 2018.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Commercial real estate	$33,379	$191,930	$24,518	$249,827
Commercial	28,016	19,733	3,585	51,334
Residential real estate	13,849	39,922	436	54,207
Home equity lines of credit	33,968	-	-	33,968
Consumer – other	1,909	1,979	58	3,946
Total	$111,121	$253,564	$28,597	$393,282

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following table presents maturity information based upon contractual terms and scheduled repayments at December 31, 2018.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Fixed	$18,370	$202,934	$24,088	$245,392
Variable	24,426	34,625	88,839	147,890
Total	$42,796	$237,559	$112,927	$393,282

The following table sets forth information with respect to the asset quality of our loan portfolio.

Asset Quality – Loan Portfolio Analysis
	As of December 31, 2018
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding

Dollars in thousands
Commercial real estate:
Residential ADC	$4,650	$-	0.00%	$35	0.75%
Commercial ADC	20,791	42	0.20%	156	0.75%
Farmland	4,833	-	0.00%	5	0.10%
Multifamily	18,537	-	0.00%	61	0.33%
Owner occupied	103,983	932	0.90%	1,248	1.20%
Non-owner occupied	97,033	4	0.00%	1,178	1.21%
Total commercial real estate	249,827	978	0.39%	2,683	1.07%
Commercial:
Commercial and industrial	49,499	-	0.00%	594	1.20%
Agriculture	262	-	0.00%	-	0.00%
Other	1,573	-	0.00%	2	0.13%
Total commercial	51,334	-	0.00%	596	1.16%
Residential mortgage:
First lien, closed-end	53,395	57	0.11%	443	0.83%
Junior lien, closed-end	312	4	0.49%	77	9.48%
Total residential mortgage	54,207	61	0.11%	520	0.96%
Home equity lines	33,968	-	0.00%	154	0.45%
Consumer – other	3,946	7	0.18%	25	0.63%
Total gross loans	$393,282	$1,046	0.27%	$3,978	1.01%

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2018 and 2017:

In thousands	December 31, 2018	December 31, 2017
Balance, beginning of period	$789	$1,011
Additions	1,618	520
Proceeds from sales	(916)	(523)
Valuation adjustments	(355)	(195)
Gains (losses) from sales	21	(24)
Balance, end of period	$1,157	$789

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

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

A summary of financial instruments whose contract amounts represent the Company’s exposure to off-balance sheet credit risk for the periods indicated is as follows:

	December 31, 2018	December 31, 2017
Dollars in thousands
Undisbursed lines of credit	$73,100	$67,109
Commercial letters of credit	603	609
Total	$73,703	$67,718

The Company does not have any outstanding commitments to any classified borrowers.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

INVESTMENT ACTIVITIES

The Company’s portfolio of investment securities consists of available for sale U.S. Government and federal agency, available for sale mortgage-backed securities, available for sale municipal securities, and equity securities.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity, except for equity securities. Unrealized gains and losses on equity securities are now recognized in the income statement, beginning in 2018. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks.

The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of investment securities:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Dollars in thousands
December 31, 2018
U.S. Government and federal agency	$11,036	$6	$(253)	$10,789
Mortgage-backed securities *	21,010	36	(505)	20,541
Municipal securities	631	1	(2)	630
Total available-for-sale securities	32,677	43	(760)	31,960
Equity securities	1,204	-	(587)	617
Total	$33,881	$43	$(1,347)	$32,577

December 31, 2017
U.S. Government and federal agency	$11,424	$11	$(159)	$11,276
Mortgage-backed securities *	19,142	61	(288)	18,915
Municipal securities	297	-	(2)	295
Equity securities	1,204	-	(578)	626
Total	$32,067	$72	$(1,027)	$31,112

December 31, 2016
U.S. Government and federal agency	$6,664	$17	$(138)	$6,543
Mortgage-backed securities *	18,841	101	(284)	18,658
Corporate debt securities	750	-	-	750
Equity securities	1,204	-	(92)	1,112
Total	$27,459	$118	$(514)	$27,063

 *All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

The following table summarizes the amortized cost and recorded market values of investment securities (excluding marketable equity securities) at December 31, 2018, by contractual maturity groups:

	Amortized Cost	Fair Value	Book Yield

Dollars in thousands
U.S. Government Sponsored
Mortgage-backed Securities
Due within one year	$-	$-	-
Due after one but within five years	129	129	3.18%
Due after five but within ten years	3,390	3,296	2.59%
Due after ten years	17,491	17,116	3.11%
	21,010	20,541	3.02%
U.S. Government Sponsored
Agency Securities
Due within one year	-	-	-
Due after one but within five years	9,180	8,997	2.04%
Due after five but within ten years	1,856	1,792	2.45%
Due after ten years	-	-	-
	11,036	10,789	2.11%

Municipal Securities
Due within one year	-	-	-
Due after one but within five years	-	-	-
Due after five but within ten years	292	290	2.66%
Due after ten years	339	340	3.98%
	631	630	3.37%

Total investment securities
Due within one year	-	-	-
Due after one but within five years	9,308	9,126	2.05%
Due after five but within ten years	5,539	5,379	2.55%
Due after ten years	17,830	17,455	3.12%
	$32,677	$31,960	2.72%

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

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2018 the Company had $14,958,000 in brokered deposits. Brokered deposits are available to banks that are well capitalized under regulatory guidelines. Historically, we have not placed much emphasis on municipal deposits, which can be very rate sensitive and require pledging assets or letters of credit to collateralized amounts exceeding the deposit insurance limit.

The Bank offers a variety of deposit programs to individuals and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

	For the Years Ended December 31,
	2018		2017		2016
	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate
Dollars in thousands
Savings, NOW and money market deposits	$145,815	0.50%	$131,072	0.34%	$110,981	0.25%
Time deposits $250,000 or more	47,470	1.73%	31,106	1.42%	39,041	1.45%
Other time deposits	124,695	1.58%	122,329	1.30%	127,581	1.31%
Total interest bearing deposits	317,980	1.11%	284,507	0.87%	277,603	0.90%
Demand and other non-interest bearing deposits	61,520	-	45,362	-	38,662	-
Total average deposits	$379,500	0.93%	$329,869	0.75%	$316,265	0.79%

The following table indicates the amount of the Bank’s certificates of deposit by interest rate and by time remaining until maturity as of December 31, 2018.

	Three months or less		More than three months to six months		More than six months to one year		More than one year		Total
Dollars in thousands

Certificates of $100,000 or greater	$31,149	1.83%	$10,867	1.68%	$27,097	1.69%	$53,623	1.92%	$122,736	1.83%
Certificates of less than $100,000	8,014	1.60%	3,683	1.10%	9,396	1.20%	24,608	1.75%	45,701	1.56%

Total	$39,163	1.78%	$14,550	1.53%	$36,493	1.57%	$78,231	1.87%	$168,437	1.75%

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

	At or for the Year Ended
	December 31,
	2018	2017	2016
Dollars in thousands
AMOUNTS OUTSTANDING AT END OF PERIOD:

Advances from the FHLB
Amount	$16,100	$23,600	$14,100
Weighted average rate	1.50%	1.32%	1.19%

Federal Funds Purchased and Repurchase Agreements
Amount	-	-	-
Weighted average rate	-	-	-

Capital lease obligation
Amount	141	207	268
Weighted average rate	7.09%	7.09%	7.09%

Long Term Loan
Amount	-	-	-
Weighted average rate	-	-	-

Long Term Subordinated Debt
Amount	9,753	9,676	9,605
Weighted average rate	7.91%	7.91%	7.91%

MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:

Advances from the FHLB	31,600	23,600	26,000
Federal Funds Purchased and Repurchase Agreements	-	-	240
Capitalized lease obligation	201	263	321
Long Term Loan	2,993	-	-
Long Term Subordinated Debt	9,753	9,676	9,605

AVERAGES DURING THE PERIOD:

Advances from the FHLB
Average balance	21,058	18,088	16,072
Weighted average rate	1.46%	1.22%	1.08%

Federal Funds Purchased and Repurchase Agreements
Average balance	82	91	62
Weighted average rate	1.23%	1.43%	1.59%

Capitalized lease obligation
Average balance	176	240	299
Weighted average rate	7.13%	7.12%	7.10%

Long Term Loan
Average balance	234	-	-
Weighted average rate	7.46%	-	-

Long Term Subordinated Debt
Average balance	9,711	9,638	2,115
Weighted average rate	7.89%	7.88%	7.87%

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

Pursuant to collateral agreements with the FHLB, advances are secured by all of the Bank’s FHLB stock and a blanket lien on qualifying loans. This agreement with the FHLB provides for a line of credit up to 25% of the Bank’s assets. The unused portion of the lendable collateral value of pledged loans was $57.0 million as of December 31, 2018.

The Bank also has unused lines of credit totaling $15.0 million from correspondent banks at December 31, 2018.

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2018.

	Payments due by period
In thousands	On demand or less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years	Total

Advances from FHLB	$14,100	$-	$-	$2,000	$16,100
Long term – subordinated debt	-	10,000	-	-	10,000
Capital lease obligation	71	70	-	-	141
Operating leases	129	87	-	-	216
Total contractual obligations, excluding deposits	14,300	10,157	-	2,000	26,457
Deposits	316,918	63,744	14,486	-	395,149
Total contractual obligations, including deposits	$331,218	$73,901	$14,186	$2,000	$421,606

It has been the experience of the Company that deposit withdrawals are generally replaced with new deposits, thus not requiring any material long-term net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

REGULATORY MATTERS

The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956.  The Company is also regulated by the North Carolina Commissioner of Banks (“Commissioner”).  As a registered bank holding company, the Company is subject to the supervision, examination and reporting requirements by the Board of Governors of the Federal Reserve System.

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

Carolina Trust BancShares, Inc.
Management’s Discussion and Analysis

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Carolina Trust BancShares, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Carolina Trust BancShares, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

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

Charlotte, North Carolina
March 27, 2019

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017
(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$10,918	$5,409
Interest-earning deposits with banks	21,022	3,647
Cash and cash equivalents	31,940	9,056

Certificates of deposits with banks	1,498	1,498
Investment securities available for sale, at fair value (amortized cost $32,677 and $32,067)	31,960	31,112
Equity securities	617	-
Federal Home Loan Bank stock, at cost	1,050	1,341
Loans	393,282	348,679
Less: Allowance for loan and lease losses	(3,978)	(3,599)
Net Loans	389,304	345,080

Bank owned life insurance	7,393	7,197
Accrued interest receivable	1,259	1,078
Bank premises, equipment and software	6,093	6,466
Foreclosed assets	1,157	789
Core deposit intangible, net of accumulated amortization of $744 and $711	40	73
Other assets	2,793	2,928
Total Assets	$475,104	$406,618

Liabilities and Stockholders’ Equity
Non-interest-earning demand deposits	$61,120	$49,199
Interest-earning demand deposits	142,899	115,396
Savings	22,693	22,066
Time deposits	168,437	153,992
Total deposits	395,149	340,653

Capital lease obligation	141	207
Federal Home Loan Bank advances	16,100	23,600
Long term subordinated debt	9,753	9,676
Accrued interest payable	421	292
Other liabilities	3,279	3,071
Total liabilities	424,843	377,499

Common stock warrant	426	426
Common stock, $2.50 par value; 10,000,000 shares authorized; 7,156,987 and 4,657,880 shares issued and outstanding	17,892	11,645
Additional paid-in capital	25,211	13,008
Retained earnings	7,281	4,772
Accumulated other comprehensive loss	(549)	(732)
Total stockholders’ equity	50,261	29,119

Total Liabilities and Stockholders’ Equity	$475,104	$406,618

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2018 and 2017
(In thousands, except share and per share data)

	2018	2017
Interest Income
Interest on investment securities and cash	$1,353	$915
Interest and fees on loans	19,736	16,534
Total interest income	21,089	17,449

Interest Expense
Interest expense non-maturity deposits	724	442
Interest expense time deposits	2,794	2,039
Interest expense borrowed funds	309	222
Interest expense capital lease	13	17
Interest expense debt	17	-
Interest expense on subordinated debt	767	759
Total interest expense	4,624	3,479
Net interest income	$16,465	$13,970
Loan loss provision	406	704
Net interest income after loan loss provision	$16,059	$13,266
Noninterest income
Overdraft fees on deposits	$538	$431
Interchange fee income, net	229	139
Service charges on deposits	65	56
Mortgage fee income	117	95
Customer service fees	58	54
ATM income	28	27
Bank-owned life insurance income	196	199
Unrealized loss on equity securities	(10)	-
Other income	35	32
Total noninterest income	1,256	1,033
Noninterest expense
Salaries & benefits expense	$7,337	$7,071
Occupancy expense	773	859
Furniture, fixture & equipment expense	684	585
Data processing expense	792	948
Office supplies expense	87	81
Professional fees	477	473
Advertising and marketing	114	132
Insurance	301	306
Foreclosed asset expense, net	497	281
Loan expense	218	219
Stockholder expense	190	172
Directors fees and expenses	271	256
Telephone expense	293	288
Core deposit intangible amortization expense	33	44
Merger expenses	744	-
Other operating expense	589	586
Total noninterest expense	13,400	12,301
Pre-tax income	$3,915	$1,998
Income tax expense	963	1,594
Net income	$2,952	$404
Earnings per share
Basic earnings per common share	$0.46	$0.09
Diluted earnings per common share	$0.46	$0.09
Weighted average common shares outstanding	6,380,227	4,655,369
Diluted average common shares outstanding	6,470,939	4,737,874

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2018 and 2017
(In thousands)

	December 31, 2018	December 31, 2017

Net income	$2,952	$404

Other comprehensive loss:
Unrealized loss on investment securities:
Unrealized holding losses arising during period	(340)	(559)
Deferred income tax benefit	80	203
Total other comprehensive loss	(260)	(356)

Total comprehensive income	$2,692	$48

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2018 and 2017
(Dollars In thousands)

	2018 Shares outstanding	December 31, 2018	2017 Shares outstanding	December 31, 2017

Common stock warrant		$426		$426

Common stock, $2.50 par value
Balance, beginning of year	4,657,880	$11,645	4,650,808	$11,627
Exercise of stock options	3,107	7	3,738	10
Restricted stock vesting	-	-	3,334	8
Issuance of common stock	2,496,000	6,240	-	-
Balance, end of year	7,156,987	$17,892	4,657,880	$11,645

Additional paid-in capital
Balance, beginning of year		$13,008		$12,988
Stock-based compensation		1		24
Exercise of stock options		7		4
Restricted stock vesting		-		(8)
Issuance of common stock		12,195		-
Balance, end of year		$25,211		$13,008

Retained earnings
Balance, beginning of year		$4,772		$4,241
Reclassification of certain tax effects		(443)		127
Net income		2,952		404
Balance, end of year		$7,281		$4,772

Accumulated other comprehensive loss
Balance, beginning of year		$(732)		$(249)
Other comprehensive loss		(260)		(356)
Reclassification of certain tax effects		443		(127)
Balance, end of year		$(549)		$(732)

Total stockholders’ equity		$50,261		$29,119

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2018 and 2017
(in thousands)

	December 31, 2018	December 31, 2017
Cash flows from operating activities
Net income	$2,952	$404
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision for loan losses	406	704
Depreciation and amortization of bank premises, equipment and software	461	441
Accretion of loan fair value adjustments related to acquisition	(6)	(7)
Net amortization of bond premiums/discounts	139	144
Accretion of long term subordinated debt issuance costs	77	71
Unrealized gain on equity securities	10	-
Amortization of core deposit intangible	33	44
Stock compensation expense	1	24
Increase in value of life insurance contracts	(196)	(199)
Net losses and impairment write-downs on foreclosed assets	334	219
Deferred tax provision	577	1,373
(Decrease)/increase in other assets	(363)	109
Increase in accrued interest receivable	(181)	(133)
Increase in accrued interest payable	129	5
Increase in other liabilities	208	112
Net cash and cash equivalents provided by operating activities	$4,581	$3,311

Cash flows from investing activities
Net increase in loans	$(46,242)	$(41,198)
Proceeds from sale of foreclosed assets	916	523
Net purchases of bank premises, equipment and software	(88)	(519)
Purchase of bank owned life insurance	-	(5,500)
Purchase of available-for-sale securities	(5,450)	(8,918)
Proceeds from maturities, calls and pay-downs of available for sale securities	3,497	4,166
(Decrease)/increase in Federal Home Loan Bank stock	291	(399)
Net cash and cash equivalents used in investing activities	$(47,076)	$(51,845)

Cash flows from financing activities
Increase in deposits	$54,496	$21,988
(Decrease)/increase in Federal Home Loan Bank advances	(7,500)	9,500
Payment of capital lease obligation	(66)	(61)
Issuance of long term debt	3,000	-
Repayment of long term debt	(3,000)	-
Net proceeds from stock option exercises	14	14
Net proceeds from issuance of common stock	18,435	-
Net cash and cash equivalents provided by financing activities	$65,379	$31,441
Net (decrease) increase in cash and cash equivalents	$22,884	$(17,093)

Cash and cash equivalents, beginning	$9,056	$26,149
Cash and cash equivalents, ending	$31,940	$9,056

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2018 and 2017
(in thousands)

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$876	$15
Cash paid during the period for interest	$4,495	$3,474

Noncash financing and investing activities
Unrealized loss on investment securities available-for-sale, net	$(260)	$(356)
Transfer of loans to foreclosed assets	$1,618	$520

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

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

The Bank was incorporated November 27, 2000 and began banking operations on December 8, 2000. As of December 31, 2018, the Bank was engaged in general commercial and retail banking in the counties of Lincoln, Gaston, Rutherford, Iredell, and Catawba, North Carolina and surrounding areas, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

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

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, and interest-earning deposits with banks with original maturities of three months or less.

Interest-Earning Deposits and Certificate of Deposits with Banks

Certificates of deposit with banks totaled $1,498,000 at December 31, 2018 and at December 31, 2017. These certificates typically have an original maturity of ten years or less and currently bear interest at rates ranging from 2.45% to 3.00% with an overall weighted average rate of 2.66%. There are also non-maturing interest-earning deposits with banks that totaled $21,022,000 at December 31, 2018 and $3,647,000 at December 31, 2017.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write downs of the individual securities to their fair value.

Equity Securities

Marketable equity securities are recorded at fair value. Realized and unrealized gains and losses are determined by specific identification and are included in noninterest income.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). These securities can only be redeemed or sold at their par value and only to the respective issuing government-supported institution or to another member institution. The Company records these non-marketable equity securities as a component of other assets and periodically evaluates these securities for impairment. Management considers these non-marketable equity securities to be long-term investments. Accordingly, when evaluating these securities for impairment, management considers the ultimate recoverability of the par value rather than recognizing temporary declines in value.

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Reserve for Unfunded Commitments

The Reserve for unfunded commitments is calculated by determining the type of commitment and the remaining unfunded commitment for each loan.  Based on the type of commitment, a utilization rate is established considering the funded balance of the loan. The utilization rate is multiplied by the credit conversion factor of 10% which is then multiplied by the unfunded amount and multiplied by the loss rates for the appropriate loan class as defined in the regular ALLL calculation to determine the appropriate level of reserve. The reserve for unfunded commitments was approximately $26,000 and $28,000 at December 31, 2018 and 2017, respectively and is included in other liabilities.

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Intangibles

Intangible assets include core deposits. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the sum-of-years digits method over a period not to exceed 14 years.

	December 31, 2018		December 31, 2017
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit intangible	$40,497	$744,109	$72,998	$711,607

The Company’s projected amortization expense for the core deposit intangible for the years ending December 31:

2019	$20,572
2020	9,833
2021	5,264
2022	3,356
2023	1,472
Thereafter	-
Total	$40,497

The remaining weighted average amortization period is 1.40 years.

Bank Premises, Equipment and Software

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2018 and 2017, and did not accrue any interest or penalties as of December 31, 2018 or 2017.  The Company did not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures, and are based on clear and unambiguous tax law.  Tax returns, for years 2015 and thereafter are subject to possible future examinations by tax authorities.

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

Revenue Recognition

Under ASU 2014-09, for revenue not associated with financial instruments, guarantees and lease contracts, we apply the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when performance obligation is satisfied. Our contracts with customers are generally short term in nature, typically due within one year or less or cancellable by us or our customer upon a short notice period. Performance obligations for our customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. For performance obligations satisfied over time, we primarily use the output method, directly measuring the value of the products/services transferred to the customer, to determine when performance obligations have been satisfied. We typically receive payment from customers and recognize revenue concurrent with the satisfaction of our performance obligations. In most cases, this occurs within a single financial reporting period. For payments received in advance of the satisfaction of performance obligations, revenue recognition is deferred until such time the performance obligations have been satisfied. In cases where we have not received payment despite satisfaction of our performance obligations, we accrue an estimate of the amount due in the period our performance obligations have been satisfied. For contracts with variable components, only amounts for which collection is probable are accrued. We generally act in a principal capacity, on our own behalf, in most of our contracts with customers. In such transactions, we recognize revenue and the related costs to provide our services on a gross basis in our financial statements. In some cases, we act in an agent capacity, deriving revenue through assisting other entities in transactions with our customers. In such transactions, we recognized revenue and the related costs to provide our services on a net basis in our financial statements. These transactions primarily relate to fees derived from our customers’ use of various interchange and ATM/debit card/credit card networks.

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

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments - Overall, Subtopic 825-10 (“ASU 2016-01”) to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The fair value measurement based on an exit price assumes that an asset or liability is exchanged in an orderly transaction between market participants to sell the asset or transfer the liability at the measurement date under current market conditions.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability takes place either: (a) in the principal market for the asset or liability, or (b) in the absence of a principal market, in the most advantageous market for the asset or liability.  The company has adopted the standard and applied the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the 2018 fiscal year. The amendments related to equity securities without readily determinable fair values were applied prospectively to equity investments that existed as of January 1, 2018.  The Company is now reporting unrealized gains and losses of its marketable equity securities in income as compared to the previous method of reporting through other comprehensive income.  The nonmarketable equity securities that do not have readily determinable values were previously recorded at cost.  Following implementation, these securities, primarily Federal Home Loan Bank, or FHLB, stock, are recorded at cost less any impairment, plus or minus any observable changes in price resulting from transactions for similar or identical investments of the same issuer.  The unrealized loss on equity securities in accumulated other comprehensive income in the amount of $443,000 was reclassified to retained earnings on January 1, 2018.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under existing guidance. This analysis may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. As a result of the deferral, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Company adopted this standard in 2018 using the full retrospective approach.  The majority of the Company’s revenues are generated from financial instruments which are not within the scope of this standard.  Management has evaluated the impact for its various other revenue streams including the following:  deposit account fees and service charges; other fees such as wire services and check cashing services; ATM surcharges; card related fees; and gains and losses from sales of foreclosed properties and fixed assets.  This evaluation led management to conclude that this standard does not materially impact its financial statements.  Additionally, based on underlying contracts, this standard requires the Company to report costs associated with debit card and ATM transactions netted against the related fees from such transactions. Previously, such costs were reported as check card expenses. For the year ended December 31, 2018, gross interchange fees totaled $527,000 and related costs totaled $298,000. In the accompanying Condensed Consolidated Statements of Operations for the year ended December 31, 2018, we reported on a net basis $229,000 as interchange fee income. For the year ended December 31, 2017, gross interchange fees totaled $482,000 and related costs totaled $343,000. In the accompanying Condensed Consolidated Statements of Operations for the year ended December 31, 2017, we reported on a net basis $139,000 as interchange fee income.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, includ-ing interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.  Currently the Company has several multi-year property leases for which reporting will be impacted by this standard.  The Company currently expects that the adoption of the guidance will not have any impact on net income and will result in the recording of approximately $300,000 to $400,000 of additional assets and liabilities.  Accordingly, the Company does not expect these amendments to have a material effect on its financial statements or regulatory capital position.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The new standard introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.  The Company has formed a management committee including those responsible for credit analysis and review, accounting and finance, information technology and lending to develop an understanding of the requirements and plan implementation.  The  committee has run several scenarios using the different methodologies. The Company has adopted a software model for the ALLL model that has add-on functionality for compliance with the new standard.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) – Changes to the Disclosure Requirements for Fair Value Measurement. These amendments remove the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact this standard will have on its disclosures.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, is as follows:

In thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2018
Available-for-Sale Securities
U.S. Government and federal agency	$11,036	$6	$(253)	$10,789
Mortgage-backed securities *	21,010	36	(505)	20,541
Municipal securities	631	1	(2)	630
Total available-for-sale securities	32,677	43	(760)	31,960
Equity securities	1,204	-	(587)	617
Total	$33,881	$43	$(1,347)	$32,577

December 31, 2017
Available-for-Sale Securities
U.S. Government and federal agency	$11,424	$11	$(159)	$11,276
Mortgage-backed securities *	19,142	61	(288)	18,915
Municipal securities	297	-	(2)	295
Equity securities	1,204	-	(578)	626
Total available-for-sale securities	$32,067	$72	$(1,027)	$31,112

* All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE C - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities available for sale at December 31, 2018 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Dollars in thousands
Due within one year	$-	$
Due after one but within five years	9,308		9,126
Due after five but within ten years	5,539		5,379
Due after ten years	17,830		17,455
	$32,677		$31,960

The following table details unrealized losses and related fair values in the Company’s available for sale investment security portfolio.  This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2018 and December 31, 2017, respectively.

	Temporarily Impaired Securities in Available-for-Sale Portfolio

	Less than 12 Months		Greater than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Dollars in thousands
December 31, 2018

U.S. Government and federal agency	$-	$-	$10,657	$(253)	$10,657	$(253)
Mortgage-backed securities *	2,885	(10)	13,644	(495)	16,529	(505)
Municipal Securities	-	-	290	(2)	290	(2)
Total temporarily impaired securities	$2,885	$(10)	$24,591	$(750)	$27,476	$(760)

December 31, 2017
U.S. Government and federal agency	$7,101	$(88)	$2,008	$(71)	$9,109	$(159)
Mortgage-backed securities *	5,472	(38)	10,560	(250)	16,032	(288)
Municipal securities	295	(2)	-	-	295	(2)
Equity securities	626	(577)	-	(1)	626	(578)
Total temporarily impaired securities	$13,494	$(705)	$12,568	$(322)	$26,062	$(1,027)

* All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  As of December 31, 2018, management believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were  purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE C - INVESTMENT SECURITIES (Continued)

Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality.  Accordingly, as of December 31, 2018, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Company’s net income.

Securities with a fair value of $912,000 were pledged to secure public funds. The company had no sales of securities during 2018.

NOTE D - LOANS

Following is a summary of loans at December 31, 2018 and December 31, 2017:

	December 31, 2018		December 31, 2017
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate
Residential ADC	$4,650	1.18%	$7,242	2.08%
Commercial ADC	20,790	5.29%	24,364	6.99%
Farmland	4,833	1.23%	5,392	1.55%
Multifamily	18,537	4.71%	11,967	3.43%
Owner occupied	103,983	26.44%	84,808	24.32%
Non-owner occupied	97,034	24.67%	79,549	22.81%
Total commercial real estate	249,827	63.52%	213,322	61.18%

Commercial
Commercial and industrial	49,499	12.59%	47,032	13.49%
Agriculture	262	0.06%	415	0.12%
Other	1573	0.40%	1,420	0.40%
Total commercial	51,334	13.05%	48,867	14.01%

Residential mortgage
First lien, closed-end	53,395	13.58%	47,936	13.75%
Junior lien, closed-end	812	0.21%	1,123	0.32%
Total residential mortgage	54,207	13.79%	49,059	14.07%

Home equity lines	33,968	8.64%	33,672	9.66%

Consumer – other	3,946	1.00%	3,759	1.08%
Total loans	$393,282	100.00%	$348,679	100.00%

Loans are primarily originated for customers residing in Lincoln, Gaston, Rutherford, Catawba, Iredell and Rowan Counties in North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

Non-Accrual and Past Due Loans

Non-accrual loans, segregated by category, were as follows:

	December 31, 2018	December 31, 2017
In thousands
Commercial real estate:
Commercial ADC	$42	$5
Owner occupied	932	2,031
Non-owner occupied	4	28
Total commercial real estate	978	2,064
Commercial:
Commercial and industrial	-	25
Total commercial	-	25
Residential mortgage:
First lien, closed-end	57	86
Junior lien, closed end	4	455
Total residential mortgage	61	541
Home equity lines	-	34
Consumer – other	7	-
Total non-accrual loans	$1,046	$2,664

 Interest foregone on non-accrual loans was approximately $78,000 and $200,000 for the years ended December 31, 2018 and 2017, respectively.

An analysis of past due loans segregated by class, was as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
In thousands
December 31, 2018
Commercial real estate:
Residential ADC	$-	$-	$-	$4,650	$4,650	$-
Commercial ADC	39	-	39	20,751	20,790	-
Farmland	-	-	-	4,833	4,833	-
Multifamily	-	-	-	18,537	18,537	-
Owner occupied	-	927	927	103,056	103,983	-
Non-owner occupied	-	4	4	97,030	97,034	-
Total commercial real estate	39	931	970	248,857	249,827	-
Commercial:
Commercial and industrial	126	-	126	49,373	49,499	-
Agriculture	-	-	-	262	262	-
Other	-	-	-	1,573	1,573	-
Total commercial	126	-	126	51,208	51,334	-
Residential mortgage:
First lien, closed end	247	33	280	53,115	53,395	-
Junior lien, closed-end	-	-	-	812	812	-
Total residential mortgage	247	33	280	53,927	54,207
Home equity lines	85	-	85	33,883	33,968	-
Consumer – other	-	13	13	3,933	3,946	5
Total loans	$497	$977	$1,474	$391,808	$393,282,	$5

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
In thousands
December 31, 2017
Commercial real estate:
Residential ADC	$-	$-	$-	$7,242	$7,242	$-
Commercial ADC	-	-	-	24,364	24,364	-
Farmland	-	-	-	5,392	5,392	-
Multifamily	-	-	-	11,967	11,967	-
Owner occupied	254	2,018	2,272	82,536	84,808	-
Non-owner occupied	144	-	144	79,405	79,549	-
Total commercial real estate	398	2,018	2,416	210,906	213,322	-
Commercial:
Commercial and industrial	-	25	25	47,007	47,032	-
Agriculture	-	-	-	415	415	-
Other	-	-	-	1,420	1,420	-
Total commercial	-	25	25	48,842	48,867	-
Residential mortgage:
First lien, closed end	50	135	185	47,751	47,936	79
Junior lien, closed-end	-	449	449	674	1,123	-
Total residential mortgage	50	584	634	48,425	49,059	79
Home equity lines	200	3	203	33,469	33,672	3
Consumer – other	10	-	10	3,749	3,759	-
Total loans	$658	$2,630	$3,288	$345,391	$348,679	$82

Impaired loans

Impaired loans are set forth in the following tables.

December 31, 2018
In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$42	$42	$-	$-
Owner occupied	2,409	2,269	140	17
Non-owner occupied	5	5	-	-
Total commercial real estate	2,456	2,316	140	17
Commercial
Commercial and industrial	624	-	624	111
Residential mortgage
First lien, closed-end	876	56	760	42
Junior lien, closed- end	478	270	208	75
Total residential mortgage	1,354	326	968	117
Home equity lines	-	-	-	-
Consumer – other	7	7	-	-
Total loans	$4,441	$2,649	$1,732	$245

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

December 31, 2017
In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$4	$4	$-	$-
Owner occupied	3,721	3,591	-	-
Non-owner occupied	28	28	-	-
Total commercial real estate	3,753	3,623	-	-
Commercial
Commercial and industrial	766	25	741	144
Residential mortgage
First lien, closed-end	1,040	165	811	24
Junior lien, closed-end	884	670	215	79
Total residential Mortgage	1,924	835	1,026	103
Home equity lines	151	106	-	-
Consumer - other	1	-	1	1
Total loans	$6,595	$4,589	$1,768	$248

	Year ended December 31, 2018		Year ended December 31, 2017
In thousands	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$16	$1	$1,049	$-
Farmland	-	-	32	-
Multifamily	59	-	163	-
Owner occupied	2,508	82	3,614	102
Non-owner occupied	9	-	133	-
Total commercial real estate	2,592	83	4,991	102
Commercial
Commercial and industrial	692	45	1,580	57
Residential mortgage
First lien, closed-end	867	56	1,619	55
Junior lien, closed- end	470	20	669	12
Total residential mortgage	1,337	76	2,288	67
Home equity lines	85	3	143	4
Consumer – other	7	-	1	-
Total loans	$4,713	$207	$9,003	$230

At December 31, 2018 there was one loan totaling $5,000 past due 90 days or more, which were still accruing interest. There were two loans totaling $82,000 past due 90 days or more, which were still accruing interest at December 31, 2017.

Troubled Debt Restructures

As of December 31, 2018, ten loans totaling $3,856,000 were identified as troubled debt restructurings and considered impaired, none of which had unfunded commitments. Ten loans totaling $4,163,000 were identified as troubled debt restructurings and considered impaired at December 31, 2017, none of which had unfunded commitments. Of the ten loans identified as troubled debt restructurings at December 31, 2018, nine loans totaling $3,140,000 were accruing interest, and of the ten loans identified as troubled debt restructurings at December 31, 2017, nine loans totaling $3,398,000 were accruing interest.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

For the year ended December 31, 2018, there were no concessions made on newly restructured loans.

For the year ended December 31, 2017, the following tables present a breakdown of the types of concessions made by loan class. The type labeled other includes concessions made to capitalize interest and extend interest only periods.

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

There were no loans that were modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the years ended December 31, 2018 or 2017.

If a restructured loan defaults after being restructured, the loan is liquidated or charged off. Defaults of restructured loans are addressed in the qualitative factor of the delinquency component.

There were no loans that were modified as troubled debt restructurings within the previous 12 months as of December 31, 2018. The following tables present the successes and failures of the types of modifications within the previous 12 months as of December 31, 2017.

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
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

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
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

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

The following table presents the credit risk profile by internally assigned risk grades.

December 31, 2018
	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$4,650	$-	$-	$-	$-
Commercial ADC	20,509	239	42	-	-
Farmland	4,833	-	-	-	-
Multifamily	18,537	-	-	-	-
Owner occupied	101,706	1,207	1,070	-	-
Non-owner occupied	96,907	-	127	-	-
Total commercial real estate	247,142	1,446	1,239	-	-
Commercial:
Commercial and industrial	48,157	981	361	-	-
Agriculture	262	-	-	-	-
Other	1,573	-	-	-	-
Total commercial	49,992	981	361	-	-
Residential mortgage:
First lien, closed-end	52,622	647	126	-	-
Junior lien, closed-end	334	416	62	-	-
Total residential mortgage	52,956	1,063	188	-	-
Home equity lines	33,198	770	-	-	-
Consumer – other	3,778	161	7	-	-

Total	$387,066	$4,421	$1,795	$-	$-

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

December 31, 2017
	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$7,242	$-	$-	$-	$-
Commercial ADC	23,883	477	4	-	-
Farmland	5,392	-	-	-	-
Multifamily	11,967	-	-	-	-
Owner occupied	81,584	1,049	2,175	-	-
Non-owner occupied	78,531	855	163	-	-
Total commercial real estate	208,599	2,381	2,342	-	-
Commercial:
Commercial and industrial	45,480	1,130	422	-	-
Agriculture	415	-	-	-	-
Other	1,420	-	-	-	-
Total commercial	47,315	1,130	422	-	-
Residential mortgage:
First lien, closed-end	47,257	513	166	-	-
Junior lien, closed-end	239	-	884	-	-
Total residential mortgage	47,496	513	1,050	-	-
Home equity lines	32,005	1,543	124	-	-
Consumer – other	3,596	162	1	-	-

Total	339,011	$5,729	$3,939	$-	$-

Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company’s loan analysis and grading program.  The look-back period is a weighted twenty quarter period.

Based on this methodology, provisions for loan losses are made to maintain an adequate allowance for loan losses. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for probable losses inherent in the loan portfolio. The Company recorded provisions for loan losses of $406,000 and $704,000 for the years ended December 31, 2018 and 2017, respectively.  Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the allowance for loan losses may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

Based on its best judgment, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2018 and 2017:

	Beginning Balance	Provision for (Recovery) of Loan Losses	Charge- offs	Recoveries	Ending Balance
Dollars in thousands
December 31, 2018
Commercial real estate	$2,260	$436	$(50)	$37	$2,683
Commercial	634	8	(106)	60	596
Residential mortgage	505	(30)	-	45	520
Consumer and home equity lines	200	(8)	(23)	10	179
Total	$3,599	$406	$(179)	$152	$3,978

December 31, 2017
Commercial real estate	$1,607	$708	$(208)	$153	$2,260
Commercial	1,171	(218)	(369)	50	634
Residential mortgage	427	126	(66)	18	505
Consumer and home equity lines	188	88	(92)	16	200
Total	$3,393	$704	$(735)	$237	$3,599

Year End Amount Allocation:

	Loans Individually Evaluated For Impairment	Loans Collectively Evaluated for Impairment	Total
Dollars in thousands
December 31, 2018
Commercial real estate	$17	$2,666	$2,683
Commercial	111	485	596
Residential mortgage	117	403	520
Consumer and home equity lines	-	179	179
Total	$245	$3,733	$3,978

December 31, 2017
Commercial real estate	$-	$2,260	$2,260
Commercial	144	490	634
Residential mortgage	103	402	505
Consumer and home equity lines	1	199	200
Total	$248	$3,351	$3,599

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE D – LOANS (Continued)

The Company’s recorded investment in loans as of December 31, 2018 and December 31, 2017 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the Company’s impairment methodology was as follows:

	December 31, 2018		December 31, 2017
	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Dollars in thousands
Commercial real estate	$2,456	$247,371	$3,623	$209,699
Commercial	624	50,710	766	48,101
Residential mortgage	1,294	52,912	1,861	47,198
Consumer and home equity lines	7	37,907	107	37,324
Total	$4,381	$388,900	$6,357	$342,322

At December 31, 2018 the Company had pre-approved but unused lines of credit totaling $73.1 million. In management’s opinion these unused lines of credit represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

The Company has entered into loan transactions with certain of its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of related party loan activity as of December 31, 2018 and 2017 is as follows:

	December 31, 2018	December 31, 2017
Dollars in thousands
Balance, beginning of year	$1,740	$2,043
Loan disbursements	254	102
Loan repayments	(1,601)	(405)
Balance, end of year	$393	$1,740

At December 31, 2018 and 2017 the Company had pre-approved but unused lines of credit totaling $216,000 and $404,000, respectively, to executive officers, directors and their related interests.  Related party deposits totaled $2,348,000 and $1,825,000 at December 31, 2018 and 2017, respectively.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE E – FORECLOSED ASSETS

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Dollars in thousands
Balance, beginning of year	$789	$1,011
Additions	1,618	520
Proceeds from sale	(916)	(523)
Valuation adjustments	(355)	(195)
Net gains (losses) on sales	21	(24)
Balance, end of year	$1,157	$789

The Company has one foreclosed residential real estate property held in the amount of $196,000 as of December 31, 2018.

The Company did not have any consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process as of December 31, 2018.

NOTE F – EARNINGS PER SHARE

Basic earnings per share are based upon the weighted average number of common shares outstanding during the period.  The weighted average common shares outstanding for the diluted earnings per share computations were adjusted to reflect the assumed conversion of shares available under stock options and restricted stock.  The following tables summarize earnings per share and the shares utilized in the computations for the twelve months ended December 31, 2018 and 2017, respectively:

	Net Income Available to Common Shareholders	Weighted Average Common Shares	Per Share Amount
Dollars in thousands, except share and per share data
December 31, 2018
Basic earnings per common share	$2,952	6,380,227	$0.46
Effect of dilutive options	-	74,418
Effect of dilutive stock warrants	-	16,294
Diluted earnings per common share	$2,952	6,470,939	$0.46

December 31, 2017
Basic earnings per common share	$404	4,655,369	$0.09
Effect of dilutive options	-	71,225
Effect of dilutive stock warrants	-	11,280
Diluted earnings per common share	$404	4,737,874	$0.09

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE F – EARNINGS PER SHARE (Continued)

For the year ended December 31, 2018, there were no shares that were anti-dilutive and for the year ended December 31, 2017, there were 12,500 shares related to stock options that were anti-dilutive because the exercise price exceeded the average market price for the period. Therefore, they were omitted from the calculation of diluted earnings per share for their respective periods.

NOTE G - BANK PREMISES, EQUIPMENT AND SOFTWARE

Following is a summary of Bank premises, equipment and software at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Dollars in thousands
Land, buildings and leasehold improvements	$8,368	$8,358
Computer Equipment	1,148	1,151
Furniture and equipment	1,598	1,580
Work in progress	36	-
Total	11,150	11,089
Less accumulated depreciation	(5,057)	(4,623)
Total	$6,093	$6,466

Depreciation and amortization amounting to $461,000 and $441,000 for the years ended December 31, 2018 and 2017, respectively, is included in occupancy and equipment expense.

NOTE H - LEASES

Capital Lease Obligation

The Bank leases its main office facility under a lease with an initial term of twenty years. The portion of the lease applicable to the building is being accounted for as a capitalized lease. Leases that meet the criteria for capitalization are recorded as Bank premises and equipment and the related obligations are reflected as capital lease obligations on the accompanying balance sheets. Amortization of property under the capital lease is included in depreciation expense. Included in Bank premises and equipment at December 31, 2018 and 2017 is $85,000 and $120,000 respectively, as the amortized cost of the Bank’s main office.

At December 31, 2018, aggregate future minimum lease payments due under this capital lease obligation are $79,000 for 2019 and $72,000 for 2020. The amount of these payments representing interest is $10,000 and the present value of net minimum lease payments at December 31, 2018 is $141,000.

The land portion of the Bank’s main office facility lease is being accounted for as an operating lease with a twenty-year term.  In addition, the Bank has entered into three-year leases at its Lincolnton, West, Forest City and Lake Lure branch facilities, a five-year lease for its Vale branch, a three-year lease for its Mooresville office (which was renewed for 2 years), and a two year lease for its Salisbury Loan Production Office. Generally, operating leases contain renewal options on substantially the same basis as current rental terms. The operating lease for the West branch facility has five renewal options, each for a three-year term; the operating lease for the Vale branch has two renewal options, each for a five-year term; the operating lease for the Forest City branch has four renewal options, each for a three-year term; the operating lease for the Mooresville branch has no renewal options; the Lake Lure branch has two renewal options, each with a three-year term and the Salisbury office has one renewal option with a one year term. All of the operating leases are accounted for on a straight line basis, including renewal terms.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE H – LEASES (Continued)

Future minimum rental payments under these leases are as follows:

December 31, 2018
Dollars in thousands
2019	$129
2020	53
2021	34
$216

Total rent expense under operating leases was approximately $220,000 and $309,000 for the years ended December 31, 2018 and 2017, respectively.

NOTE I - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2018 and 2017 was $47.4 million and $39.2 million, respectively. Interest expense on such deposits amounted to $820,000 and $443,000 in 2018 and 2017, respectively. At December 31, 2018, the scheduled maturities of certificates of deposit are as follows:

In thousands	Less than $250,000	$250,000 or more	Total
2019	$59,685	$30,521	$90,206
2020	34,333	12,681	47,014
2021	14,658	2,072	16,730
2022	7,969	1,834	9,803
2023	4,365	319	4,684
Total	$121,010	$47,427	$168,437

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2018 and 2017 the Bank had $14,958,000 and $27,368,000, respectively, in brokered deposits. The Bank reclassifies overdrafts on deposit accounts to loan balances. For the years ended December 31, 2018 and 2017, the reclassified amounts were $76,000 and $53,000 respectively.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE J - LINES OF CREDIT AND FHLB ADVANCES

At December 31, 2018, the Bank had available three unsecured federal funds lines of credit totaling $15,500,000 borrowing capacity on a short term basis. There were no borrowings outstanding against these credit lines at December 31, 2018 and December 31, 2017. These lines are subject to annual renewals and have varying interest rates. The Bank also has a $10,000,000 reverse repurchase agreement available. The Bank has available with The Federal Home Loan Bank of Atlanta (“FHLB”), a line of credit equal to 25% of the Bank’s total assets. This credit line is secured by loans secured by real estate and FHLB stock. Rates and terms may be fixed or variable and are determined at the time advances on the credit line are made. At December 31, 2018 and December 31, 2017, the Bank had outstanding advances of $16,100,000 and $23,600,000 respectively.  Some advances have call features, which may be exercised on specific dates at the discretion of the FHLB.  At December 31, 2018 and December 31, 2017, the Bank had a letter of credit in the amount of $11,000,000 and $5,000,000 respectively. The letter of credit was established in 2017 to pledge as collateral for public deposits that exceed the limits insured by the Federal Deposit Insurance Corporation.  In previous years, the Company pledged its investment securities as collateral for these public deposits.  Pursuant to collateral agreements with the FHLB at December 31, 2018, advances and letters of credit are secured by loans with a carrying amount of approximately $129,219,000, from which the FHLB provides a total credit line of $84,096,000.

At December 31, the scheduled maturities of advances from the FHLB are as follows:

		Dollars in thousands
Maturity Date	Interest Rates	December 31, 2018	December 31, 2017
1/29/2018	1.41%	$-	$3,500
2/05/2018	1.27%	-	4,000
3/29/2018	1.88%	-	2,000
2/22/2019	1.17%	10,000	10,000
4/03/2019	2.34%	2,000	-
4/23/2019	1.75%	2,100	2,100
8/23/2028	2.02%	2,000	2,000
	Total	$16,100	$23,600

The letter of credit from the FHLB in the amount of $11,000,000 matures on December 19, 2019. As of December 31, 2018, the letter of credit has not been funded.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE K - INCOME TAXES

The approximate amount of significant components of the provision for income taxes for the years ended December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017
Dollars in thousands
Current tax provision	$386	$221
Deferred tax provision	577	1,373
Provision for income taxes	$963	$1,594

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 21% to income before income taxes is summarized below:

	December 31, 2018	December 31, 2017
Dollars in thousands
Tax computed at the statutory rate	$822	$679
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	146	57
Effect of rate revaluation	-	936
Other permanent differences	(5)	(78)
Provision for income taxes	$963	$1,594

The Company recognized income tax expense of $963,000, for an effective tax rate of 24.6%, in 2018 compared to $1,594,000, for an effective tax rate of 79.8%, in 2017. The effective income tax rate differed from the U.S. statutory federal income tax rate of 21% during 2018 primarily due to the effect of tax-exempt income from loans, securities and life insurance policies and changes in enacted tax rates.

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

Tax Cuts and Jobs Act. The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. Among other things, the new law (i) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax and allows the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv)  allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee and (vii) limits the deductibility of deposit insurance premiums. The Tax Act also significantly changes U.S. tax law related to foreign operations, however, such changes do not currently impact us. Tax expense was increased in the fourth quarter of 2017 by a provisional $936,000 to reflect the Tax Act changes. The ultimate impact may differ from this provisional amount due to additional analysis, changes in interpretations and assumptions and additional regulatory guidance that may be issued. There were no material true ups when the 2017 U.S. Corporate income tax return was filed in 2018.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE K - INCOME TAXES (continued)

Significant components of deferred taxes at December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017
Dollars in thousands
Deferred tax assets relating to:
Allowance for loan losses	$640	$556
Stock options	15	15
Foreclosed asset basis differences	83	18
Unrealized loss on AFS securities	168	223
Unrealized loss on equity securities	135
SERP liability	526	521
Nonaccrual loan interest	65	65
Net operating/economic loss carryforwards	460	811
Other	32	424
Total deferred tax assets	$2,124	$2, 633

Deferred tax liabilities relating to:
Prepaid expenses	$(72)	$(55)
Fixed assets	(299)	(326)
Fair value acquisition adjustments, net	(113)	(125)
Total deferred tax liabilities	(484)	(506)
Net recorded deferred tax asset	$1,640	$2,127

The Company evaluated the realization of the remaining gross deferred tax asset of $2.1 million and determined that it was more likely than not that the Company could recognize that asset in the future.

As of December 31, 2018, the Company had a total Net Operating Loss (NOL) carryforward of $2,206,000. The NOL originated in 2009 and can be carried forward for 20 years. It will begin expiring in 2029. As of December 31, 2018, the Bank did not have any remaining Net Economic Loss (NEL) carryforward.

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
Years Ended December 31, 2018 and 2017

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

Management believes, as of December 31, 2018 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The Bank’s capital amounts and ratios are presented in the following table at December 31, 2018 and 2017:

	Actual		Minimum required for capital adequacy purposes		Required in Order to Be Well Capitalized Under PCA
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2018
Common equity tier 1 capital to risk weighted assets	$51,003	12.36%	$18,563	4.50%	$26,813	6.50%
Total capital to risk weighted assets	55,006	13.34%	33,000	8.00%	41,250	10.00%
Tier 1 capital to risk weighted assets	51,003	12.36%	24,750	6.00%	33,000	8.00%
Tier 1 capital to average assets	51,003	10.85%	18,781	4.00%	23,476	5.00%

December 31, 2017
Common equity tier 1 capital to risk weighted assets	$37,321	10.10%	$16,627	4.50%	$24,017	6.50%
Total capital to risk weighted assets	40,948	11.08%	29,560	8.00%	39,950	10.00%
Tier 1 capital to risk weighted assets	37,321	10.10%	22,170	6.00%	29,560	8.00%
Tier 1 capital to average assets	37,321	9.22%	16,196	4.00%	20,245	5.00%

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

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

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of December 31, 2018 is as follows:

Financial instruments whose contract represents credit risk

December 31, 2018
Dollars in thousands
Undisbursed lines of credit	$73,100
Letters of credit	603
$73,703

NOTE N - FAIR VALUE MEASUREMENTS

The Company is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at each reporting date, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies for financial assets and financial liabilities are discussed below:

Cash and Due from Banks and Interest-Earning Deposits with Banks

The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Certificates of Deposit with Banks

The fair value of certificates of deposit with banks is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Investment and Equity Securities

Fair value for investment and equity securities equals the quoted market price if such information is available. If a quoted market price is not available in active markets for identical securities (Level 1), fair value may be estimated using observable inputs such as quoted prices for similar securities, interest rates and yield curves, implied volatilities and credit spreads (Level 2).  Otherwise, unobservable inputs such as independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating on similar securities, prepayment assumptions and other factors such as credit loss assumptions (Level 3).  The fair value would be based on an exit price between market participants that may include adjustments for liquidity and credit.

Loans

The fair value of loans is estimated based on exit price. These cash flows include assumptions for prepayment estimates over each loan’s remaining life, considerations for the current interest rate environment compared to the weighted average rate of each portfolio and a credit risk component based on the historical and expected performance of each portfolio. The calculation also includes market liquidity and credit adjustments.  These valuations are not comparable with the fair values disclosed for December 31, 2017 which were based on an entrance price basis.

Accrued Interest Receivable and Payable

The carrying amount is a reasonable estimate of fair value.

Deposits

The fair value of demand deposits, savings, money market and negotiable order of withdrawal (NOW) accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Capital Lease Obligation, Federal Home Loan Bank Advances and Long Term Subordinated Debt

The fair value of borrowings is based upon discounted expected cash flows using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

With regard to commitments to extend credit discussed in Note M, the fair value amounts are not material.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2018 and December 31 2017:

		Fair Value Measurements at December 31, 2018 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$10,918	$10,918	$-	$-	$10,918
Interest earning deposits with banks	21,022	21,022	-	-	21,022
Certificate of deposits with banks	1,498	-	1,484	-	1,484
Federal Home Loan Bank Stock	1,050	-	1,050	-	1,050
Securities available for sale	31,960	-	31,960	-	31,960
Equity Securities	617	617	-	-	617
Net loans	389,304	-	-	378,675	378,675
Accrued interest receivable	1,259	-	1,259	-	1,259

LIABILITIES
Deposits	$395,149	$-	$389,493	$-	$389,493
Capital lease obligation	141	-	141	-	141
FHLB Advances	16,100	-	16,053	-	16,053
Long term subordinated debt	9,753	-	9,946	-	9,946
Accrued interest payable	421	-	421	-	421

		Fair Value Measurements at December 31, 2017 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$5,409	$5,409	$-	$-	$5,409
Interest earning deposits with banks	3,647	3,647	-	-	3,647
Certificate of deposits with banks	1,498	-	1,519	-	1,519
Federal Home Loan Bank Stock	1,341	-	1,341	-	1,341
Securities available for sale	31,112	626	30,486	-	31,112
Net loans	345,080	-	-	345,370	345,370
Accrued interest receivable	1,078	-	1,078	-	1,078

LIABILITIES
Deposits	$340,653	$-	$330,672	$-	$330,672
Capital lease obligation	207	-	207	-	207
FHLB Advances	23,600	-	23,495	-	23,495
Long term subordinated debt	9,676	-	9,619	-	9,619
Accrued interest payable	292	-	292	-	292

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

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

Level 1	Valuation based upon quoted prices for identical instruments traded in active markets.

Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale and Equity Securities

Investment securities available-for-sale and equity securities are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter market.  Level 2 securities include U.S. government agency securities, mortgage-backed securities issued by government-sponsored enterprises and municipal bonds.   There have been no changes in valuation techniques during 2018. Valuation techniques are consistent with techniques used in prior periods.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured on a recurring basis.

	Total	Level 1	Level 2	Level 3
Dollars in thousands
December 31, 2018
Available-for-Sale Securities
U.S. Government and federal agency	$10,789	$-	$10,789	$-
Mortgage-backed securities*	20,541	-	20,541	-
Municipal securities	630	-	630	-
Total available-for-sale securities	31,960	-	31,960	-
Equity securities	617	617	-	-
Total	$32,577	$617	$31,960	$-

December 31, 2017
Available-for-Sale Securities
U.S. Government and federal agency	$11,276	$-	$11,276	$-
Mortgage-backed securities*	18,915	-	18,915	-
Municipal securities	295	-	295	-
Equity securities	626	626	-	-
Total available-for-sale securities	$31,112	$626	$30,486	$-

*All of the Company’s mortgage-backed securities are issued either by the U.S. Government, which includes GNMA pools, or by government-sponsored agencies such as FNMA and FHLMC.

The Company did not have any transfers between Levels 1, 2, or 3 during the years ended December 31, 2018 or 2017.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value exceeds the recorded investments in such loans. At December 31, 2018, the discounted cash flows method was used in determining the fair value of nine loans totaling $1.7 million and the fair value of the collateral method was used in the other twenty-two loans totaling $2.4 million. At December 31, 2017, the discounted cash flows method was used in determining the fair value of nine loans totaling $1.9 million and the fair value of the collateral method was used in the other twenty-nine loans totaling $4.2 million. Impaired loans where an allowance is established based on the fair value of collateral and also when written down with the discounted cash flow method require classification in the fair value hierarchy. The fair value of the collateral for an impaired loan is classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable inputs will need to be used in assessing the value.  When the discounted cash flows method is used, the Company records the impaired loan as nonrecurring Level 3. There have been no changes in valuation techniques for the period ended December 31, 2018. Valuation techniques are consistent with techniques used in prior periods.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

The following table presents impaired loans that were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral or discounted cash flows at December 31, 2018 and December 31, 2017

	December 31, 2018		December 31, 2017
Dollars in thousands	Level 2	Level 3	Level 2	Level 3
Carrying value of impaired loans before allocations	$-	$1,732	$-	$1,768
Specific valuation allowance allocations	-	(245)	-	(248)
Carrying value of impaired loans after allocations	$-	$1,487	$-	$1,520

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of foreclosed assets are classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable inputs will need to be used in assessing the value.

The carrying value of foreclosed assets is periodically reviewed and written down to fair value. Any loss is included in earnings. For the year ended December 31, 2018, foreclosed assets in the amount of $1,158,000 were written down by $180,000 to $978,000 prior to foreclosure. For the year ended December 31, 2017, foreclosed assets in the amount of $622,000 were written down by $298,000 to $324,000 prior to foreclosure. For the year ended December 31, 2018, $1,227,000 were written down by $285,000 to $942,000 subsequent to foreclosure. For year ended December 31, 2017, there were no assets written down subsequent to foreclosure.

Assets measured at fair value on a nonrecurring basis are included in the table below.

	Total	Level 1	Level 2	Level 3
Dollars in thousands
December 31, 2018
Foreclosed assets	$942	$-	$-	$942
Impaired loans	1,487	-	-	1,487
Total	$2,429	$-	$-	$2,429

December 31, 2017
Foreclosed assets	$324	$-	$-	$324
Impaired loans	1,621	-	-	1,621
Total	$1,945	$-	$-	$1,945

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Quantitative information about Level 3 fair value measurements:

	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Dollars in thousands
December 31, 2018
Impaired loans	$122	Discounted appraisals	Appraisal adjustments	15.00%	15.00%
	1,365	Discounted cash flows	Discount rate	4.75 – 8.50%	7.05%

Foreclosed assets	942	Discounted appraisals	Appraisal adjustments	8.00-15.00%	9.68%

December 31, 2017
Impaired loans	$101	Discounted appraisals	Appraisal adjustments	20.00-25.00%	23.33%
	1,520	Discounted cash flows	Discount rate	4.75-8.50%	7.06%
Foreclosed assets	324	Discounted appraisals	Appraisal adjustments	15.00%	15.00%

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

Supplemental Executive Retirement Plan (SERP Plan)

In August 2007, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of certain senior officers. In January of 2014, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of the Company’s President and CEO. Participants in the SERP Plans and their level of participation, is determined by the Board of Directors. The SERP Plans provide for benefits as specified in the plans and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. Benefits of the 2007 plan vest over a ten-year period.  Benefits of the 2014 plan vest over a five-year period beginning on the participants’ date of employment and are deferred until separation from employment by the participant.  In the event of a change in control of the Company and in certain other events, as defined in the SERP Plans, the Company or any successor to the Company will be bound to the terms of the SERP Plans.

In August 2018, the Bank’s Board of Directors and CEO entered into a first amendment to the CEO’s 2014 SERP.  The purpose of the amendment was to cease annual accruals, to freeze any future contributions under the 2014 amendment and to commence accruing interest at a rate approved by the Bank’s Compensation Committee by the end of the preceding calendar year.  In August 2018, the Bank’s Board of Directors entered into agreements with the three named officers.  In connection with these agreements with the CFO and CCO, the Bank awarded one-time unfunded contributions for which expenses will accrue over vesting periods.  The contributions vest over five years or until the executive reaches retirement age 65, if sooner.  The contribution amount plus the earnings, based on a rate approved annually by the Bank’s Compensation Committee, are referred to in aggregate as the “account balance.”  The Bank may make additional contributions to the account balance.  The August 2018 agreement with the CEO provides for annual unfunded contributions of not less than 32% of his base salary plus additional amounts at the discretion of the Bank.  Such accruals, together with annual earnings credited to the account at a rate approved by the Bank’s Compensation Committee are referred to as the “account balance.”  The CEO’s SERP is 80% vested until January 1, 2019 when it becomes 100% vested.  Vesting for the 2018 SERP agreements will be accelerated if there is a change in control, if the officer separates from service due to disability, or if the officer dies before separating from service.

At December 31, 2018 and December 31, 2017 respectively, the Company had an accrued liability of $2,291,000 and $2,230,000 for participants’ vested benefits.  The Company recorded expenses totaling $193,000 and $153,000 in 2018 and 2017, respectively.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

401(k) Plan

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan.  The Company makes matching contributions equal to 100 percent of the first four percent of an employee’s compensation contributed to the Plan, with matching contributions vesting under an established vesting plan.  For the years ended December 31, 2018 and 2017, matching employer contributions to the Plan amounted to approximately $193,000 and $190,000 respectively.  Administrative fees were $3,000 in 2018 and 2017.

Stock Option Plans

The Company has six share-based compensation plans in effect at December 31, 2018 and December 31, 2017. There was $1,000 charged against income for those plans for the year ended December 31, 2018.  The compensation cost charged against income for those plans for the year ended December 31, 2017 was $24,000.

During 2001, the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2001 Employee Plan”) and a Non-statutory Stock Option Plan (the “2001 Director Plan”). Each plan makes available options to purchase 100,771 shares of the Company’s common stock, for an aggregate number of common shares reserved for options under these plans of 201,542. The exercise price of all options granted to date under these plans is $3.14.

The options granted in 2006 through 2011 under the 2001 Director Plan and the 2001 Employee Plan vested over a four-year period. The options granted in 2005 under the 2001 Director Plan and the 2001 Employee Plan vested over a three-year period. All unexercised options expire ten years after the year of the grant or earlier in certain circumstances. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2001 Employee Plan and the 2001 Director Plan expired in 2011 in accordance with their terms and no further options may be granted under these plans.

During 2005, the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2005 Employee Plan”) and a Non-statutory Stock Option Plan (the “2005 Director Plan”). The 2005 Employee Plan made available options to purchase 72,389 shares of the Company’s common stock and the 2005 Director Plan made available 73,527 shares of the Company’s common stock, for an aggregate number of common shares reserved under these plans of 145,916. The exercise price of all options granted to date under these plans range from $2.13 to $12.25.

The options granted in 2005 under the 2005 Director Plan and the 2005 Employee Plan vested over a three-year period. The options granted in 2006 through 2015 under the 2005 Employee Plan vest over a four-year period. All unexercised options expire ten years after the date of grant. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model.  The 2005 Employee Plan and the 2005 Director Plan expired in 2015 in accordance with their terms and no further options may be granted under these plans.  Additionally, the Company granted 10,000 shares of restricted stock under the 2005 Employee Plan in 2014.  The shares vested over a 3-year period, fully vesting in January 2017.

As a result of the merger with Carolina Commerce Bank, Carolina Trust Bank assumed all outstanding options of Carolina Commerce under the existing terms and at the conversion rate of 0.625 shares of Carolina Trust stock for each share of Carolina Commerce stock. All options assumed became fully vested at the merger date. As of December 31, 2018, there were 76,845 options outstanding from the converted plans with exercise prices ranging from $2.13 to $10.40.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

Total stock-based compensation recognized as compensation expense on our consolidated statement of income is as follows:

	December 31, 2018	December 31, 2017
Dollars in thousands
Option Grants	$1	$24
Restricted Stock Grants	-	-
Total Compensation Expense	$1	$24

A summary of option activity under the stock option plans as of December 31, 2018 and changes during the year ended December 31, 2018 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2017	151,173	$4.54	5.27 years
Exercised	(3,107)	4.84
Expired	(12,500)	12.06
Forfeited	-	-
Granted	-	-
Outstanding, December 31, 2018	135,566	$3.83	4.71 years	$507,779

Exercisable, December 31, 2018	135,566	$3.83		$507,779

The approximate fair value of options vested over the years ended December 31, 2018 and 2017, respectively, was $3,000 and $37,000.

There was no restricted stock granted or vested during the year ended December 31, 2018.

A summary of restricted stock activity during the twelve months ended December 31, 2017 is presented below:

	December 31, 2017
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	3,334	$3.31
Granted	-
Vested	(3,334)
Ending balance outstanding	-	-

There were 958 options vested and no options granted during the year ended December 31, 2018.  As of December 31, 2018 there was no unrecognized compensation cost related to non-vested options granted under all of the Company’s equity compensation plans.

Upon exercise of the options, the Company issues shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill obligations of the equity compensation plans.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE P – PREFERRED STOCK

Our articles of incorporation authorize us to issue up to 1,000,000 shares of one or more series of preferred stock. Our board of directors, in its sole discretion, has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series, the designation of such series, and the dividend rate for each series, without any further vote or action by our shareholders. Our preferred stock may be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. There were no shares of preferred stock outstanding as of December 31, 2018.

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

NOTE R –CAPITAL RAISE

On April 18, 2018, the Company’s Registration Statement on Form S-1 (File No. 333-224178) was declared effective by the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company registered the offer and sale of shares of its common stock, $2.50 par value per share, having an aggregate offering price of up to $23,000,000.

On April 23, 2018, the Company issued and sold 2,310,000 shares of its common stock in an underwritten follow-on public offering. Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), was the managing underwriter for the offering. On May 14, 2018, Sandler O’Neill exercised, in part, its option to purchase additional shares of the Company’s common stock. Pursuant to the exercise of the underwriter’s option, the Company issued and sold an additional 186,000 shares of its common stock. Total underwriting discounts and commissions (inclusive of the underwriter’s option) equaled $1,148,000. The total expenses of the offering, excluding underwriting discounts and commissions, was $385,000. These expenses are not direct or indirect payments: (1) to directors, officers, or general partners of the Company or their associates; (2) to persons owning ten percent or more of any class of equity securities of the Company; or (3) to affiliates of the Company. The offering proceeds to the Company after deducting underwriting discounts, commissions, and total expenses were $18,435,000.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE S – PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Carolina Trust BancShares, Inc.:

Condensed Balance Sheets

	December 31, 2018	December 31, 2017
Dollars in thousands
Assets
Cash and demand deposits	$8,590	$263
Investment in bank subsidiary	50,838	38,018
Other assets	763	667
Total assets	60,191	38,948

Liabilities and stockholders’ equity
Long term subordinated debt	9,753	9,676
Other liabilities	177	153
Total liabilities	9,930	9,829

Stockholders’ equity	50,261	29,119
Total liabilities and stockholders’ equity	$60,191	$38,948

Condensed Statements of Operations

	December 31, 2018	December 31, 2017
Dollars in thousands
Income:
Dividends from subsidiary	$200	$718
Total income	200	718

Expense
Interest expense	784	759
Merger expenses	444	-
Other operating expense	399	390
Total expense	1,627	1,149
Loss before income tax benefit and equity in undistributed earnings of subsidiary	(1,427)	(431)
Income tax benefit	(299)	(383)
Loss before equity in undistributed earnings of subsidiary	(1,128)	(48)
Equity in undistributed earnings of subsidiaries	4,080	452
Net income	2,952	404
Net income available to common shareholders	$2,952	$404

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2018 and 2017

NOTE S – PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flow

	December 31, 2018	December 31, 2017
Dollars in thousands
Cash flows from operating activities
Net income	$2,952	$404
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiary	(4,080)	(452)
Accretion of long term subordinated debt issuance costs	77	71
Increase in other assets	(95)	(656)
Increase in other liabilities	24	103
Net cash used in operating activities	(1,122)	(530)

Cash flows from investing activities
Investment in subsidiary	(9,000)	-
Net cash used in investing activities	(9,000)	-

Cash flows from financing activities
Net proceeds from the exercise of stock options	14	14
Net proceeds from issuance of common stock	18,435	-
Net cash provided by financing activities	18,449	14
Net increase (decrease) in cash and cash equivalents	8,327	(516)
Cash and cash equivalents at beginning of year	263	779
Cash and cash equivalents at end of year	$8,590	$263

NOTE T – SUBSEQUENT EVENT

On January 1, 2019, the Company acquired Clover Community Bankshares, Inc. (“Clover”), the parent holding company for Clover Community Bank, Clover, South Carolina.  Pursuant to the Agreement and Plan of Merger and Reorganization between the Company and Clover dated June 14, 2018, Clover merged with and into the Company, with the Company being the surviving corporation in the merger.  Immediately following the parent merger, Clover Community Bank was merged with and into Carolina Trust Bank, also effective January 1, 2019.

As of December 31, 2018, Clover’s assets were $126 million and consisted mostly of loans at $66 million and securities at $39 million.  Liabilities totaled $113 million, consisting mostly of deposits at $112 million.  Clover had 976,901 common and preferred shares outstanding as of the merger consummation date, and the merger agreement provided for 80% of the consideration to be in stock and 20% in cash.  Pursuant to the designations of the preferred stock and the merger agreement, the Clover preferred shares were automatically converted to Clover common shares on a one-for-one basis immediately prior to the merger closing.  The merger exchange ratio was 2.7181 shares of the Company’s common stock for each Clover share converted to the stock merger consideration.  The Company’s closing stock price on December 31, 2018 was $7.58, which was equivalent to a price of $20.60 per Clover share exchanged for the stock consideration.  With respect to Clover shares converted into the cash merger consideration, the cash consideration paid was $22.00 per Clover share exchanged.  Cash was paid in lieu of any fractional shares that would otherwise be issued in the merger at the rate of $7.6305 per share, based on the average closing stock price for the 20 trading days preceding the merger.  Total consideration given to Clover shareholders was $20.4 million, including cash, cash in lieu of fractional shares, and Company common stock based on the December 31, 2018 closing price for a share of the Company’s common stock.  The purchase accounting for the business combination is not yet complete, and, therefore, the Company is not able to make certain disclosures regarding the acquisition at this time.

Carolina Trust BancShares, Inc. General Corporate Information

Office Locations

Vale Branch	Main	West Branch
9584 Hwy 10 West	901 East Main Street	799 Hwy 27 West
Vale, North Carolina 28168	Lincolnton, North Carolina 28092	Lincolnton, North Carolina 28092

Triangle Branch	Forest City Branch	New Hope Branch
1293 Hwy 16 North	142 North Watkins Drive	534 South New Hope Road
Denver, North Carolina 28037	Forest City, North Carolina 28043	Gastonia, North Carolina 28054

Hickory Branch	Mooresville Branch	Lake Lure Branch
11 13th Avenue NE	125 East Trade Court	103 Arcade Street
Hickory, North Carolina, 28601	Mooresville, North Carolina, 28117	Lake Lure, North Carolina 28746

Salisbury Office	Clover Branch	Lake Wylie Branch
350 Jake Alexander Blvd. West, Ste 102	124 North Main Street	5196 Charlotte Highway
Salisbury, North Carolina 28147	Clover, SC 29710	Lake Wylie, SC 29710

Directors

Name	Principal Occupation

Bryan Elliott Beal	President and Chief Executive Officer, Carolina Mills, Inc., Maiden, NC (textile manufacturer).

Scott C. Davis	President, Gaston Electronics; President, Gaston County Dyeing Machine Company (manufacturing); both of Stanley, NC.

Jerry L. Ocheltree	President and Chief Executive Officer, Carolina Trust Bancshares, Inc. and Carolina Trust Bank, both of Lincolnton, NC.

Johnathan L. Rhyne, Jr.	Partner/Member, The Jonas Law Firm, P.L.L.C., Lincolnton, NC.

Frederick P. Spach, Jr.	President and Chief Executive Officer, Carolina Brush Company (manufacturer of brushes for commercial and industrial use), Gastonia, NC.

Ralph N. Strayhorn III	Managing Partner, Cape Point Advisory Partners, LLC (bank consulting firm), Charlotte, NC.

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

Common Stock

The Company had 9,296,977 shares of Common Stock outstanding which were held by approximately 2,044 holders of record (excluding shares held in street name) as of March 25, 2019. To date, the Company has not paid any cash dividends on common stock, and the Company does not currently anticipate that cash dividends will be declared and paid at any time in the foreseeable future.  The Company can only pay dividends if the distribution will not reduce the Company’s capital below amounts required by law.  For a more complete discussion of restrictions on our ability to declare and pay dividends, see Management’s Discussion and Analysis – Liquidity, beginning on page 16.

Market for Common Stock

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol CART. Certain sales have been facilitated by the Bank in 2018 and 2017.

Stock Transfer Agent
Broadridge Corporate Issuer Services Inc.
P.O. Box 1342
Brentwood, NY 11717

Regulatory and Securities Counsel
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000 Telephone
(919) 781-4865 Facsimile

Independent Auditors
Dixon Hughes Goodman LLP
4350 Congress Street, Suite 900
Charlotte, North Carolina 28209

Annual Shareholders Meeting

The Annual Meeting of the shareholders of Carolina Trust BancShares, Inc. will be held at 1:00 pm, on May 21, 2019 at the Lincoln Cultural Center, 403 East Main Street, Lincolnton, North Carolina, 28092.

Annual Report on Form 10-K

A copy of Carolina Trust BancShares, Inc.’s 2018 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, is available without charge to stockholders upon written request to Jerry L. Ocheltree, President and Chief Executive Officer, Carolina Trust BancShares, Inc., 901 East Main Street, P.O. Box 308, Lincolnton, NC 28093-0308.